As filed with the Securities and Exchange Commission on September 10, 2004.
                                                     Registration No. 333-118380
================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                         WINTRUST FINANCIAL CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

             ILLINOIS                            6022                          36-3873352
 (State or Other Jurisdiction of     (Primary Standard Industrial           (I.R.S. Employer
  Incorporation or Organization)      Classification Code Number)        Identification Number)

                               727 NORTH BANK LANE
                        LAKE FOREST, ILLINOIS 60045-1951
                                 (847) 615-4096
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                DAVID A. DYKSTRA
           SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER
                               727 NORTH BANK LANE
                        LAKE FOREST, ILLINOIS 60045-1951
                                 (847) 615-4096
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:

         JOHN R. OBIALA, ESQ.                    BENJAMIN G. LOMBARD, ESQ.
      JENNIFER DURHAM KING, ESQ.              REINHART BOERNER VAN DEUREN S.C.
VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C.     1000 NORTH WATER STREET, SUITE 2100
 222 NORTH LASALLE STREET, SUITE 2600           MILWAUKEE, WISCONSIN 53202
       CHICAGO, ILLINOIS 60601                       (414) 298-1000
          (312) 609-7500
                         ______________________________

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.
                         ______________________________

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                         ______________________________


        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

The information in this proxy statement/prospectus is not complete and may be changed. We may not offer or sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION, DATED SEPTEMBER 10, 2004


[TOWN BANKSHARES LOGO]                            WINTRUST FINANCIAL CORPORATION
                                ________________

                    PROXY STATEMENT OF TOWN BANKSHARES, LTD.
                                ________________

                  PROSPECTUS OF WINTRUST FINANCIAL CORPORATION
                                ________________

                  MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT


DEAR TOWN BANKSHARES, LTD. SHAREHOLDERS:


         You are cordially invited to attend a special meeting of shareholders of Town Bankshares, Ltd. which will be held on October 12, 2004, at 10:00 a.m., local time, at Oconomowoc Lake Club, 4668 Lake Club Circle, Oconomowoc, Wisconsin 53066-4017.

         At the meeting, you will be asked to approve a merger agreement between Town Bankshares and Wintrust Financial Corporation that provides for Wintrust's acquisition of Town Bankshares. If the merger is completed, each share of Town Bankshares common stock which you own will be converted into the right to receive shares of Wintrust's common stock, plus cash in the amount of $58.10. The exact number of shares of Wintrust common stock that you will receive will depend upon the average price of Wintrust common stock determined at the time of closing. If the average price determined at closing of Wintrust's common stock is between $41.34 per share and $55.34 per share, you would receive a number of shares of Wintrust common stock equal to $71.00 divided by the average price. For example, if the average price of Wintrust's common stock determined at closing is $54.88 (the closing price of the stock on August 30, 2004), you would receive 1.294 shares of Wintrust common stock and $58.10 in cash for each share of Town Bankshares common stock you own, and the value of the total per share merger consideration you would receive would be $129.10. If the average price of the Wintrust common stock is less than or equal to $41.34, you will receive
1.717 shares of Wintrust common stock in cash for each Town Bankshares share you own, and if the average price of the Wintrust common stock is greater than $55.34, you will receive 1.283 shares for each Town Bankshares share you own. Subject to certain conditions, Wintrust may terminate the merger agreement if the average price of its common stock is greater than $58.34, and Town Bankshares may terminate the merger agreement if the average price of Wintrust's common stock is less than $38.34.

         Wintrust's common stock is traded on the Nasdaq National Market under the symbol "WTFC." The closing price of Wintrust common stock on September 8, 2004, was $57.26.


         The merger cannot be completed unless the holders of at least a majority of the voting power of the outstanding shares of Town Bankshares common stock vote in favor of the merger agreement. YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU APPROVE IT.

         Additional information regarding the transaction, the merger agreement, Town Bankshares and Wintrust is set forth in the attached proxy statement/prospectus. This document also serves as the prospectus for up to 583,000 shares of Wintrust common stock that may be issued by Wintrust in connection with the merger. We urge you to read this entire document carefully, including "Risk Factors" beginning on page 15.


                                           Sincerely,



                                           William J. Hickmann
                                           Chairman of the Board of Directors
                                           Town Bankshares, Ltd.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF ANY OF THE PARTIES, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.


THIS PROXY STATEMENT/PROSPECTUS IS DATED SEPTEMBER __, 2004, AND IS FIRST BEING MAILED TO TOWN BANKSHARES SHAREHOLDERS ON OR ABOUT SEPTEMBER __, 2004.

                              AVAILABLE INFORMATION

         As permitted by the rules of the Securities and Exchange Commission, this document incorporates certain important business and financial information about Wintrust from other documents that are not included in or delivered with this document. These documents are available to you without charge upon your written or oral request. Your requests for these documents should be directed to the following:

                         WINTRUST FINANCIAL CORPORATION
                               727 NORTH BANK LANE
                           LAKE FOREST, ILLINOIS 60045
                           ATTENTION: DAVID A. DYKSTRA
                             CHIEF OPERATING OFFICER
                                 (847) 615-4096


         IN ORDER TO ENSURE TIMELY DELIVERY OF THESE DOCUMENTS, YOU SHOULD MAKE YOUR REQUEST BY OCTOBER 5, 2004 TO RECEIVE THEM BEFORE THE SPECIAL MEETING.


         YOU CAN ALSO OBTAIN DOCUMENTS INCORPORATED BY REFERENCE IN THIS DOCUMENT THROUGH THE SEC'S WEBSITE AT WWW.SEC.GOV. SEE "WHERE YOU CAN FIND MORE INFORMATION" BEGINNING ON PAGE 54.

                              TOWN BANKSHARES, LTD.

                               400 Genesse Street
                           Delafield, Wisconsin 53018

                       ___________________________________

                    Notice of Special Meeting of Shareholders

                                   to be held


                                October 12, 2004


                       ___________________________________


DATE:    OCTOBER 12, 2004

TIME:    10:00 A.M., LOCAL TIME

PLACE:   Oconomowoc Lake Club
         4668 Lake Club Circle
         Oconomowoc, Wisconsin 53066-4017


To Town Bankshares, Ltd. Shareholders:

We are pleased to notify you of and invite you to a special meeting of shareholders. At the meeting you will be asked to vote on the following matters:

         o Approval of the Agreement and Plan of Merger, dated as of June 14, 2004, that provides for Wintrust Financial Corporation to acquire Town Bankshares, Ltd., as described in the attached proxy statement/prospectus.

         o To transact any other business that properly comes before the special meeting, or any adjournments or postponements of the special meeting.


Holders of record of Town Bankshares common stock at the close of business on September 7, 2004 may vote at the special meeting. Approval of the merger agreement requires the affirmative vote at the special meeting of holders of at least a majority of the voting power of the outstanding shares of Town Bankshares common stock.


THE BOARD OF DIRECTORS OF TOWN BANKSHARES UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

Town Bankshares shareholders may dissent from the merger and, upon complying with the requirements of Wisconsin law, receive cash equal to the fair value of their shares instead of the merger consideration. See "Special meeting of Town Bankshares shareholders--Dissenters' rights" in the accompanying proxy statement/prospectus for additional information.

To ensure that your shares are voted at the special meeting, please promptly complete, sign and return the proxy form in the enclosed envelope whether or not you plan to attend the meeting in person. Shareholders who attend the special meeting may revoke their proxies and vote in person, if they so desire.


Delafield, Wisconsin
September __, 2004



                                             By Order of the Board of Directors


                                             William J. Hickmann
                                             Chairman of the Board of Directors

                                TABLE OF CONTENTS
                                                                            PAGE

QUESTIONS AND ANSWERS ABOUT THE MERGER........................................1

SUMMARY  .....................................................................4
         Information about Wintrust and Town Bankshares.......................4
         The merger and the merger agreement..................................4
         Reasons for the merger...............................................4
         Board recommendation to Town Bankshares' shareholders................5
         Fairness opinion of Town Bankshares' Financial Advisor...............6
         Town Bankshares special meeting......................................6
         Record date for the special meeting; revocability of proxies.........6
         Vote required........................................................6
         Voting by participants in the ESOP...................................6
         What Town Bankshares shareholders will receive.......................6
         Cash redemption of the Town Bankshares common stock in the ESOP......7
         Regulatory approvals.................................................7
         New Wintrust shares will be eligible for trading on Nasdaq...........8
         Conditions to the merger.............................................8
         Termination..........................................................8
         Termination fee......................................................8
         Interests of officers and directors in the merger
            that are different from yours.....................................9
         Voting agreement.....................................................9
         Accounting treatment of the merger...................................9
         Certain differences in shareholder rights............................9
         Dissenters' rights...................................................9
         Tax consequences of the merger.......................................9
         Historical Comparative Per Share Data; Pro Forma Per Share Data.....10
         Selected Financial Data of Wintrust.................................12

RISK FACTORS.................................................................15
         There is fluctuation in the trading market of Wintrust's common stock and the market price of the common stock you
                  will receive in the merger is uncertain....................15
         Town Bankshares' shareholders will not control Wintrust's
                  future operations..........................................15
         De novo operations and branch openings impact Wintrust's
                  profitability..............................................15
         Wintrust's allowance for loan losses may prove to be
                  insufficient to absorb losses that may occur in its
                  loan portfolio.............................................16
         Wintrust's premium finance business involves unique operational risks and could expose it to significant losses............16
         Wintrust may be adversely affected by interest rate changes.........17
         Wintrust's shareholder rights plan and provisions in its
                  articles of incorporation and by-laws may delay or
                  prevent an acquisition of Wintrust by a third party........17


CAUTION ABOUT FORWARD-LOOKING STATEMENTS.....................................18


SPECIAL MEETING OF TOWN BANKSHARES SHAREHOLDERS..............................19
         Date, place, time and purpose.......................................19
         Record date, voting rights, quorum and required vote................19
         Voting and revocability of proxies..................................19
         Voting rights of participants in the ESOP...........................19
         Dissenters' rights..................................................21

                               TABLE OF CONTENTS
                                  (continued)

                                                                            PAGE

DESCRIPTION OF THE MERGER....................................................23
         General  ...........................................................23
         The Companies.......................................................23
         Background of the merger............................................24
         Wintrust's reasons for the merger...................................27
         Town Bankshares' reasons for the merger and
            recommendation of the board of directors.........................27
         Fairness Opinion of Town Bankshares' Financial Advisor..............29
         Accounting treatment................................................32

         Tax consequences of the merger......................................32
         Regulatory approvals................................................34
         Interests of certain persons in the merger..........................35
         Voting agreement....................................................36
         Restrictions on resale of Wintrust common stock.....................36


DESCRIPTION OF THE MERGER AGREEMENT..........................................37
         Time of completion..................................................37
         Consideration to be received in the merger..........................37

         Exchange of certificates............................................38
         Conduct of business pending the merger and certain covenants........39
         Representations and warranties......................................40
         Conditions to completion of the merger..............................41
         Minimum net worth and loan loss reserve requirements
            closing condition................................................43
         Termination.........................................................43
         Termination fee.....................................................43
         Management of Wintrust and Town Bank after the merger...............44
         Employee benefit matters............................................44
         Termination of ESOP and redemption of ESOP shares...................44
         Expenses............................................................45
         Nasdaq stock listing................................................45

COMPARISON OF SHAREHOLDER RIGHTS.............................................45

         Authorized capital stock............................................46
         Payment of dividends................................................46
         Advance notice requirements for presentation of
            business and nominations of directors at
            annual meetings of shareholders..................................46
         Quorum   ...........................................................47
         Election, classification and size of Board of Directors.............47
         Removal of directors................................................47
         Filling vacancies on the Board of Directors.........................47

         Amendment of Articles of Incorporation and By-laws..................47

         Mergers, acquisitions and other transactions........................48
         Business combinations with interested shareholders..................48
         Limitations on directors' liability.................................49
         Indemnification.....................................................50
         Action by shareholders without a meeting............................51

         Special meetings of shareholders....................................52

         Preemptive rights...................................................52
         Dissenters' rights..................................................52
         Certain anti-takeover effects of Wintrust's articles
            and by-laws and Illinois law.....................................52
         Rights plan.........................................................53

                                TABLE OF CONTENTS
                                   (continued)
                                                                            PAGE

LEGAL MATTERS................................................................53


EXPERTS  ....................................................................54

SHAREHOLDER PROPOSALS........................................................54

WHERE YOU CAN FIND MORE INFORMATION..........................................54


INCORPORATION OF CERTAIN INFORMATION BY REFERENCE............................54


ANNEX A:  AGREEMENT AND PLAN OF MERGER......................................A-1

ANNEX B:  WISCONSIN DISSENTERS' RIGHTS LAW..................................B-1

ANNEX C:  VOTING AGREEMENT..................................................C-1

ANNEX D:  FAIRNESS OPINION OF TOWN BANKSHARES' FINANCIAL ADVISOR............D-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:       WHAT AM I BEING ASKED TO VOTE ON? WHAT IS THE PROPOSED TRANSACTION?

A: You are being asked to vote on the approval of a merger agreement that provides for Wintrust's acquisition of Town Bankshares. Wintrust will own all of Town Bankshares' outstanding common stock after the merger is completed and you will become a shareholder of Wintrust.

Q:       WHAT WILL I BE ENTITLED TO RECEIVE IN THE MERGER?

A: If the merger is completed, each share of Town Bankshares common stock that you own immediately before the completion of the merger will be converted into the right to receive shares of Wintrust common stock, plus cash in the amount of $58.10. For each of your shares of Town Bankshares common stock, you will receive a number of shares of Wintrust common stock equal to the "per share stock consideration" to be calculated as set forth in the merger agreement. The per share stock consideration will be determined by dividing $71.00 by the average of the high and low sale prices of Wintrust common stock during the 10-day trading period ending two trading days before the merger closing date, if the average price is at least $41.34 per share but not more than $55.34 per share. If the average price of the Wintrust common stock during this period is less than or equal to $41.34, you will receive
         1.717 shares of Wintrust common stock and $58.10 in cash for each share of Town Bankshares common stock you own, and if the average price of the Wintrust common stock is greater than $55.34 per share, you will receive 1.283 shares of Wintrust common stock and $58.10 in cash for each share of Town Bankshares common stock you own. However, subject to certain conditions, Wintrust may terminate the merger agreement if the average price of Wintrust common stock is greater than $58.34 and Town Bankshares may terminate the merger agreement if the average price of Wintrust common stock is less than $38.34.

         Town Bank's Employee Stock Ownership Plan, or the ESOP, will not receive shares of Wintrust common stock and cash in the merger in exchange for the shares of Town Bankshares common stock held in the ESOP. Instead, the merger agreement provides that prior to the effective time of the merger, Town Bankshares will terminate the ESOP and redeem each share of Town Bankshares common stock in the ESOP for cash in the amount of $58.10, plus the cash value of the per share stock consideration received by Town Bankshares' shareholders in the merger. However, the termination of the ESOP and redemption of the shares of Town Bankshares common stock in the ESOP will not be effective unless the merger is subsequently completed.

Q:       WHY DO TOWN BANKSHARES AND WINTRUST WANT TO MERGE?

A: Town Bankshares believes that the proposed merger will provide Town Bankshares shareholders with substantial benefits, and Wintrust believes that the merger will further its strategic growth plans. Wintrust does not currently have any banking offices in Wisconsin, and believes the acquisition of Town Bankshares provides an attractive opportunity to expand into southeastern Wisconsin. As a larger company, Wintrust can provide the capital and resources that Town Bank needs to compete more effectively and to offer a broader array of products and services to better serve its banking customers. To review the reasons for the merger in more detail, see "Description of the merger--Wintrust's reasons for the merger" on page 27 and "Description of the merger--Town Bankshares' reasons for the merger and recommendation of the board of directors" on page 27.

Q:       WHAT DOES THE TOWN BANKSHARES BOARD OF DIRECTORS RECOMMEND?

A: Town Bankshares' board of directors unanimously recommends that you vote "FOR" adoption of the merger agreement. Town Bankshares' board of directors has determined that the merger agreement and the merger are in the best interests of Town Bankshares and its shareholders. To review the background and reasons for the merger in greater detail, see pages 24 to 29.

Q:       WHAT VOTE IS REQUIRED TO ADOPT THE MERGER AGREEMENT?


A: Holders of at least a majority of the voting power of the outstanding shares of Town Bankshares common stock must vote in favor of the merger. All of Town Bankshares' directors and executive officers have agreed to vote their shares in favor of the merger at the special meeting. These shareholders owned approximately 16.9% of Town Bankshares' outstanding common stock on the record date. Wintrust shareholders will not be voting on the merger agreement. See "Description of the merger--Interests of certain persons in the merger" on page 35 and "Description of the merger--Voting agreement" on page 36.


Q:       WHAT DO I NEED TO DO NOW?  HOW DO I VOTE?

A: After you have carefully read and considered the information contained in this proxy statement/prospectus, please complete, sign, date and mail your proxy form in the enclosed return envelope as soon as possible. This will enable your shares to be represented at the special meeting. You may also vote in person at the meeting. If you do not return a properly executed proxy form and do not vote at the special meeting, this will have the same effect as a vote against the approval of the merger agreement. If you sign, date and send in your proxy form, but you do not indicate how you want to vote, your proxy will be voted in favor of approval of the merger agreement. You may change your vote or revoke your proxy prior to the special meeting by filing with the secretary of Town Bankshares a duly executed revocation of proxy, submitting a new proxy form with a later date or voting in person at the special meeting.

Q:       DO PARTICIPANTS IN THE ESOP HAVE ANY VOTING RIGHTS WITH RESPECT TO THE
         MERGER?


A: Yes. If you are a participant in the ESOP and shares of Town Bankshares common stock have been allocated to your account under the ESOP as of September 7, 2004, the record date for the special meeting, you will receive with this proxy statement/prospectus a "Direction to ESOP Administrator" form. This form will direct the ESOP's trustees to vote the shares allocated to your account in accordance with the instructions that accompany the form. You should return this form to the ESOP's trustees as indicated in the instructions that accompany the form. Shares of Town Bankshares common stock which are not yet allocated to participant accounts under the ESOP will be voted as directed by the ESOP's administrator.


Q:       WHAT IF I OPPOSE THE MERGER?  DO I HAVE DISSENTER'S RIGHTS?

A: Town Bankshares shareholders who do not vote in favor of the merger agreement and otherwise comply with all of the procedures of Sections
         180.1301 through 180.1331 of the Wisconsin Business Corporation Law will be entitled to receive payment in cash of the estimated fair value of their shares of Town Bankshares common stock as ultimately determined under the statutory process. A copy of these provisions is attached as Annex B to this proxy statement/prospectus. This value could be more but could also be less than the merger consideration.

Q:       WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A: It is a condition to the closing of the merger that Town Bankshares' legal counsel render an opinion to Town Bankshares that the merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code. If the merger constitutes a reorganization, the conversion of your shares of Town Bankshares common stock into Wintrust common stock may permit you to defer a portion of your "realized gain" in the exchange. For United States federal income tax purposes, your "realized gain" will be equal to the aggregate consideration (both stock and cash) you receive in the reorganization less your basis in your Town Bankshares' stock exchanged. The portion of your "realized gain" which must be "recognized" will be equal to the lesser of the cash received (excluding cash received in lieu of fractional shares) or the realized gain as a result of the merger (adjusted for any gain recognized for cash received in lieu of fractional shares). In general, the tax basis in your shares of Town Bankshares common stock will carry over to the shares of Wintrust common stock you receive in the merger. The tax basis of the Wintrust common stock you receive in the merger will equal the tax basis in your Town Bankshares common stock exchanged for the merger consideration, decreased by the amount of any cash received (other than cash received in lieu of fractional shares of Town Bankshares common stock) and increased by the amount of any cash received which was treated as a dividend and the amount of any gain recognized in the exchange.

         The gain recognized as a result of cash received in lieu of a fractional share will be equal to the excess of such cash over the tax basis attributable to the share or shares of Town Bankshares common stock exchanged therefor.


         The holding period of your Wintrust common stock received in the merger will include the period during which you held Town Bankshares common stock, provided that the Town Bankshares common stock surrendered was held as a capital asset as of the time of the merger. You should consult your tax adviser for the specific tax consequences of the merger to you. The tax opinion of Town Bankshares' legal counsel will be subject to a number of representations and assumptions summarized under "Description of the merger--Tax consequences of the merger" on page 33.


Q:       SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. Either at the time of closing or shortly after the merger is completed, Wintrust's exchange agent will send you a letter of transmittal with instructions informing you how to send in your stock certificates to the exchange agent. You should use the letter of transmittal to exchange your Town Bankshares stock certificates for new certificates representing the shares of Wintrust common stock you will own after the merger is complete. DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY FORM.

Q:       WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A: We will try to complete the merger as soon as possible. Before that happens, the merger agreement must be approved and adopted by Town Bankshares' shareholders and we must obtain the necessary regulatory approvals. Assuming shareholders vote at least a majority of Town Bankshares' outstanding shares of common stock in favor of the merger agreement and we obtain the other necessary approvals, we expect to complete the merger during the third quarter of 2004.

Q: IS COMPLETION OF THE MERGER SUBJECT TO ANY CONDITIONS BESIDES SHAREHOLDER APPROVAL?

A: Yes. The transaction must receive the required regulatory approvals, and there are other closing conditions that must be satisfied. For example, as a condition to Wintrust's obligation to close, as of the closing date, Town Bankshares must satisfy certain financial measures set forth in the merger agreement.

Q:       WHO CAN ANSWER MY OTHER QUESTIONS?

A: If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy form, you should contact Jay
         C. Mack, Town Bankshares' President and Chief Executive Officer, at
         (262) 646-6888.

                                     SUMMARY


         This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger more fully, you should read this entire document carefully, including the annexes and the documents referred to in this proxy statement/prospectus. A list of the documents incorporated by reference appears on page 55.


INFORMATION ABOUT WINTRUST AND TOWN BANKSHARES

WINTRUST FINANCIAL CORPORATION  (See page 23)
727 North Bank Lane
Lake Forest, Illinois  60045
(847) 615-4096

         Wintrust Financial Corporation, an Illinois corporation, is a financial holding company headquartered in Lake Forest, Illinois. Wintrust operates ten community banks, all located in the Chicago metropolitan area, which provide community-oriented, personal and commercial banking services primarily to individuals and small to mid-size businesses through 42 banking facilities as of June 30, 2004. Wintrust also provides wealth management services through its trust company, investment adviser and broker-dealer subsidiaries to customers located primarily in the Midwest, as well as to customers of its banks. In addition, Wintrust is involved in specialty lending through a number of operating subsidiaries or divisions of certain of its banks. As of June 30, 2004, Wintrust had consolidated total assets of $5.33 billion, deposits of $4.32 billion and shareholders' equity of $374 million. Wintrust's common stock trades on the Nasdaq National Market under the symbol "WTFC."


TOWN BANKSHARES, LTD. (See page 24)

400 Genesse Street
Delafield, Wisconsin 53018
(262) 646-6888


         Town Bankshares, Ltd., a Wisconsin corporation, is a bank holding company headquartered in Delafield, Wisconsin. Its primary business is operating its bank subsidiary, Town Bank, a Wisconsin state bank with offices in Delafield and Madison, Wisconsin. In addition to Town Bank, Town Bankshares conducts limited business activities through Town Investment Corp., a Nevada corporation. We sometimes refer to Town Bank and Town Investment Corp. as the "subsidiaries." As of June 30, 2004, Town Bankshares had consolidated total assets of approximately $238.0 million, deposits of $204.3 million and shareholders' equity of $17.8 million. Town Bankshares is not a public company and, accordingly, there is no established trading market for Town Bankshares' common stock.

THE MERGER AND THE MERGER AGREEMENT  (See page 37)

         Wintrust's acquisition of Town Bankshares is governed by a merger agreement. The merger agreement provides that, if all of the conditions set forth in the merger agreement are satisfied or waived, Town Bankshares will be merged with and into Wintrust and will cease to exist. After the consummation of the merger, Town Bank will become a wholly owned subsidiary of Wintrust. We encourage you to read the merger agreement, which is included as Annex A to this proxy statement/prospectus.

REASONS FOR THE MERGER  (See page 27)

         Town Bankshares' board of directors believes that the merger is in the best interests of Town Bankshares and its shareholders, has unanimously approved the merger agreement and unanimously recommends that its shareholders vote "FOR" the approval of the merger agreement.

         In its deliberations and in making its determination, Town Bankshares' board of directors considered numerous factors, including the following:

         o Wintrust's proposal offered the highest price and more certainty to closing than any other proposal;

         o the merger consideration of $129.10 per share, payable in cash and shares of Wintrust common stock, as compared to Town Bankshares' net income and book value per share and historical sales prices for shares of Town Bankshares common stock;

         o the business, operations, competitive position, financial condition, operating results, management, objectives and prospects of Town Bankshares;

         o information concerning the business, financial condition, operating results and competitive position of Wintrust including the recent performance of Wintrust common stock;

         o its belief that the resources and expertise of Wintrust as a larger organization will benefit the customers and employees of Town Bankshares;

         o Wintrust's commitment to community banking and to maintaining local management and decision-making at its subsidiary banks;

         o the opinion of Edelman & Co., Ltd. that the merger consideration was fair, from a financial point of view, to Town Bankshares shareholders;

         o the fact that Wintrust common stock is publicly held and traded on the Nasdaq National Market and would provide greater liquidity than Town Bankshares common stock, which is not publicly traded;

         o the terms and conditions of the merger agreement, including the floating exchange ratio, the agreement by Town Bankshares not to solicit third-party offers, the termination fee applicable in some circumstances, and the determination of the board of directors that these terms and conditions were appropriate in a strategic transaction of this type; and

         o the option of Town Bankshares to terminate its obligation to complete the merger if the average trading price per share of Wintrust common stock over a 10-trading day period before the closing of the merger is less than $38.34.

         Wintrust's board of directors concluded that the merger is in the best interests of Wintrust and its shareholders. In deciding to approve the merger, Wintrust's board of directors considered a number of factors, including:

         o management's view that the acquisition of Town Bankshares provides an attractive opportunity to expand into certain markets in southeastern Wisconsin in which Wintrust does not currently operate and which management considers to be desirable markets;

         o Town Bankshares' community banking orientation and its compatibility with Wintrust and its subsidiaries;

         o a review of the demographic, economic and financial characteristics of the markets in which Town Bankshares operates, including existing and potential competition and history of the market areas with respect to financial institutions;

         o management's review of Town Bankshares' business, operations, earnings and financial condition, including its management, capital levels and asset quality, since its de novo formation in 1998; and

         o the likelihood of regulators approving the merger without undue conditions or delay.

BOARD RECOMMENDATION TO TOWN BANKSHARES' SHAREHOLDERS  (See page 27)

         Town Bankshares' board of directors believes that the merger of Town Bankshares with Wintrust is in the best interests of Town Bankshares and its shareholders. TOWN BANKSHARES' BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE MERGER.

FAIRNESS OPINION OF TOWN BANKSHARES' FINANCIAL ADVISOR  (See page 29)

         In deciding to approve the merger, Town Bankshares' board of directors considered, among other things, the opinion of Edelman & Co., Ltd. that the merger consideration is fair, from a financial point of view, to the holders of Town Bankshares common stock. You should read the full text of the fairness opinion, which is attached to this proxy statement/prospectus as Annex D, to understand the assumptions made, limits of the reviews undertaken and other matters considered by Edelman & Co., Ltd. in rendering its opinion.

TOWN BANKSHARES SPECIAL MEETING  (See page 19)


         The special meeting of shareholders will be held at Oconomowoc Lake Club, located at 4668 Lake Club Circle, Oconomowoc, Wisconsin 53066-4017 on October 12, 2004 at 10:00 a.m., local time. Town Bankshares' board of directors is soliciting proxies for use at the special meeting. At the special meeting, Town Bankshares shareholders will be asked to vote on a proposal to approve the merger agreement.


RECORD DATE FOR THE SPECIAL MEETING; REVOCABILITY OF PROXIES  (See page 19)


         You may vote at the special meeting if you own shares of Town Bankshares common stock of record at the close of business on September 7, 2004. You will have one vote for each share of Town Bankshares common stock you owned on that date. You may revoke your proxy at any time before the vote at the special meeting.


VOTE REQUIRED  (See page 19)

         To approve the merger, at least a majority of the voting power of the outstanding shares of Town Bankshares common stock must be voted in favor of the merger agreement at the special meeting. To satisfy the quorum requirements set forth in Town Bankshares' by-laws, shareholders holding at least a majority of the voting power of the outstanding shares of Town Bankshares common stock entitled to vote at the special meeting must be present in person or by proxy at the special meeting. Shareholders may vote their shares in person at the special meeting or by signing and returning the enclosed proxy form.

         All of Town Bankshares' directors and executive officers have committed to vote their shares in favor of the merger. At the record date, these shareholders owned 50,358 shares, constituting approximately 16.9% of the shares entitled to vote at the meeting. See "Description of the merger--Voting agreement" on page 36.

VOTING BY PARTICIPANTS IN THE ESOP  (See page 19)


         Each participant in the ESOP whose account has shares of Town Bankshares common stock allocated to it as of September 7, 2004, the record date for the special meeting, is eligible to direct the ESOP trustees to vote the shares allocated to such participant's account by completing, signing and timely returning the "Direction to ESOP Administrator" form. These individuals include employees of Town Bankshares as of the record date who have shares allocated to their ESOP accounts as well as former employees of Town Bankshares who have not received a final distribution from the ESOP as of the record date.


WHAT TOWN BANKSHARES SHAREHOLDERS WILL RECEIVE  (See page 37)

         If the merger is completed, each share of Town Bankshares common stock that you own immediately before the completion of the merger will be converted into the right to receive shares of Wintrust common stock, plus cash in the amount of $58.10. For each of your shares of Town Bankshares common stock, you will receive a number of shares of Wintrust common stock equal to the "per share stock consideration" to be calculated as set forth in the merger agreement. The per share stock consideration will be determined by dividing $71.00 by the average of the high and low sale prices of Wintrust common stock during the 10-day trading period ending two trading days before the merger closing date, if the average price is at least $41.34 per share but not more than $55.34 per share. If the average price of the Wintrust common stock during this period is less than or equal to $41.34, you will receive 1.717 shares of Wintrust common stock for each share of Town Bankshares common stock you own, and if the average price of the Wintrust common stock is greater than $55.34 per share, you will receive 1.283 shares of Wintrust common stock for each share of Town Bankshares common stock you own.

         In effect, the merger agreement provides that the average high and low per share price of Wintrust common stock to be used in determining the per share stock consideration may not be higher than $55.34 nor less than $41.34. Within that price range, the per share stock consideration varies as the average price of Wintrust common stock changes so that the per share value of merger consideration which Town Bankshares shareholders receive remains constant and the number of Wintrust shares you receive will change. However, if the average price of Wintrust common stock is outside of that range, then the per share stock consideration does not change as Wintrust's stock price changes. As a result, if the average price of Wintrust common stock is less than $41.34, then you will receive a lower per share value of merger consideration at closing than you would receive if the average price of Wintrust common stock is within or above the range and, if the average price of Wintrust common stock is greater than $55.34, then you will receive a higher per share value of merger consideration at closing than you would if the average price of Wintrust common stock is within or below the range.

         However, subject to certain conditions, Wintrust may terminate the merger agreement if the average price of Wintrust common stock is greater than $58.34, and Town Bankshares may terminate the merger agreement if the average price of Wintrust common stock is less than $38.34.

         Town Bankshares shareholders will not receive fractional shares of Wintrust common stock. Instead, they will receive a cash payment for any fractional shares based on the value of Wintrust common stock determined in the manner described above.

         Once the merger is complete, Illinois Stock Transfer Company, Wintrust's exchange agent, will mail you materials and instructions for exchanging your Town Bankshares stock certificates for Wintrust stock certificates. You should not send in your Town Bankshares stock certificates until you receive the transmittal materials and instructions from the exchange agent.

CASH REDEMPTION OF THE TOWN BANKSHARES COMMON STOCK IN THE ESOP  (See page 44)

         The ESOP will not receive shares of Wintrust common stock and cash in the merger in exchange for the shares of Town Bankshares common stock held in the ESOP. Instead, the merger agreement provides that prior to the effective time of the merger, Town Bankshares will terminate the ESOP and redeem each share of Town Bankshares common stock in the ESOP for cash in the amount of $58.10 per share, plus the cash value of the per share stock consideration received by Town Bankshares' shareholders in the merger. We refer to such cash payment as the "ESOP cash redemption price" in this proxy statement/prospectus. Each participant's account will be credited with an amount equal to the number of shares of Town Bankshares common stock allocated to such participant's account multiplied by the ESOP cash redemption price. The ESOP cash redemption price for the unallocated shares of Town Bankshares common stock will be used first to repay the loan from Town Bankshares to the ESOP trust which had a total balance due of approximately $375,100 as of June 30, 2004. Town Bankshares has amended the ESOP to provide that the remainder of the ESOP cash redemption price for the unallocated shares will be allocated to the accounts of the ESOP participants pro rata based on compensation earned between January 1, 2004 and the date of termination of the ESOP. ESOP participants must be employed by Town Bankshares or its subsidiaries as of the date of the termination of the ESOP to share in this allocation. However, to the extent this allocation exceeds certain limitations under the Internal Revenue Code, the amount in excess of such limitations will be allocated to the accounts of all ESOP participants pro rata based on the account balances immediately prior to the redemption. The termination of the ESOP and the redemption of the shares of Town Bankshares common stock in the ESOP will not be effective unless the merger is subsequently completed. Termination of the ESOP will also cause all of the account balances of the ESOP participants to become fully vested. Following termination of the ESOP, subject to receipt of a favorable determination letter from the Internal Revenue Service, each ESOP participant will receive a distribution of the value of his or her account balance under the ESOP, which can be paid directly to the participant or rolled over to an IRA or eligible employer plan.

REGULATORY APPROVALS  (See page 34)

         The merger cannot be completed until Wintrust receives the necessary regulatory approval of each of the Board of Governors of the Federal Reserve System, or the Federal Reserve, and the Division of Banking of the Department of Financial Institutions of the State of Wisconsin, or the WDFI. Wintrust submitted an application to the Federal Reserve Bank of Chicago seeking approval of the merger, which application is still pending. Town

Bankshares has filed the required application with the Division of Banking of the WDFI, which application is still pending.


NEW WINTRUST SHARES WILL BE ELIGIBLE FOR TRADING ON NASDAQ  (See page 46)


         The shares of Wintrust common stock to be issued in the merger can be traded on the Nasdaq National Market.


CONDITIONS TO THE MERGER  (See page 42)


         The completion of the merger is subject to the fulfillment of a number of conditions, including:

         o approval of the merger agreement at the special meeting by the holders of at least a majority of the outstanding shares of Town Bankshares common stock;

         o approval of the transaction by the appropriate regulatory authorities, including the Federal Reserve and the Division of Banking of the WDFI, and expiration or termination of all waiting periods required by law;

         o maintenance by Town Bankshares of certain minimum shareholders' equity and loan loss reserve requirements;

         o the holders of not more than 10% of the outstanding shares of Town Bankshares common stock give written demand for dissenters' rights in accordance with Wisconsin law;

         o no material adverse change in Wintrust or Town Bankshares since June 14, 2004;

         o the execution of employment agreements by Jay C. Mack and Jeffrey A. Olsen; and

         o the representations and warranties made by the parties in the merger agreement must be materially true and correct as of the effective date of the merger or as otherwise required in the merger agreement.

TERMINATION  (See page 43)

         Subject to conditions and circumstances described in the merger agreement, either Wintrust or Town Bankshares may terminate the merger agreement if, among other things, any of the following occur:

         o the merger is not completed by November 30, 2004 (or February 28, 2005, if there is a delay due to regulatory approval);

         o in certain circumstances, if a condition to the merger has become impossible to satisfy;

         o a party has materially breached the merger agreement and failed to cure the breach;

         o the holders of at least a majority of the voting power of Town Bankshares common stock do not approve the merger;

         o in certain circumstances, if Town Bankshares has received and accepted a superior offer to sell to a third party; or

         o the average of the high and low sales price of Wintrust's common stock during the 10-day trading period ending two trading days before the closing date is less than $38.34 or greater than $58.34.


TERMINATION FEE  (See page 44)


         Under certain circumstances described in the merger agreement, Wintrust may be owed a $1,000,000 termination fee from Town Bankshares if the transaction is not consummated. See "Description of the merger agreement--Termination fee."

INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER THAT ARE DIFFERENT FROM YOURS (See page 35)


         You should be aware that some of Town Bankshares' directors and officers may have interests in the merger that are different from, or in addition to, their interests as shareholders. Town Bankshares' board of directors was aware of these interests and took them into account in approving the merger. For example, the merger agreement obligates Wintrust to enter into employment agreements with Jay C. Mack, Town Bankshares' President and Chief Executive Officer and a director of Town Bankshares, and Jeffrey A. Olsen, Town Bankshares' Senior Vice President - Senior Lender. Town Bankshares also agreed to pay bonuses of $330,000 to Mr. Mack and $220,000 to Mr. Olsen contingent on
(1) the execution by each executive officer of his employment agreement with Wintrust, (2) the execution by each executive officer of a release for the benefit of Town Bankshares, and (3) the closing of the merger. One-half of each stay bonus payment will be payable on the closing date of the merger and the other half will be payable on the later of the 60th-day following the closing date or January 2, 2005, if the executive officer continues to be employed under the terms of his employment agreement as of such date, unless involuntarily or constructively terminated by Wintrust prior to such date.

         Wintrust is also obligated under the merger agreement to provide continuing indemnification to Town Bankshares' and Town Bank's directors and officers, and to provide such directors and officers with directors' and officers' liability insurance for a period of five years following the merger, subject to certain conditions set forth in the merger agreement.

VOTING AGREEMENT  (See page 36)

         All of the directors and executive officers of Town Bankshares have agreed to vote all of their shares of common stock in favor of the merger agreement at the special meeting. Together, they own approximately 16.9% of Town Bankshares' outstanding shares of common stock. These voting agreements terminate if the merger agreement is terminated in accordance with its terms. A copy of the form of voting agreement is attached to this proxy statement/prospectus as Annex C.

ACCOUNTING TREATMENT OF THE MERGER  (See page 32)

         The merger will be accounted for as a purchase transaction in accordance with accounting principles generally accepted in the United States.


CERTAIN DIFFERENCES IN SHAREHOLDER RIGHTS  (See page 46)


         When the merger is completed, Town Bankshares shareholders, whose rights are governed by Wisconsin law and Town Bankshares' articles of incorporation and by-laws, automatically will become Wintrust shareholders and their rights will be governed by Illinois law, as well as Wintrust's articles of incorporation and by-laws, in addition to laws and requirements that apply to public companies.

DISSENTERS' RIGHTS  (See page 21)

         Town Bankshares shareholders may dissent from the merger and, upon complying with the requirements of Wisconsin law, receive cash in the amount of the fair value of their shares instead of the merger consideration. Neither the ESOP nor its participants, however, will have dissenters' rights because all of the shares in the ESOP will be redeemed for cash prior to the completion of the merger.

         A copy of the sections of the Wisconsin Business Corporation Law pertaining to dissenters' rights is attached as Annex B to this proxy statement/prospectus. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights.


TAX CONSEQUENCES OF THE MERGER  (See page 33)


         It is a condition to the closing of the merger that Town Bankshares' legal counsel render an opinion to Town Bankshares that the merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code. If the merger constitutes a reorganization, the conversion of your shares of Town Bankshares common stock into Wintrust common stock may permit you to defer a portion of your "realized gain" in the exchange. For United States federal income tax purposes, your "realized gain" will be equal to the aggregate consideration (both stock and cash) you receive in the reorganization less your basis in your Town Bankshares' stock exchanged. The portion of your "realized gain" which must be "recognized" will be equal to the lesser of the cash received (excluding cash received in lieu of fractional shares) or the realized gain as a result of the merger (adjusted for any gain recognized for cash received in lieu of fractional shares). In general, the tax basis in your shares of Town Bankshares common stock will carry over to the shares of Wintrust common stock you receive in the merger. The tax basis of the Wintrust common stock you receive in the merger will equal the tax basis in your Town Bankshares common stock exchanged for the merger consideration, decreased by the amount of any cash received (other than cash received in lieu of fractional shares of Town Bankshares common stock) and increased by the amount of any cash received which was treated as a dividend and the amount of any gain recognized in the exchange. The gain recognized as a result of cash received in lieu of a fractional share will be equal to the excess of such cash over the tax basis attributable to the share or shares of Town Bankshares common stock exchanged therefor.

         The holding period of your Wintrust common stock received in the merger will include the period during which you held Town Bankshares common stock, provided that the Town Bankshares common stock surrendered was held as a capital asset as of the time of the merger. You should consult your tax adviser for a full understanding of the federal, state, local and foreign tax consequences of the merger to you.

HISTORICAL COMPARATIVE PER SHARE DATA; PRO FORMA PER SHARE DATA

         The table below shows the reported high and low sales prices of Wintrust's common stock during the periods indicated. This information gives effect to a 3-for-2 stock split, effected in the form of a 50% stock dividend, as of March 14, 2002.


                                                       HIGH         LOW
                                                     --------    --------
     YEAR ENDED DECEMBER 31, 2002
        First Quarter...............................  $22.99      $18.33
        Second Quarter..............................   34.58       22.22
        Third Quarter...............................   36.00       26.54
        Fourth Quarter..............................   32.66       25.45
     YEAR ENDING DECEMBER 31, 2003
        First Quarter...............................  $33.65      $27.19
        Second Quarter..............................   32.40       27.74
        Third Quarter...............................   38.89       29.30
        Fourth Quarter..............................   46.85       37.64
     YEAR ENDING DECEMBER 31, 2004
        First Quarter...............................  $50.44      $41.85
        Second Quarter..............................   50.80       45.18
        Third Quarter (through September 8, 2004)...   58.42       49.82

         The following table presents selected comparative per share data for Wintrust common stock and Town Bankshares common stock on a historical and pro forma combined basis, giving effect to the merger using the purchase method of accounting, and for Wintrust common stock on a pro forma combined basis, giving effect to the merger with both Town Bankshares and Wintrust's pending acquisition of Northview Financial Corporation, or Northview. The consummation of Wintrust's merger with Town Bankshares is not conditioned upon completion of its pending acquisition of Northview. See "Description of the Merger--Business of Wintrust--Recent Developments." The pro forma combined information is not necessarily indicative of the actual results that would have occurred had the merger been consummated at the beginning of the periods indicated, or of the future operations of the combined entity.

                                           SIX MONTHS ENDED      YEAR ENDED
                                             JUNE 30, 2004    DECEMBER 31, 2003
                                           ----------------   -----------------
WINTRUST HISTORICAL:
   Diluted earnings per share............       $  1.12            $  1.98
   Cash dividends declared per share.....          0.10               0.16
   Book value per share (at period end)..         18.26              17.43

WINTRUST PRO FORMA COMBINED(1):
   Diluted earnings per share............       $  1.14            $  2.01
   Cash dividends declared per share.....          0.10               0.16
   Book value per share (at period end)..         19.10              18.30

WINTRUST PRO FORMA COMBINED (TOWN
   BANKSHARES AND NORTHVIEW)(1)(2):
   Diluted earnings per share............       $  1.15            $  2.05
   Cash dividends per share..............          0.10               0.16
   Book value per share (at period end)..         19.96              19.20

TOWN BANKSHARES HISTORICAL:
   Diluted earnings per share............       $  2.79            $  4.19
   Cash dividends declared per share.....            --                 --
   Book value per share (at period end)..         59.70              56.98

TOWN BANKSHARES PRO FORMA COMBINED(1):
   Diluted earnings per share............       $  1.55            $  2.74
   Cash dividends declared per share.....          0.14               0.22
   Book value per share (at period end)..         26.09              25.00

----------------------

(1) Computed using per share stock consideration of 1.3664 shares of Wintrust common stock per share of Town Bankshares common stock, assuming a Wintrust common stock price of $51.96.

(2) Computed using per share stock consideration of 2.9109 shares of Wintrust common stock per share of Northview common stock, assuming a Wintrust common stock price of $51.96.

         The following table sets forth the last sales prices as reported by Nasdaq for Wintrust common stock on the dates indicated, and the equivalent per share value of Town Bankshares common stock, giving effect to the merger, as of the same dates:


                                              HISTORICAL PRICE       TOWN
                             CLOSING PRICE         TOWN           BANKSHARES
                               WINTRUST          BANKSHARES     EQUIVALENT PER
                             COMMON STOCK       COMMON STOCK      SHARE VALUE
                             -------------     --------------   ---------------
June 14, 2004(1)..........      $46.85               (2)           $129.10(3)
September 8, 2004.........      $57.26               (2)           $131.56(4)

----------------------
(1) Trading date immediately preceding the date of public announcement of the proposed merger.
(2) There is currently no market value for the shares of Town Bankshares being acquired since Town Bankshares is not a publicly traded company.
(3) Based on per share stock consideration of 1.515 shares of Wintrust common stock and per share cash consideration of $58.10.


(4) Based upon per share stock consideration of 1.283 shares of Wintrust common stock and per share cash consideration of $58.10.

SELECTED FINANCIAL DATA OF WINTRUST

         The selected consolidated financial data presented below, as of or for each of the years in the five-year period ended December 31, 2003, are derived from Wintrust's audited historical financial statements. The selected consolidated financial data presented below, as of or for the six-month periods ended June 30, 2004 and 2003, are derived from unaudited consolidated financial statements. In Wintrust's opinion, all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of results as of or for the six-month periods, have been included. Share and per share amounts have been adjusted to reflect the 3-for-2 stock split effected as a stock dividend effective as of March 14, 2002. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto incorporated by reference into this proxy statement/prospectus from Wintrust's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and Wintrust's Quarterly Report on Form 10-Q for the period ended June 30, 2004. Results for past periods are not necessarily indicative of results that may be expected for any future period, and results for the six-month period ended June 30, 2004 are not necessarily indicative of results that may be expected for the entire year ending December 31, 2004.

                              SIX MONTHS ENDED
                                  JUNE 30,                             YEAR ENDED DECEMBER 31,
                             2004(1)     2003        2003(2)      2002(3)       2001        2000         1999
                           ---------   ---------    ---------    ---------    ---------   ---------    ---------
                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME
   DATA:
Total interest income.....$  119,307  $   96,504   $  203,991   $  182,233  $  166,455   $  148,184   $  109,331
Total interest expense....    46,079      41,572       83,499       84,105      92,441       87,184       61,597
                          ----------  ----------   ----------   ----------  ----------   ----------   ----------
   Net interest income....    73,228      54,932      120,492       98,128      74,014       61,000       47,734
Provision for loan
   losses.................     3,762       5,493       10,999       10,321       7,900        5,055        3,713
                          ----------  ----------   ----------   ----------  ----------   ----------   ----------
   Net interest income
      after provision
      for loan losses.....    69,466      49,439      109,493       87,807      66,114       55,945       44,021
Non-interest Income:
   Gain on sale of
      premium finance
      receivables.........     3,539       2,270        4,911        3,374       4,564        3,831        1,033
   Mortgage banking
      revenue.............     7,256       9,797       16,718       13,271       8,106        3,139        3,423
   Wealth management
      fees................    16,496      12,953       28,871       25,229       1,996        1,971        1,171
   Service charges on
      deposit accounts....     1,946       1,722        3,525        3,121       2,504        1,936        1,562
   Administrative
      services revenues        1,887       2,159        4,151        3,501       4,084        4,402          996
   Premium finance
      defalcation-partial
      settlement(4).......        --          --          500        1,250          --           --           --
   Securities (losses)
      gains, net..........       853         606          642          107         337          (40)           5
   Other..................     8,204       7,341       13,274       10,819       7,207        3,067        1,618
                          ----------  ----------   ----------   ----------  ----------   ----------   ----------
      Total non-interest
        income............    40,181      36,848       72,592       60,672      28,798       18,306        9,808
                          ----------  ----------   ----------   ----------  ----------   ----------   ----------
(See footnotes on page 14)

                              SIX MONTHS ENDED
                                  JUNE 30,                             YEAR ENDED DECEMBER 31,
                             2004(1)     2003        2003(2)      2002(3)       2001        2000         1999
                           ---------   ---------    ---------    ---------    ---------   ---------    ---------
                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Non-interest Expense:
   Salaries and
      employee benefits   $   43,073  $   35,715   $   74,775   $   63,442  $   35,628   $   28,119   $   20,808
   Equipment expense......     4,351       3,758        7,957        7,191       6,297        5,101        3,199
   Occupancy expense,
      net.................     4,497       3,785        7,436        6,691       4,821        4,252        2,991
   Data processing........     2,652       2,079        4,304        4,161       3,393        2,837        2,169
   Advertising and
      marketing...........     1,590       1,043        2,215        2,302       1,604        1,309        1,402
   Professional fees......     2,143       1,704        3,342        2,801       2,055        1,681        1,203
   Amortization of
      intangibles.........       393         298          640          324         685          713          251
   Premium finance
      defalcation(4)......        --          --           --           --          --        4,320           --
   Other non-interest
      expenses......... ...   12,944      11,038       22,072       19,072      11,300        9,471        7,655
                          ----------  ----------   ----------   ----------  ----------   ----------   ----------
      Total
        non-interest
        expense...........    71,643      59,420      122,741      105,984      65,783       57,803       39,678
                          ----------  ----------   ----------   ----------  ----------   ----------   ----------
Income before taxes
   and cumulative
   effect of
   accounting change......    38,004      26,867       59,344       42,495      29,129       16,448       14,151
Income tax expense
   (benefit)..............    13,917       9,585       21,226       14,620      10,436        5,293        4,724
                          ----------  ----------   ----------   ----------  ----------   ----------   ----------
Income before
   cumulative effect
   of accounting change...    24,087      17,282       38,118       27,875      18,693       11,155        9,427
Cumulative effect of
   change in
   accounting for
   derivatives, net of
   tax....................        --          --           --           --        (254)          --           --
                          ----------  ----------   ----------   ----------  ----------   ----------   ----------
   Net income.............$   24,087  $   17,282   $   38,118   $   27,875  $   18,439   $   11,155   $    9,427
                          ==========  ==========   ==========   ==========  ==========   ==========   ==========
COMMON SHARE DATA:
Earnings per share:
   Basic..................$     1.19  $     1.00   $     2.11   $     1.71  $     1.34   $     0.85   $     0.76
   Diluted................      1.12        0.94         1.98         1.60        1.27         0.83         0.73
Cash dividends per
   common share(5)........      0.10        0.08         0.16         0.12       0.093        0.067           --
Book value per share......     18.26       14.31        17.43        13.19        9.72         7.92         7.06
Weighted average
   common shares
   outstanding:
   Basic..................    20,250      17,360       18,032       16,334      13,734       13,066       12,373
   Diluted................    21,564      18,473       19,219       17,445      14,545       13,411       12,837
SELECTED FINANCIAL
   CONDITION DATA (AT
   END OF PERIOD):
Total assets..............$5,326,179  $4,132,394   $4,747,398   $3,721,555  $2,705,422   $2,102,806   $1,679,382
Total loans............... 3,695,551   2,896,148    3,297,794    2,556,086   2,018,479    1,547,596    1,270,126
Total deposits............ 4,324,368   3,419,946    3,876,621    3,089,124   2,314,636    1,826,576    1,463,622
Notes payable.............     1,000      26,000       26,000       44,025      46,575       27,575        8,350
Subordinated notes........    50,000      50,000       50,000       25,000          --           --           --
Long term debt - trust
   preferred securities      139,587      76,816       96,811       50,894      51,050       51,050       31,050
Total shareholders'
   equity.................   374,152     249,399      349,837      227,002     141,278      102,276       92,947

(See footnotes on following page)

                              SIX MONTHS ENDED
                                  JUNE 30,                             YEAR ENDED DECEMBER 31,
                            2004(1)      2003        2003(2)      2002(3)       2001        2000         1999
                           ---------   ---------    ---------    ---------    ---------   ---------    ---------
SELECTED FINANCIAL
   RATIOS AND OTHER
   DATA:
Performance Ratios:
   Non-interest income
      to average
      assets(6)...........      1.60%       1.92%        1.76%        1.89%       1.24%        0.99%        0.66%
   Non-interest
      expense to
      average
      assets(4)(6)........      2.85        3.10         2.98         3.30        2.83         3.12         2.65
   Net overhead
      ratio(4)(6)(7)......      1.25        1.18         1.22         1.41        1.59         2.13         2.00
   Return on average
      assets(4)(6)........      0.96        0.90         0.93         0.87        0.79         0.60         0.63
   Return on average
      equity(4)(6)........     13.41       14.74        14.36        14.76       15.24        11.51        11.58
   Average
      loan-to-average
      deposit ratio.......      87.5        86.1         86.4         88.5        87.4         87.7         86.6
   Dividend payout
      ratio(5)(6).........       8.9         8.5          8.1          7.5         7.4          8.0           --
Asset Quality Ratios:
   Non-performing
      loans to total
      loans...............      0.40%       0.47%        0.72%        0.49%       0.64%        0.63%        0.55%
   Allowance for loan
      losses to:
      Total loans.........      0.76        0.74         0.77         0.72        0.68         0.67         0.69
      Non-performing
        loans.............    191.34      156.42       107.59       146.63      105.63       107.75       126.10
   Net charge-offs to
      average
      loans(4)(6).........      0.07        0.19         0.18         0.24        0.26         0.24         0.19
   Non-performing
      assets to total
      assets..............      0.31        0.35         0.51         0.34        0.48         0.46         0.41
Other data at end of
   period:
   Number of banking
      facilities..........        42         32           36            31          29           28           24

----------------------
(1) Wintrust completed its acquisition of WestAmerica Mortgage Company and its affiliate, Guardian Real Estate Services, Inc., effective as of May 1, 2004. The results for the six months ended June 30, 2004 include the results of such companies since that date.
(2) Wintrust completed its acquisitions of Lake Forest Capital Management Company, Advantage National Bancorp, Inc. and Village Bancorp, Inc. effective as of February 1, 2003, October 1, 2003 and December 1, 2003, respectively. The results for the year ended December 31, 2003 include the results of Lake Forest Capital Management Company, Advantage National Bancorp, Inc. and Village Bancorp, Inc. since their respective dates of acquisition.
(3) Wintrust completed its acquisition of the Wayne Hummer Companies effective as of February 1, 2002. The results for the year ended December 31, 2002 include the results of the Wayne Hummer Companies since February 1, 2002.
(4) In 2000, Wintrust recorded a $4.3 million pre-tax charge ($2.6 million after-tax) related to a fraudulent loan scheme perpetrated against its premium finance subsidiary. The amount of this charge was not included in loans charged-off because a lending relationship had never been established. In the first quarter of 2002, Wintrust recovered $1.25 million (pre-tax) of this amount ($754,000 after-tax). Additionally, in the fourth quarter of 2003, Wintrust recovered $500,000 (pre-tax) of this amount ($302,000 after-tax).
(5) Wintrust declared its first semi-annual dividend payment in January 2000. Dividend data reflected for the interim periods reflect semi-annual, not quarterly, dividends.
(6)      Certain financial ratios for interim periods have been annualized.
(7) Non-interest expense less non-interest income divided by average total assets.

                                  RISK FACTORS


         In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption "Caution About Forward-Looking Statements" on page 18, you should consider the following risk factors carefully in deciding whether to vote for the adoption of the merger agreement.


THERE IS FLUCTUATION IN THE TRADING MARKET OF WINTRUST'S COMMON STOCK AND THE MARKET PRICE OF THE COMMON STOCK YOU WILL RECEIVE IN THE MERGER IS UNCERTAIN.

         You will receive Wintrust common stock in the merger. The number of shares you receive will depend on the average price of Wintrust common stock prior to the merger. Changes in the market price of Wintrust common stock may result from a variety of factors, including general market and economic conditions, the future financial condition and operating results of Wintrust, changes in Wintrust's business, operations and prospects and regulatory considerations, many of which are beyond Wintrust's control.

         The price of Wintrust common stock at completion of the merger may vary from its price on the date the merger agreement was signed, from its price on the date of this proxy statement/prospectus, from its price on the date of the special meeting and from the average price during the 10-day pricing period used to determine the number of shares you are to receive. You will not be entitled to receive additional cash or shares in the merger if the price of Wintrust common stock on the closing date of the merger is less than the average price during the pricing period. Because the merger will be completed after the date of the special meeting, at the time of the special meeting you will not know what the market value of the Wintrust common stock you will receive after the merger will be. See "Description of the merger agreement--Consideration to be received in the merger."

         Wintrust's common stock is traded on the Nasdaq National Market under the symbol "WTFC". The maintenance of an active public trading market depends, however, upon the existence of willing buyers and sellers, the presence of which is beyond Wintrust's control or the control of any market maker. In addition to the shares of Wintrust common stock to be issued in the merger, Wintrust also has shares of common stock covered by resale registration statements and estimates that there are currently approximately up to 1,075,000 of those shares outstanding that have not yet been resold. These remaining shares may be freely sold from time to time in the market. The market price of Wintrust's common stock could drop significantly if shareholders sell or are perceived by the market as intending to sell large blocks of its shares.

TOWN BANKSHARES' SHAREHOLDERS WILL NOT CONTROL WINTRUST'S FUTURE OPERATIONS.


         Currently, Town Bankshares' shareholders own 100% of Town Bankshares and have the power to approve or reject any matters requiring shareholder approval under Wisconsin law and Town Bankshares' articles of incorporation and by-laws. After the merger, Town Bankshares shareholders will become owners of less than 3.0% of the outstanding shares of Wintrust common stock. Even if all former Town Bankshares shareholders voted together on all matters presented to Wintrust shareholders, from time to time, the former Town Bankshares shareholders most likely would not have a significant impact on the approval or rejection of future Wintrust proposals submitted to a shareholder vote.


DE NOVO OPERATIONS AND BRANCH OPENINGS IMPACT WINTRUST'S PROFITABILITY.

         Wintrust's financial results have been and will continue to be impacted by its strategy of de novo bank formations and branch openings. Wintrust has employed this strategy to build an infrastructure that management believes can support additional internal growth in its banks' respective markets. Wintrust opened its eighth de novo bank in April 2004, and expects to undertake additional de novo bank formations or branch openings as it expands into additional communities in and around Chicago and southeastern Wisconsin. In addition, Wintrust's recent and pending acquisitions involve relatively recently formed de novo banks. Based on Wintrust's experience, its management believes that it generally takes from 13 to 24 months for new banks to first achieve operational profitability, depending on the number of branch facilities opened, the impact of organizational and overhead expenses, the start-up phase of generating deposits and the time lag typically involved in redeploying deposits into attractively priced loans and other higher yielding earning assets. However, it may take longer than expected or than the amount of time Wintrust has historically experienced for new banks and/or branch facilities to reach profitability, and there can be no guarantee that these new banks or branches will ever be profitable. To the extent Wintrust undertakes additional de novo bank, branch and business formations, its level of reported net income, return on average equity and return on average assets will be impacted by start-up costs associated with such operations, and it is likely to continue to experience the effects of higher expenses relative to operating income from the new operations. These expenses may be higher than Wintrust expected or than its experience has shown.

WINTRUST'S ALLOWANCE FOR LOAN LOSSES MAY PROVE TO BE INSUFFICIENT TO ABSORB LOSSES THAT MAY OCCUR IN ITS LOAN PORTFOLIO.

         Wintrust's allowance for loan losses is established in consultation with management of its operating subsidiaries and is maintained at a level considered adequate by management to absorb loan losses that are inherent in the portfolios. At June 30, 2004, Wintrust's allowance for loan losses was 191.34% of total nonperforming loans and 0.76% of total loans. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond its control, and such losses may exceed current estimates. Rapidly growing and de novo bank loan portfolios are, by their nature, unseasoned. As a result, estimating loan loss allowances for Wintrust's newer banks is more difficult, and, therefore, the banks may be more susceptible to changes in estimates, and to losses exceeding estimates, than banks with more seasoned loan portfolios. Although management believes that the allowance for loan losses is adequate to absorb losses that may develop in Wintrust's existing portfolios of loans and leases, there can be no assurance that the allowance will prove sufficient to cover actual loan or lease losses in the future.

WINTRUST'S PREMIUM FINANCE BUSINESS INVOLVES UNIQUE OPERATIONAL RISKS AND COULD EXPOSE IT TO SIGNIFICANT LOSSES.

         Of Wintrust's total loans at June 30, 2004, 21%, or $790.9 million, were comprised of commercial insurance premium finance receivables that it generates through First Insurance Funding Corporation. These loans, intended to enhance the average yield of earning assets of its banks, involve a different, and possibly higher, level of risk of delinquency or collection than generally associated with loan portfolios of more traditional community banks. First Insurance also faces unique operational and internal control challenges due to the relatively rapid turnover of the premium finance loan portfolio and high volume of new loan originations. The average term to maturity of these loans is less than 12 months, and the average loan size when originated is approximately $30,000.

         Because Wintrust conducts lending in this segment primarily through relationships with a large number of unaffiliated insurance agents and because the borrowers are located nationwide, risk management and general supervisory oversight may be more difficult than in its banks. Wintrust may also be more susceptible to third party fraud. Acts of fraud are difficult to detect and deter, and Wintrust cannot assure investors that its risk management procedures and controls will prevent losses from fraudulent activity. For example, in the third quarter of 2000, Wintrust recorded a non-recurring after-tax charge of $2.6 million in connection with a series of fraudulent loan transactions perpetrated against First Insurance by one independent insurance agency located in Florida. Although Wintrust has since enhanced its internal controls system at First Insurance, it may continue to be exposed to the risk of significant loss in its premium finance business.

         Due to continued growth in origination volume of premium finance receivables, since the second quarter of 1999, Wintrust has been selling some of the loans First Insurance originates to an unrelated third party. Wintrust has recognized gains on the sales of the receivables, and the proceeds of sales have provided it with additional liquidity. Consistent with its strategy to be asset driven, Wintrust expects to pursue similar sales of premium finance receivables in the future; however, it cannot assure you that there will continue to be a market for the sale of these loans and the extent of Wintrust's future sales of these loans will depend on the level of new volume growth in relation to its capacity to retain the loans within its subsidiary banks' loan portfolios. Because Wintrust has a recourse obligation to the purchaser of premium finance loans that it sells, it could incur losses in connection with the loans sold if collections on the underlying loans prove to be insufficient to repay to the purchaser the principal amount of the loans sold plus interest at the negotiated buy-rate and if the collection shortfall on the loans sold exceeds Wintrust's estimate of losses at the time of sale.

WINTRUST MAY BE ADVERSELY AFFECTED BY INTEREST RATE CHANGES.

         Wintrust's interest income and interest expense are affected by general economic conditions and by the policies of regulatory authorities, including the monetary policies of the Federal Reserve. Changes in interest rates may influence the growth rate of loans and deposits, the quality of the loan portfolio, loan and deposit pricing, the volume of loan originations in Wintrust's mortgage banking business and the value that Wintrust can recognize on the sale of mortgage loans in the secondary market. While Wintrust has taken measures intended to manage the risks of operating in a changing interest rate environment, there can be no assurance that such measures will be effective in avoiding undue interest rate risk. If market interest rates should move contrary to Wintrust's "gap" position on interest earning assets and interest-bearing liabilities, the "gap" will work against it and Wintrust's net interest income may be negatively affected.

         The success of Wintrust's covered call option program, which Wintrust has used in effect to hedge its interest rate risk, may also be affected by changes in interest rates. With the decline in interest rates over the last three years to historically low levels, Wintrust has been able to augment the total return of its investment securities portfolio by selling call options on fixed-income securities it owns. Wintrust recorded fee income of $7.9 million during 2003, compared to $6.0 million in 2002, from premiums earned on these covered call option transactions. During the first six months of 2004, Wintrust recorded fee income of $4.6 million on these transactions. In a rising interest rate environment, particularly if the yield curve remains steep, the amount of premium income Wintrust earns on these transactions will likely decline. Wintrust's opportunities to sell covered call options may be limited in the future if rates continue to rise.

WINTRUST'S SHAREHOLDER RIGHTS PLAN AND PROVISIONS IN ITS ARTICLES OF INCORPORATION AND BY-LAWS MAY DELAY OR PREVENT AN ACQUISITION OF WINTRUST BY A THIRD PARTY.

         Wintrust's board of directors has implemented a shareholder rights plan. The rights, which are attached to Wintrust's shares and trade together with its common stock, have certain anti-takeover effects. The plan may discourage or make it more difficult for another party to complete a merger or tender offer for Wintrust's shares without negotiating with Wintrust's board of directors or to launch a proxy contest or to acquire control of a larger block of Wintrust's shares. If triggered, the rights will cause substantial dilution to a person or group that attempts to acquire Wintrust without approval of its board of directors and, under certain circumstances, the rights beneficially owned by the person or group may become void. The plan also may have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers whether or not such transactions are favored by Wintrust's incumbent directors and key management. In addition, Wintrust's executive officers may be more likely to retain their positions with the company as a result of the plan, even if their removal would be beneficial to shareholders generally.

         Wintrust's articles of incorporation and by-laws contain provisions, including a staggered board provision, that make it more difficult for a third party to gain control or acquire Wintrust without the consent of its board of directors. These provisions also could discourage proxy contests and may make it more difficult for dissident shareholders to elect representatives as directors and take other corporate actions.

         These provisions of Wintrust's governing documents may have the effect of delaying, deferring or preventing a transaction or a change in control that might be in the best interest of Wintrust's shareholders.

                    CAUTION ABOUT FORWARD-LOOKING STATEMENTS

         Certain statements contained in this document, including information incorporated into this document by reference, that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The sections of this document which contain forward-looking statements include, but are not limited to, "Questions and answers about the merger," "Summary," "Risk Factors," "Description of the merger--Background of the merger," "Description of the merger--Wintrust's reasons for the merger" and "Description of the merger--Town Bankshares' reasons for the merger and recommendation of the board of directors." You can identify these statements from our use of the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "expect," "target" and similar expressions. These forward-looking statements include statements relating to:

         o    Wintrust's goals, intentions and expectations;

         o    Wintrust's business plans and growth strategies; and

         o    estimates of Wintrust's risks and future costs and benefits.

         These forward-looking statements are subject to significant risks, assumptions and uncertainties, and could be affected by many factors including, among other things, the risks and other factors set forth in the "Risk Factors" section beginning on page 15 as well as changes in economic conditions, competition, or other factors that may influence the anticipated growth rate of loans and deposits, slower than anticipated development and growth of Tricom and the trust and investment business, unanticipated changes in the temporary staffing industry, the ability to adapt successfully to technological changes to compete effectively in the marketplace, competition and the related pricing of brokerage and asset management products and Wintrust's ability to pursue acquisitions and expansion.

         Because of these and other uncertainties, Wintrust's actual results, performance or achievements, or industry results, may be materially different from the results indicated by these forward-looking statements. In addition, Wintrust's past results of operations do not necessarily indicate Wintrust's future results. You should not place undue reliance on any forward-looking statements, which speak only as of the dates on which they were made. Wintrust is not undertaking an obligation to update these forward-looking statements, even though its situation may change in the future, except as required under federal securities law. Wintrust qualifies all of its forward-looking statements by these cautionary statements.

         Further information on other factors which could affect the financial results of Wintrust before and after the merger is included in Wintrust's filings with the SEC, incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" on page 54.

                 SPECIAL MEETING OF TOWN BANKSHARES SHAREHOLDERS

DATE, PLACE, TIME AND PURPOSE


         Wintrust's and Town Bankshares' boards of directors are sending you this proxy statement/prospectus and proxy form to use at the special meeting. At the special meeting, the Town Bankshares board of directors will ask you to vote on a proposal to approve the merger agreement. Town Bankshares and Wintrust will share equally the costs associated with the solicitation of proxies for the special meeting. The special meeting will be held at Oconomowoc Lake Club, 4668 Lake Club Circle, Oconomowoc, Wisconsin 53066-4017 on October 12, 2004 at 10:00 a.m., local time.


RECORD DATE, VOTING RIGHTS, QUORUM AND REQUIRED VOTE


         Town Bankshares has set the close of business on September 7, 2004, as the record date for determining the holders of its common stock entitled to notice of and to vote at the special meeting. Only Town Bankshares shareholders at the close of business on the record date are entitled to notice of and to vote at the special meeting. As of the record date, there were 298,206 shares of Town Bankshares common stock outstanding and entitled to vote at the special meeting. There must be at least a majority of Town Bankshares' outstanding shares present in person or by proxy at the special meeting in order for the vote on the merger to occur.


         Approval of the merger agreement will require the affirmative vote of at least a majority of Town Bankshares' outstanding shares. Certain shareholders of Town Bankshares, whose aggregate ownership represents approximately 16.9% of Town Bankshares' outstanding shares, have committed to vote their shares in favor of the merger. Wintrust does not own any shares of Town Bankshares common stock. See "Description of the merger--Voting agreement" on page 36 for a description of the provisions of the voting agreement.

         Abstentions from voting or any failure to vote will have the same effect as voting against the merger agreement.

VOTING AND REVOCABILITY OF PROXIES

         You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, we recommend you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the meeting.

         Voting instructions are included on your proxy form. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the approval of the merger. If you are the record holder of your shares and submit your proxy without specifying a voting instruction, your shares will be voted "FOR" approval of the merger agreement.

         You may revoke your proxy before it is voted by:

         o filing with Town Bankshares' secretary a duly executed revocation of proxy;

         o        submitting a new proxy with a later date; or

         o        voting in person at the special meeting.

         Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to:
Town Bankshares, Ltd., 400 Genesse Street, Delafield, Wisconsin 53018,
Attention: Secretary.

VOTING RIGHTS OF PARTICIPANTS IN THE ESOP


         As of September 7, 2004, the record date for the special meeting, the ESOP owned 7,700 shares of Town Bankshares common stock, including 1,449 shares allocated to participants' accounts. Eligible ESOP participants are being offered the opportunity to direct the ESOP administrator, who will in turn direct the ESOP trustees, as to whether to vote such participants' allocated shares of common stock for or against the merger. The ESOP is administered by Town Bankshares. The trustees of the ESOP are Jay C. Mack, Jeffrey A. Olsen, Randall R. Tiedt and Dennis Haefer. To direct the ESOP administrator, an ESOP participant should complete the "Direction to ESOP Administrator" Form (the "Direction Form") that accompanies this proxy statement/prospectus and return it to the ESOP administrator (c/o The Pension Specialists, Ltd., Attention: Jean Southworth, P.O. Box 4247, Rockford, Illinois 61110-0747), all in accordance with the instructions set forth below.

         Each participant in the ESOP whose account contains shares of Town Bankshares common stock as of the record date is eligible to vote by completing, signing and timely returning the Direction Form to the ESOP administrator. These individuals include employees of Town Bankshares as of the record date who have shares allocated in their ESOP accounts as well as former employees of Town Bankshares who have not received a final distribution from the ESOP.

         ESOP participants may direct the ESOP administrator to vote their allocated shares of Town Bankshares common stock for or against the merger. Under the terms of the ESOP, subject to the fiduciary obligations described below, the ESOP administrator will direct the ESOP trustees to vote the common stock allocated to participant accounts as directed by participants. The voting rights of such common stock will be exercised only to the extent directed by the participant, unless the ESOP trustees determine that their fiduciary obligations require them to vote any common stock for which no directions are received. Any fractional share of common stock allocated to participants' accounts will be combined with fractional shares in other participants' accounts to be voted to reflect, to the extent the ESOP administrator deems it possible, the directions of the participants with fractional shares in their accounts. The voting directions with respect to the common stock of all participants will be communicated by the ESOP administrator to the ESOP trustee for voting in accordance therewith. The voting rights of any common stock held unallocated by the ESOP will be voted as directed by the ESOP administrator in a manner it determines to be in the best interests of participants. As of the record date, 1,449 shares of Town Bankshares common stock held by the ESOP were allocated to ESOP participant accounts, and 6,251 shares were unallocated.

         The ESOP trustees and administrator are subject to certain fiduciary obligations imposed by the Employee Retirement Income Security Act of 1974. In general, the ESOP trustees and administrator are obligated under the ESOP to follow the ESOP participants' directions with respect to the vote, to the extent described above, unless the ESOP trustees or the administrator independently determines that to do so would be imprudent or contrary to the best interests of ESOP participants. Therefore, it could be possible that, notwithstanding the outcome of the ESOP participants' instructions, the ESOP trustees or administrator could, in the exercise of their fiduciary obligations, decide to vote all the ESOP shares in favor of or against the merger.

         An ESOP participant who wishes to vote his or her allocated shares of Town Bankshares common stock must properly complete and timely return the Direction Form. To do so, after reading this proxy statement/prospectus, an ESOP participant should:

         o        mark, date and sign the Direction Form.


         o mail the Direction Form so that it will be received by the ESOP administrator, c/o The Pension Specialists, Ltd.,
                  Attention: Jean Southworth, P.O. Box 4247, Rockford, Illinois 61110-0747, no later than October 8, 2004. In order to be effective, a Direction Form must be received by the administrator no later than October 8, 2004.

         If an ESOP participant fails to sign or timely return a Direction Form, the ESOP administrator will consider the shares of Town Bankshares common stock represented by such Direction Form to be shares with respect to which no instruction has been submitted. Therefore, if an ESOP participant does not want the ESOP administrator to consider his or her allocated shares as shares with respect to which no instruction has been submitted, the ESOP participant must specifically mark a box on the Direction Form, sign the Direction Form and return it to the ESOP administrator so that the ESOP administrator receives it no later than October 8, 2004.


         An ESOP participant who decides to change his or her vote after having submitted a Direction Form must obtain a new Direction Form by contacting the ESOP administrator. By properly completing and timely returning a

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

new Direction Form, an ESOP participant's previously submitted Direction Form will be revoked automatically. The ESOP administrator may be reached at the following address:

                  c/o The Pension Specialists, Ltd.
                  Attention:  Jean Southworth
                  P.O. Box 4247
                  Rockford, Illinois 61110-0747


         An ESOP participant may also revoke a Direction Form by notifying the ESOP administrator in writing of the ESOP participant's direction to revoke, but if a new Direction Form is not timely received by the ESOP administrator, the ESOP participant's allocated shares covered by the revoked Direction Form will be considered by the ESOP administrator to be shares with respect to which no instruction has been submitted. After October 8, 2004, no Direction Form will be accepted and no Direction Form will be permitted to be changed or revoked.


         Each Direction Form received by The Pension Specialists, Ltd. will be held in confidence and will not be released or divulged to representatives of Town Bankshares. Any participant in the ESOP should contact the ESOP trustees or administrator if he or she has been subject to pressure or coercion by any party or if he or she is concerned about the confidentiality of instructions submitted to The Pension Specialists, Ltd.

DISSENTERS' RIGHTS

         Under Wisconsin law, Town Bankshares shareholders are entitled to exercise dissenters' rights and obtain a cash payment for their shares of Town Bankshares common stock as a result of Wintrust's acquisition of Town Bankshares, provided that such shareholders comply with the applicable provisions of Sections 180.1301 through 180.1331 of the Wisconsin Business Corporation Law, or the WBCL. Neither the ESOP nor its participants will have dissenters' rights because all of the shares in the ESOP will be redeemed for cash prior to the completion of the merger. A brief summary of those sections is set forth below and a copy of them is attached as Annex C and incorporated in this proxy statement/prospectus by reference. If you comply with the applicable provisions of Sections 180.1301 through 180.1331 of the WBCL, then, upon consummation of the merger, you will be entitled to receive payment from Wintrust for the "fair value" of your shares, with accrued interest. If Wintrust and you cannot agree on the fair value of your shares or the accrued interest, then the WBCL provides for a judicial determination of these amounts. The fair value determined by a Wisconsin court could be more or less than the value of the consideration that you are entitled to receive under the merger agreement. If you desire to exercise dissenters' rights, you should refer to the applicable provisions of the WBCL in their entirety and consult with legal counsel before taking any action to ensure that you comply strictly with the WBCL.

         In summary, to exercise dissenters' rights you must initially do the following:

         o before the vote to approve the merger is held, deliver to Town Bankshares a written notice of your intent to dissent and demand payment of the fair value of your shares of Town Bankshares; and

         o not vote your shares of Town Bankshares common stock in favor of the merger.

         Your failure to vote against the proposal to adopt the merger agreement will not constitute a waiver of your dissenters' rights under the WBCL. Additionally, a vote, in person or by proxy, against approval of the merger agreement will not, by itself, be sufficient to satisfy your obligations if you are seeking to exercise dissenters' rights. You must follow the procedures of Sections 180.1301 through 180.1331 of the WBCL to obtain dissenters' rights.

         Each outstanding share of Town Bankshares common stock for which you make a legally sufficient demand in accordance with the WBCL and which you do not vote in favor of approval of the merger will, after the effective time of the merger, represent only the rights of a dissenting shareholder under the WBCL. This includes the right to obtain payment for the estimated fair value of those as provided under the WBCL.

         If shareholders of Town Bankshares approve the merger and you make a legally sufficient demand, then Wintrust will send you, within 10 days of approval of the merger, a written dissenters' notice to be used to demand payment for your shares of Town Bankshares common stock. The dissenters' notice will:

         o supply a form for demanding payment that includes the date of the first announcement of the merger and requires each shareholder asserting dissenters' rights to certify whether he or she acquired beneficial ownership of the shares before that date;

         o include a statement indicating where shareholders should send the payment demand and when and where certificated shares must deposited;

         o include, for holders of uncertificated shares, an explanation of the extent to which transfer of the shares will be restricted after the payment demand is received;

         o set a date by which Wintrust must receive your payment demand, which must be no fewer than 30 and no more than 60 days after the date on which the dissenters' rights notice is delivered; and

         o be accompanied by a copy of Sections 180.1301 through 180.1331 of the WBCL.

         Upon receipt of the written dissenters' notice, if you still wish to exercise your dissenters' rights, you must:

         o demand payment in writing and certify that you acquired your shares of Town Bankshares common stock before the date specified in the dissenters' notice; and

         o deposit any certificated shares in accordance with the terms of the written dissenters' notice.

         At the effective time of the merger or upon receipt of a payment demand, whichever is later, Wintrust will pay each dissenting shareholder who has complied with the applicable provisions of the WBCL the amount which Wintrust estimates to be the fair value of his or her shares of Town Bankshares common stock, plus accrued interest. The payment will be accompanied by:

         o Town Bankshares' and Wintrust's latest available audited financial statements, including footnotes and the latest available interim financial statements;

         o a statement of Wintrust's estimate of the fair value of the shares of Town Bankshares common stock;

         o        an explanation of how interest was calculated;

         o a statement of a dissenting shareholder's right to demand payment under Section 180.1328 of the WBCL, if the dissenting shareholder is dissatisfied with the payment; and

         o        a copy of Sections 180.1301 through 180.1331 of the WBCL.

         Under Section 180.1328 of the WBCL, you may send Wintrust your own estimate of the fair value of your shares and the amount of any interest due and demand payment of the difference between your estimate and the amount Wintrust paid you, if any, in the following cases:

         o if you believe that the amount Wintrust paid you is less than the fair value of your shares or that the interest due is incorrectly calculated;

         o if you fail to receive payment within 60 days after the date set forth in the dissenters' notice for demanding payment; or

         o if the merger is not consummated, and Town Bankshares does not return deposited certificates or release any transfer restrictions imposed on uncertificated shares within 60 days after the date set forth in the dissenters' notice for demanding payment.

         Within 30 days of receiving payment or the initial offer to pay, you must demand payment of the difference between your estimate of the fair value of your shares, plus interest, and the amount paid to you, or you will lose your rights to demand payment of any such difference.

         Under Section 180.1330 of the WBCL, if an agreement cannot be reached on the fair value of the shares or the amount of interest due, then Wintrust must commence a proceeding in court within 60 days after receipt of your demand for payment, and petition the court to determine the fair value of your shares and accrued interest. If Wintrust does not commence this proceeding within sixty days, then it must pay you the unsettled amount that you demand.

         If Wintrust commences this proceeding, then it will make all dissenting shareholders whose demands remain unsettled (even if they are not resident of Wisconsin) parties to the proceeding and all such parties will be served with a copy of the petition. The court may appoint appraisers to receive evidence and recommend a decision on the question of fair value. If the court finds that the amount paid to you is less than the fair value of a dissenting holder's shares, plus accrued interest, the court will order Wintrust to pay the difference to the dissenting shareholder.

         The court will determine all costs of the appraisal proceeding, including the reasonable compensation and expenses of court-appointed appraisers, and assess the costs against Wintrust. However, the court may order some or all of the dissenting shareholders to pay some of these costs, in amounts that the court finds equitable, if the court finds that the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under
Section 180.1328 of the WBCL.

         If you give notice of your intent to demand dissenters' rights for your shares under the applicable provisions of the WBCL but fail to return your payment demand or withdraw or lose your rights to demand payment, each of your shares of Town Bankshares common stock will be converted into the right to receive shares of Wintrust common stock and cash in the amount of $58.10 in accordance with the terms of the merger agreement.

                            DESCRIPTION OF THE MERGER

         The following information describes certain aspects of the merger. The merger agreement, which you should read carefully, is attached as Annex A to this proxy statement/prospectus, and incorporated herein by reference.

GENERAL

         When the merger is consummated, Town Bankshares will merge with and into Wintrust and will cease to exist. Wintrust will survive the merger and Town Bank will become a wholly-owned subsidiary of Wintrust. At the effective time of the merger, holders of Town Bankshares common stock will exchange their shares for shares of Wintrust common stock and cash. Each share of Town Bankshares common stock will be exchanged for a number of Wintrust shares equal to the "per share stock consideration" which cannot be determined until two trading days before completion of the merger and cash in the amount of $58.10. See "Description of the merger agreement--Consideration to be received in the merger" for a detailed description of the method for determining the per share stock consideration.

         Only whole shares of Wintrust common stock will be issued in the merger. As a result, cash will be paid instead of any fractional shares based on the average of the high and low sales price of Wintrust's common stock during the 10-day trading period ending two trading days before the merger is completed. Shares of Town Bankshares common stock held by Town Bankshares shareholders who elect to exercise their dissenters' rights will not be converted into Wintrust common stock and cash.

THE COMPANIES

         Business of Wintrust--General

         Wintrust Financial Corporation, an Illinois corporation, is a financial holding company headquartered in Lake Forest, Illinois. Wintrust operates ten community banks, all located in the Chicago metropolitan area, which provide community-oriented, personal and commercial banking services primarily to individuals and small to mid-size businesses through 42 banking facilities as of June 30, 2004. Wintrust also provides wealth management services through its trust company, investment adviser and broker-dealer subsidiaries to customers, primarily in the Midwest, as well as to customers of its banks. In addition, Wintrust is involved in specialty lending through a number of operating subsidiaries or divisions of certain of its banks. Its specialty lending niches include commercial insurance premium finance, accounts receivable financing and administrative services to the temporary staffing industry and indirect auto lending in which Wintrust purchases loans through Chicago-area automobile dealerships. As of June 30, 2004, Wintrust had consolidated total assets of $5.33 billion, deposits of $4.32 billion and shareholders' equity of $374.2 million.


         Financial and other information relating to Wintrust, including information relating to Wintrust's current directors and executive officers, is set forth in Wintrust's 2003 Annual Report on Form 10-K, Wintrust's Proxy Statement for its 2004 Annual Meeting of Shareholders filed with the SEC on April 23, 2004, Wintrust's Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 2004 and June 30, 2004 and Wintrust's Current Reports on Form 8-K filed during 2004, which are incorporated by reference to this proxy statement/prospectus. Copies of these documents may be obtained from Wintrust as indicated under "Where You Can Find More Information" on page 54. See "Incorporation of Certain Information by Reference" on page 55.


         Business of Wintrust--Recent Developments

         On May 10, 2004, Wintrust announced the signing of a definitive agreement to acquire Northview Financial Corporation, or Northview, in a merger transaction. Northview is the parent company of Northview Bank and Trust, or Northview Bank, which has locations in Northfield, Mundelein and Wheaton, Illinois. Northview Bank began operations as a de novo bank in 1993, and Northfield had total assets of approximately $343.9 million as of June 30, 2004.

         In the proposed merger, each share of Northview's outstanding common stock will be converted into the right to receive cash and a number of shares of Wintrust's common stock to be determined based on Wintrust's average trading price at closing determined in accordance with the definitive merger agreement. The aggregate per share consideration equates to approximately $275, subject to possible adjustment depending on Wintrust's average trading price at closing. At June 30, 2004, Northview had outstanding 164,730 shares of common stock and in-the-money options to acquire approximately 10,850 shares of common stock at exercise prices ranging from $75.00 to $115.00 per share, with a weighted average exercise price of approximately $98.53. The merger is expected to close late in the third quarter of 2004 and is not expected to have a material effect on Wintrust's 2004 earnings per share.

         Business of Town Bankshares

         Town Bankshares, Ltd., a Wisconsin corporation, is a bank holding company headquartered in Delafield, Wisconsin. Its primary business is operating its bank subsidiary, Town Bank, a Wisconsin state bank with offices in Delafield and Madison, Wisconsin. In addition to Town Bank, Town Bankshares conducts limited business activities through Town Investment Corp., a Nevada corporation. We sometimes refer to Town Bank and Town Investment Corp. as the "subsidiaries." As of June 30, 2004, Town Bankshares had consolidated total assets of approximately $238.0 million, deposits of $204.3 million and shareholders' equity of $17.8 million.

BACKGROUND OF THE MERGER

         Town Bankshares has regularly conducted a strategic planning process each year in the summer. As it commenced this process in the summer of 2003, Town Bankshares recognized that it was faced with a number of strategic challenges that resulted from its rapid growth rate. These challenges included:
(1) keeping its capital base growing as rapidly as its assets were growing, (2) generating core deposit growth to keep up with its loan growth, (3) pursuing new lending business with a legal lending limit below what was desirable in the marketplace, and (4) pursuing new private banking business with a limited portfolio of product and service offerings.

         On June 12, 2003, Town Bankshares retained Corporate Financial Advisors, LLC, or CFA, to review its strategic alternatives to respond to these challenges as part of the strategic planning process. At a meeting of Town Bankshares' board of directors held on July 31, 2003, CFA presented a number of strategic alternatives to the board of directors of Town Bankshares, and discussed the merits of each. These strategic alternatives included: (1) slowing Town Bankshares' growth rate to a level whereby its capital needs could be funded by earnings, (2) obtaining significant outside financing from an institutional investor to expand Town Bankshares' capital base to permit faster growth, (3) obtaining more limited financing from current shareholders or through a private placement of trust preferred securities, and (4) selling or merging Town Bankshares into a larger institution that could provide the resources to maximize its perceived opportunities.

         The board of directors continued to discuss these strategic alternatives at meetings held on August 27, 2003 and September 17, 2003. Also, in August 2003, Town Bankshares solicited proposals from several investment banking firms and CFA to act as its financial advisor to assist in exploring strategic alternatives.

         At the September 17 meeting, Town Bankshares' board of directors decided to pursue a private placement of trust preferred securities and also to explore a possible sale of the company. Given the interest rate environment and the need for capital to support Town Bankshares' growth, the board of directors believed it was advisable to complete the trust preferred offering in the near-term. Town Bankshares completed a private placement of $6 million of trust preferred securities in October 2003. At the same time, the board of directors also concluded that Town Bankshares should begin to solicit potential buyers to determine if any buyer would offer both a good strategic fit with Town Bankshares' operations and an attractive purchase price for its shareholders. On September 19, 2003, Town Bankshares formally engaged CFA as its financial advisor to begin a sale process for Town Bankshares and obtain indications of interest for its acquisition.

         In October 2003, Town Bankshares' board of directors determined to form a special committee of independent directors to create a small group to more effectively oversee the sale process. The special committee consisted of three independent directors, William J. Hickmann, Michael J. Pretasky, Sr. and Robert
N. Trunzo. Thomas A. Manthy, who is also an independent director, was appointed as an alternate member of the Special Committee and attended a number of meetings of the Special Committee.

         Over the next several weeks after the board's September 17 meeting, Town Bankshares, with the assistance of CFA, began the sale process, including the preparation of an offering memorandum, the development of a list of potential buyers and the organization of due diligence materials. After receiving advice from CFA and completing these steps, Town Bankshares decided to begin the process of contacting potential buyers on November 1, 2003.

         Between November 1, 2003 and February 15, 2004, CFA contacted or was contacted by a total of 141 potential buyers, principally consisting of bank holding companies in Wisconsin, Illinois, Minnesota, Indiana, Michigan and Iowa, concerning their possible interest in acquiring Town Bankshares. Of these 141 parties, 31 entered into confidentiality agreements with Town Bankshares and conducted preliminary due diligence regarding Town Bankshares. Between November 1, 2003 and December 15, 2003, Town Bankshares received indications of interest from 11 of these parties, with preliminary valuation ranges from $22.0 million to $38.4 million. These indications of interest were based only on preliminary due diligence. Wintrust's offer was at the upper end of these valuation ranges and, management and the special committee believed, offered a good fit with Town Bankshares' operations and management philosophy.

         At a meeting held on February 27, 2004, the special committee reviewed the indications of interest submitted by the potential buyers with CFA. At the conclusion of these discussions, the special committee determined that no more than five of the bidders offered an adequate valuation, a good strategic fit with Town Bankshares and reasonable certainty to closing. The special committee authorized CFA to invite these five bidders to conduct additional due diligence. During the course of the due diligence process, the bidders discussed Town Bankshares' operations, capital structure, asset quality and loan portfolio, and other matters raised by their due diligence with CFA and representatives of Town Bankshares. The special committee also decided that it would solicit final bids after Town Bankshares' operating results for the quarter ending March 31, 2004, were available.

         In May 2004, the special committee invited the remaining bidders to submit final proposals to acquire Town Bankshares. At this time, two bidders submitted final proposals. Wintrust made a bid of $129.10 per share, resulting in an aggregate valuation in the $41.0 million range (including the conversion of Town Bankshares stock options into options to purchase shares of Wintrust common stock). The other final bidder's bid was for $110.12 per share, resulting in an aggregate valuation in the $35.0 million range (including the conversion of Town Bankshares' stock options into options to purchase shares of the other bidder's common stock). Both of these bids contemplated merger consideration divided into approximately equal amounts of cash and common stock. Unlike Wintrust, the other bidder's common stock was not actively traded on a public market, and therefore offered significantly less liquidity to Town Bankshares' shareholders.

         The board of directors met on May 13, 2004, to review the final bids. At this meeting, the board of directors also authorized the engagement of Reinhart Boerner Van Deuren s.c. as legal counsel, and representatives of legal counsel and CFA attended the meeting. CFA made a presentation to the board of directors at the meeting on the bidding process and the merits of the two final bids. Following a detailed review of the final bids, the board of directors authorized the special committee and Town Bankshares' legal counsel and financial advisors to work with Wintrust to complete its final due diligence and to negotiate a definitive merger agreement based on its proposal. Representatives of Wintrust were contacted and requested to prepare a draft of the merger agreement for review and consideration by the special committee. The board of directors also authorized the special committee to engage an investment banking firm to deliver an opinion with respect to the fairness of the merger consideration to Town Bankshares' shareholders from a financial point of view. On June 3, 2004, Town Bankshares engaged Edelman & Co., Ltd. to deliver such an opinion.

         On May 20, 2004, Wintrust's legal counsel delivered a draft of the merger agreement to Town Bankshares and its legal counsel for review. On May 25, 2004, the members of the special committee met with Town Bankshares' legal counsel and a representative from CFA to review the draft merger agreement and the significant issues with Wintrust's draft. Legal counsel also reviewed with the special committee the fiduciary duties of its members in connection with the sale process.

         On May 26, 2004, Town Bankshare's full board of directors met to review the significant issues in the draft merger agreement with the members of the special committee. At this meeting, legal counsel also reviewed the fiduciary duties of the board of directors in connection with the sale process.

         On May 28, 2004, representatives of Wintrust and Wintrust's legal counsel met with Mr. Hickmann and Town Bankshares' legal counsel and financial advisors to negotiate the merger agreement and other issues related to the proposed transaction. During this meeting, a number of substantive issues were resolved and Wintrust's legal counsel undertook to circulate a revised draft of the merger agreement on June 1. Between June 1 and June 12 legal counsel for Wintrust and Town Bankshares negotiated a number of the open issues on the merger agreement. Town Bankshares delivered draft disclosure schedules to Wintrust on June 7 and Wintrust's legal counsel conducted additional due diligence with respect to Town Bankshares.

         As part of its bid, Wintrust required that Jay C. Mack, Town Bankshares' Chief Executive Officer and President, and Jeffrey A. Olsen, Town Bankshares' Senior Vice President - Senior Lender, enter into an employment agreement with Wintrust upon the closing of the merger. During the week of May 24, 2004, Wintrust delivered a draft of a form of employment agreement to Mr. Mack, Mr. Olsen and their legal counsel. At that time, legal counsel to Mr. Mack and Mr. Olsen suggested that each of Mr. Mack and Mr. Olsen should be paid a stay bonus by Town Bankshares in connection with the transaction and their commitment to execute employment agreements with Wintrust. Between May 26 and June 14, Mr. Mack and Mr. Olsen conducted negotiations with Wintrust regarding the terms of their employment agreements and with the special committee regarding the terms of their stay bonus agreements.

         On June 8, 2004, Town Bankshares' board of directors met with legal counsel and representatives of CFA to review the draft merger agreement in detail and discuss the few remaining issues on the merger agreement. The board of directors authorized the special committee to continue to negotiate the merger agreement in an effort to resolve all of the open issues. The board of directors also discussed the stay bonus agreements with Mr. Mack and Mr. Olsen and authorized the payment of aggregate stay bonuses of $550,000.

         On June 11, 2004, Edelman made a presentation to the full Town Bankshares' board of directors regarding an analysis relating to Edelman's opinion. Legal counsel also summarized the terms of the merger agreement that had changed since the June 8 board meeting.

         Between June 11 and the morning of June 14, Wintrust's legal counsel and Town Bankshares' legal counsel negotiated the remaining open issues on the merger agreement and the related transaction documents. At a meeting held before the opening of the stock markets on June 14, 2004, Edelman issued its opinion concerning the fairness, from a financial point of view, of the merger consideration to Town Bankshares' shareholders and Town Bankshares' board of directors unanimously approved the merger agreement and the merger and unanimously recommended that Town Bankshares' shareholders approve the merger agreement at the special meeting.

Immediately following this meeting, Wintrust and Town Bankshares executed the merger agreement and Wintrust publicly announced the execution of the merger agreement before the opening of the stock markets.

WINTRUST'S REASONS FOR THE MERGER

         Wintrust's board of directors believes that the merger is in the best interests of Wintrust and its shareholders. In deciding to approve the merger, Wintrust's board of directors considered a number of factors, including:

         o management's view that the acquisition of Town Bankshares provides an attractive opportunity to expand into desirable markets in southeastern Wisconsin;

         o Town Bankshares' community banking orientation and its compatibility with Wintrust and its subsidiaries;

         o a review of the demographic, economic and financial characteristics of the markets in which Town Bankshares operates, including existing and potential competition and history of the market areas with respect to financial institutions;

         o management's review of the business, operations, earnings and financial condition, including capital levels and asset quality, of Town Bank since its de novo formation in 1998; and

         o the likelihood of regulators approving the merger without undue conditions or delay.

         While Wintrust's board of directors considered these and other factors, the board of directors did not assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. Wintrust's board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members, based on the factors that each of them considered appropriate, that the merger is in the best interests of Wintrust's shareholders. The terms of the merger were the result of arm's-length negotiations between representatives of Wintrust and representatives of Town Bankshares.

TOWN BANKSHARES' REASONS FOR THE MERGER AND RECOMMENDATION OF THE BOARD OF DIRECTORS

         Town Bankshares' board of directors believes that the merger is in the best interests of Town Bankshares and its shareholders. Accordingly, Town Bankshares' board of directors has unanimously approved the merger agreement and unanimously recommends that its shareholders vote "FOR" the approval of the merger agreement.

         In its deliberations and in making its determination to unanimously approve the merger agreement and the merger, with the assistance of its financial and legal advisors, Town Bankshares' board of directors considered numerous factors, including the following:

         o following the multi-step process described under the heading "Background of the merger" pursuant to which Town Bankshares contacted or was contacted by 141 prospective buyers, executed confidentiality agreements with 31 of these parties, and then received indications of interest from 11 of these parties over the course of the process, Wintrust's proposal offered the highest price and more certainty to closing than any other proposal;

         o the merger consideration of $129.10 per share of Town Bankshares common stock, payable in cash and shares of Wintrust common stock, as compared to Town Bankshares' net income and book value per share and historical sales prices for shares of Town Bankshares common stock;

         o the business, operations, competitive position, financial condition, operating results, management, objectives and prospects of Town Bankshares;

         o information concerning the business, financial condition, operating results and competitive position of Wintrust including the recent performance of Wintrust common stock;

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

         o its belief that the resources and expertise of Wintrust as a larger organization will benefit the customers and employees of Town Bankshares;

         o Wintrust's commitment to community banking and to maintaining local management and decision-making at its subsidiary banks;

         o the opinion of Edelman that the merger consideration was fair, from a financial point of view, to Town Bankshares shareholders as of the time of the issuance of the opinion and subject to the assumptions, matters considered and qualifications and limitations on the review contained therein;

         o the fact that Wintrust common stock is publicly held and traded on the Nasdaq National Market and would provide greater liquidity than Town Bankshares common stock, which is not publicly traded;

         o the terms and conditions of the merger agreement, including the floating exchange ratio if the average trading price per share of Wintrust common stock over a 10-trading day period before the closing of the merger is at least $41.34 and no more than $55.34, the agreement by Town Bankshares not to solicit third-party offers, the termination fee applicable in some circumstances, and the determination of the board of directors that these terms and conditions were appropriate in a strategic transaction of this type; and

         o the fact that the merger agreement allows Town Bankshares to terminate its obligation to complete the merger if the average trading price per share of Wintrust common stock over a 10-trading day period before the closing of the merger is less than $38.34.

         Town Bankshares' board of directors also considered certain potential adverse consequences of the merger, including the following:

         o the possibility that the agreements by Town Bankshares not to solicit third-party offers and to pay a termination fee to Wintrust in some circumstances could inhibit or preclude competing purchase offers;

         o the significant costs involved in connection with the merger and the risk of diverting management's attention and resources from other strategic opportunities and operational matters to focus on combining the companies;

         o the board of directors acknowledged that the merger will be a taxable transaction to the extent that shares of Town Bankshares common stock are exchanged for cash in the merger and, as a result, holders of shares of Town Bankshares common stock may be required to pay taxes on any taxable gain as a result of receipt of the cash portion of the merger consideration; and

         o the risks associated with possible delays in obtaining necessary approvals and the terms of such approvals.

         Town Bankshares' board concluded that the anticipated benefits of the merger were likely to substantially outweigh the preceding risks.

         In reaching its determination to accept the merger agreement proposed by Wintrust, Town Bankshares' board of directors did not assign any relative or specific weights to the factors considered, and individual directors may have given different weights to different factors. Although there can be no assurance, Town Bankshares' board of directors also believes that the merger will provide Town Bankshares' shareholders with increased value and liquidity for their stock and will provide its communities and customers with expanded services and products.

         TOWN BANKSHARES' BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, TOWN BANKSHARES AND ITS SHAREHOLDERS. TOWN BANKSHARES' BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

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

         Certain directors and officers of Town Bankshares have interests in the merger in addition to their interests as shareholders generally, including entitlement to certain cash payments that will be made as a result of the merger under various benefit plans and agreements currently in place and to be made under agreements entered into between the individuals and Wintrust in connection with the merger. You may wish to consider these interests in evaluating Town Bankshares' board of directors' recommendation that you vote in favor of the merger. See "Description of the merger--Interests of certain persons in the merger."

FAIRNESS OPINION OF TOWN BANKSHARES' FINANCIAL ADVISOR

         On June 3, 2004, Town Bankshares engaged Edelman & Co., Ltd. ("Edelman") to undertake to render an opinion to the Town Bankshares board of directors as to the fairness, from a financial point of view, to Town Bankshares' shareholders of a proposed acquisition by Wintrust. Edelman is a financial advisory and consulting firm engaged in advising financial institutions and other businesses regarding mergers and acquisition transactions and other matters. Town Bankshares selected Edelman because of its expertise with financial institutions and mergers and acquisitions.

         No limitations were imposed by Town Bankshares on the scope of Edelman's investigation or the procedures Edelman followed in connection with preparing its opinion. Edelman was not requested to and did not make any recommendation to Town Bankshares' board of directors as to the terms of the transaction, which were determined through negotiations between Town Bankshares and Wintrust in which Edelman did not participate.

         At a meeting of the Town Bankshares board of directors on June 14, 2004, Edelman provided its verbal fairness opinion to the board.

         It was noted (1) that Town Bankshares and Wintrust had entered into an Agreement and Plan of Merger ("the Agreement"), providing for the merger of Town Bankshares with and into Wintrust, (2) that the Agreement provided for shares of common stock, $.01 par value per share, of Town Bankshares, other than shares held by Town Bankshares' Employee Stock Ownership Plan which are to be redeemed for cash, to be converted into the right to receive a combination of cash and shares of Wintrust common stock, no par value, having an aggregate value of $129.10 (the "Consideration"), and (3) that the terms and conditions of the merger, including but not limited to provisions concerning the number of Wintrust shares to be issued with respect to Town Bankshares shares, and allowing the parties to terminate the Agreement based on trading levels of Wintrust's shares (the "Termination Right"), were more fully described in the Agreement. Edelman's opinion, subsequently delivered in written form, indicated that the Consideration was fair, from a financial point of view, to the holders of Town Bankshares common stock.

         THE FULL TEXT OF EDELMAN'S OPINION IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEX D AND IS INCORPORATED HEREIN BY REFERENCE. THE SUMMARY SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION, AND SHAREHOLDERS ARE URGED TO READ THE OPINION.

         In forming its opinion, Edelman reviewed, among other things, (1) Wintrust's Annual Reports on Form 10-K and Annual Reports to Shareholders for the fiscal years ended December 31, 1999 through 2003, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004; (2) Town Bankshares' audited financial statements for the fiscal years ended December 31, 1999 through 2003, and its unaudited internal balance sheet and income statement, provided by Town Bankshares, for the quarter ended March 31, 2004; (3) the Agreement; (4) certain other information concerning the future prospects of Wintrust and Town Bankshares, and of the combined entity, as furnished by the respective companies, which Edelman discussed with the senior management of Wintrust and Town Bankshares; (5) historical market price and trading data for Wintrust's common stock and, as provided by Town Bankshares, for Town Bankshares common stock; (6) the financial performance and condition of Wintrust and Town Bankshares and similar data for other financial institutions which Edelman believed to be relevant; (7) the financial terms of other mergers which Edelman believed to be relevant; and (8) such other information as Edelman deemed appropriate.

         Edelman met with certain senior officers of Wintrust and Town Bankshares to discuss the foregoing as well as other matters relevant to its opinion including Wintrust's and Town Bankshares' past and current business operations, financial condition and future prospects. Edelman also took into account its assessment of general economic, market and financial conditions, and such additional financial and other factors it deemed relevant.

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

         In conducting its review and preparing its opinion, Edelman assumed and relied upon the accuracy and completeness of the financial and other information used by it without independently verifying any such information and further relied upon the assurances of Wintrust's and Town Bankshares' respective managements that they were not aware of any facts or circumstances that would make such information misleading or inaccurate. Edelman also relied upon the accuracy and completeness of Wintrust's and Town Bankshares' representations, warranties and covenants contained in the Agreement. Edelman assumed that the merger would be consummated on the terms described in the Agreement in the absence of circumstances creating a Termination Right on the part of Town Bankshares, that all conditions to consummation of the merger set forth in the Agreement would be satisfied, and that the merger would be consummated on a timely basis. Edelman relied upon Wintrust's and Town Bankshares' respective managements in forming a view of Wintrust's and Town Bankshares' future prospects, and in forming assumptions regarding a variety of matters. Edelman assumed, without independent verification, that Wintrust's and Town Bankshares' allowances for loan losses were adequate to cover such losses. Edelman did not inspect any of Wintrust's or Town Bankshares' properties, assets or liabilities and did not make or obtain any evaluations or appraisals of Wintrust's or Town Bankshares' properties, assets or liabilities.

         EDELMAN'S OPINION TO TOWN BANKSHARES' BOARD OF DIRECTORS WAS DIRECTED SOLELY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION AND DID NOT ADDRESS THE DECISION TO EFFECT THE MERGER OR CONSTITUTE A RECOMMENDATION TO ANY TOWN BANKSHARES SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE ON THE MERGER. THE OPINION WAS BASED ON ECONOMIC AND MARKET CONDITIONS AND OTHER CIRCUMSTANCES EXISTING AT THE TIME THE OPINION WAS RENDERED ON JUNE 14, 2004. EDELMAN DID NOT EXPRESS ANY OPINION ON THE VALUE OF WINTRUST'S COMMON STOCK, OR THE IMPACT THAT THE MERGER WOULD HAVE ON THE VALUE OF WINTRUST'S COMMON STOCK IN THE FUTURE, OR ON AN APPROPRIATE COURSE OF ACTION BY TOWN BANKSHARES' BOARD OF DIRECTORS SHOULD CIRCUMSTANCES GIVE RISE TO A TERMINATION RIGHT ON THE PART OF TOWN BANKSHARES. EDELMAN EXPRESSED NO OPINION ON MATTERS OF A LEGAL, REGULATORY, TAX OR ACCOUNTING NATURE.

         In connection with rendering its opinion to the Town Bankshares board, Edelman performed a variety of financial analyses that are summarized below. The preparation of a fairness opinion is a complex process involving subjective judgments and quantitative analysis and is not necessarily susceptible to partial analysis or summary description. Edelman believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and the factors it considered, without considering all factors and analyses, creates an incomplete view of the analyses and processes underlying Edelman's opinion. Any estimates or assumptions used in Edelman's analyses are not necessarily indicative of actual future value or results, which may be significantly more or less favorable than is suggested by these estimates. No company or previous transaction used in Edelman's analyses was identical to Wintrust or Town Bankshares or the merger. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given more weight than any other analysis. Edelman may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions.

         The following is a brief summary of the analysis performed by Edelman in connection with its opinion.

         1. Comparable Company Analysis. Edelman compared certain financial ratios of Town Bankshares and Wintrust to those of banks and bank holding companies (1) nationwide, (2) headquartered in the Midwest, (3) with assets of $2 billion to $8 billion (publicly traded only), and (4) with assets of $100 million to $350 million. Ratios included return on average assets (ROA), return on average equity (ROE), tangible equity to tangible assets (Capital), and non-performing assets to total assets (NPA/A). Adjustments were made for Wintrust's and Town Bankshares' securities gains, and for Town Bankshares' expenses related to the merger. Based on last 12 months data and median industry data from SNL Financial, L.C., these results were as follows:

                                      ROA      ROE    CAPITAL   NPA/A
                                     -----    -----   -------   -----
      Town Bankshares..............  0.80%     9.9%     7.4%    0.00%
      Wintrust.....................  0.92%    13.4%     6.5%    0.34%
      Nationwide...................  1.03%    10.2%     9.3%    0.35%
      Midwest......................  1.06%    10.4%     9.5%    0.37%
      $2 billion - $8 billion......  1.17%    13.4%     6.9%    0.37%
      $100 million-$350 million....  1.07%    11.0%     9.0%    0.37%

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

         2. Contribution Analysis. Edelman calculated the proportions of total Town Bankshares and Wintrust tangible equity, assets, deposits, and net income that were contributed by Town Bankshares. Net income was calculated with adjustment for securities gains and Town Bankshares expenses related to the merger. Results of Town Bankshares for its most recent quarter were also adjusted for a non-recurring income item. Using the sum of the respective company values at or for the period ended March 31, 2004, the Town Bankshares contribution was 5.3% of tangible equity, 4.5% of assets, 4.9% of deposits, 3.7% of most recent quarter income, and 3.9% of last 12 months income. By comparison, Town Bankshares contributed 3.8% of the sum of Wintrust's market capitalization (based on latest available diluted shares) and Town Bankshares' value as measured by the $41.4 million combined value of Consideration to be paid to Town Bankshares' shareholders and consideration received by Town Bankshares' option holders in the merger ("Deal Value").

         3. Trading. Edelman analyzed various characteristics of the trading markets for Town Bankshares and Wintrust common stock. During the period from May 1, 2003 through June 10, 2004, Wintrust common stock had an average daily trading volume of 105,012 shares, or .52% of its shares outstanding as of March 31, 2004, compared to 50 shares and .02% for Town Bankshares.

         Edelman further analyzed the trading value of Wintrust shares in relation to its last 12 months earnings per share and tangible book value per share (based on latest announced quarterly balance sheet values) in comparison to values for all publicly traded banks (1) nationwide, (2) headquartered in the Midwest, and (3) with assets of $2 billion to $8 billion. Using Wintrust's recent trading pricing and median industry data (excluding pink sheet companies) as of June 2, 2004 from SNL Financial, these results were as follows:

                                                   P/E      P/TB
                                                  -----     ----
          Wintrust..........................       23.4     308%
          All nationally....................       16.9     222%
          Midwest only......................       16.9     220%
          Assets $2 billion - $8 billion....       17.2     272%

         Edelman further determined that based on the current dividend rate and recent trading value of Wintrust common stock, Town Bankshares' shareholders would receive in the merger a dividend yield of approximately .4% in relation to the value of their holdings of Town Bankshares common stock (valued at its latest trading price prior to announcement of the merger). Town Bankshares has not historically paid dividends on its common stock.

         4. Comparable Transaction Analysis. Edelman analyzed certain industry pricing statistics regarding bank acquisitions and compared these to pricing ratios in the merger. The following table shows median price to tangible book value (P/TB), price to earnings (P/E) and price to total deposits (P/D) ratios for three comparable transactions groups: all acquisitions of banks nationally, acquisitions of banks headquartered in the Midwest, and acquisitions of banks with assets of $125 million to $350 million.

                                          P/E         P/TB         P/D
                                         -----        ----        -----
          All nationally...............   24.7        240%        23.3%
          Midwest only.................   24.4        216%        21.6%
          Assets (M) $125 - $350.......   24.1        246%        23.8%

         The data above was gathered from the SNL Financial database with respect to transactions announced from May 1, 2003 through June 1, 2004. Mergers of equals, acquisitions of thrifts, terminated transactions and transactions with pricing data unavailable were excluded. Statistics as of transaction announcement were used unless closing pricing data was available. The number of transactions in the respective groups was as follows: All nationally (167), Midwest only (43), and assets of $125 million - $350 million (50).

         By comparison, in the merger P/TB and P/D were 236% and 19.9%, respectively. In calculating P/E with respect to the merger, different earnings inputs and calculation methodologies were used. Based on last 12 months income, as adjusted for securities gains and expenses related to the merger, the P/E was
22.8 using purchase price per share divided by adjusted diluted earnings per share, while it was 24.9 using Deal Value divided by adjusted net income.

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

         5. Wintrust Trading Price Sensitivity Analysis. Edelman noted that Wintrust operates in an environment of several risk factors, some characteristic of the banking industry and some particular to Wintrust, such as those disclosed in Wintrust's SEC filings. Edelman analyzed the implications on the merger pricing ratios calculated in analysis #4 above of an assumption that Wintrust's common stock would trade at the industry P/E ratios set forth under analysis #3 above. For example, the national average bank trading P/E set forth under analysis #3 was 28% lower than Wintrust's trading P/E. It was calculated that a 28% reduction in the dollar value of the stock portion of the Consideration would change the merger P/E ratio of 24.9 set forth above under analysis #4 to
21.3. However, it was noted that the terms of the merger include a pricing mechanism which adjusts for fluctuations in Wintrust trading price during the pendency of the merger. It was determined that as of closing the $129.10 Consideration price per share could fall no more than 4.0% as a result of a decline in Wintrust's trading price without creating a Termination Right on the part of Town Bankshares. It was further determined that upon closing, shares of Wintrust common stock to be received by Town Bankshares' shareholders would be freely tradeable.

         6. Premium Analysis. Edelman analyzed the price to be paid for Town Bankshares common stock in comparison to the historical trading value of the stock. It was determined that the Consideration level of $129.10 per share represented a premium of 83% over the latest and highest market sale price recorded for Town Bankshares common stock.

         7. Impact Analysis. Edelman analyzed the pro forma impact of the merger on Wintrust's earnings per share ("EPS") under various scenarios and based upon certain assumptions, including but not limited to: (a) Wintrust's guidance suggesting a current 2004 EPS rate of $2.25 to $2.40, and (b) no cost or revenue synergies or purchase accounting adjustments affecting income as a result of the merger. In a scenario reflecting (1) the high end of the EPS guidance, (2) Town Bankshares' net income for the last 12 months adjusted for securities gains and transaction-related expense, and (3) the maximum number of Wintrust shares issued under the Agreement (as driven by Wintrust's common stock price), Wintrust's EPS was shown to decrease by .37%. By altering this scenario to use the low end of the EPS guidance and the minimum Wintrust share issuance, Wintrust's EPS was shown to increase by .35%. Edelman also analyzed the pro forma impact of the merger on Wintrust's tangible book value per share ("TBVPS"). Depending upon the number of Wintrust's shares to be issued in the merger, and based on assumptions including but not limited to an absence of purchase accounting mark-to-market adjustments, TBVPS was shown to decrease 1.9% to 2.5%.

         Edelman and Town Bankshares entered into an agreement relating to the services Edelman provided in connection with its opinion. Under the agreement, Town Bankshares agreed to indemnify Edelman against certain liabilities. Pursuant to the agreement, Town Bankshares has paid Edelman fees totaling $70,000 and has agreed to reimburse Edelman for out-of-pocket expenses associated with its services.

ACCOUNTING TREATMENT

         Wintrust will account for the merger under the "purchase" method of accounting in accordance with accounting principles generally accepted in the United States. Using the purchase method of accounting, the assets and liabilities of Town Bankshares will be recorded by Wintrust at their respective fair values at the time of the completion of the merger. The excess of Wintrust's purchase price over the net fair value of the assets acquired and liabilities assumed will then be allocated to identified intangible assets, with any remaining unallocated cost recorded as goodwill.

TAX CONSEQUENCES OF THE MERGER

         General. The following discussion addresses the material United States federal income tax consequences of the merger that are generally applicable to Town Bankshares' shareholders. It does not address the tax consequences of the merger under foreign, state, or local tax laws or the tax consequences of transactions completed before or after the merger. Also, the following discussion does not deal with all federal income tax considerations that may be relevant to certain Town Bankshares shareholders in light of their particular circumstances, such as shareholders who:

         o        are dealers in securities;

         o        are insurance companies or tax-exempt organizations;

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

         o        are subject to alternative minimum tax;

         o hold their shares as part of a hedge, straddle, or other risk reduction transaction; or

         o        are foreign persons.

         YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO YOU BASED ON YOUR OWN CIRCUMSTANCES, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

         The following discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury Regulations, judicial decisions, and administrative rulings and practice, all as of the date of this document and all of which are subject to change. Any change could be applied to transactions that were completed before the change, and could affect the accuracy of the statements and conclusions in this discussion and the tax consequences of the merger to Wintrust, Town Bankshares and the Town Bankshares shareholders.

         Tax Opinion of Reinhart Boerner Van Deuren s.c. Neither Wintrust nor Town Bankshares has requested, nor will they request, a ruling from the Internal Revenue Service with regard to the federal tax consequences of the merger. Instead, as a condition to the closing of the merger, Reinhart Boerner Van Deuren s.c., legal counsel to Town Bankshares, will render its opinion to Town Bankshares, subject to customary representations and assumptions referred to in the opinion, substantially to the effect that:

         o the merger will constitute a reorganization within the meaning of Section 368(a) of the Code and Town Bankshares and Wintrust will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code; and

         o no gain or loss will be recognized by Town Bankshares shareholders upon the receipt of Wintrust common stock in exchange for Town Bankshares common stock, except with respect to the cash portion of the merger consideration and cash received for a fractional share of Wintrust common stock;

         Reinhart Boerner Van Deuren's opinion will be based upon the assumption that the merger will take place in the manner described in the merger agreement and will also assume the truth and accuracy of certain factual representations that will have been made by Wintrust and Town Bankshares and which are customarily given in transactions of this nature. Reinhart Boerner Van Deuren's opinion will require that at least 50% of the value of the total merger consideration issuable to the holders of shares of Town Bankshares common stock in the merger consist of shares of Wintrust common stock (valuing the Wintrust common stock based on the closing price of the Wintrust common stock as of the date of the closing of the merger). If the value of the stock consideration is less than 50% of the total merger consideration, Reinhart Boerner Van Deuren may not be able to issue its opinion. Since the per share stock consideration in the merger will be determined based on average price of Wintrust's common stock during the 10-trading day pricing period ending two trading days before the merger is completed, the closing price of Wintrust's common stock as of the date of the merger may be less than the average price during the pricing period, or the average price during the pricing period may be less than $41.34 per share, resulting in a fixed exchange ratio of 1.717 shares of Wintrust common stock for each share of Town Bankshares common stock, which in either case would decrease the value of the stock consideration as of the closing of the merger as compared to the cash consideration. Also, the value of the cash consideration in the merger will increase if one or more holders of shares of Town Bankshares common stock exercise dissenters' rights and will also be affected by the amount of cash paid in lieu of fractional shares. Reinhart Boerner Van Deuren's opinion will not be binding on the Internal Revenue Service or the courts and there can be no assurance that the Internal Revenue Service will not take a contrary position to one or more positions reflected herein or that the opinion will be upheld by the courts if challenged by the Internal Revenue Service.

         Gain recognition and tax basis. For United States federal income tax purposes, the "realized gain" of a Town Bankshares shareholder will be equal to the aggregate consideration (both stock and cash) received in the reorganization less the shareholder's basis in his or her Town Bankshares' common stock exchanged. The portion of the shareholder's "realized gain" which must be "recognized" will be equal to the lesser of the cash received (excluding cash received in lieu of fractional shares) or the realized gain as a result of the merger (adjusted for any gain recognized for cash received in lieu of fractional shares). In general, the tax basis in shares of Town Bankshares common stock will carry over to the shares of Wintrust common stock received in exchange therefor.

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

The tax basis of the Wintrust common stock received by Town Bankshares shareholders in the merger will equal the tax basis in the Town Bankshares common stock exchanged for the merger consideration, decreased by the amount of any cash received (other than cash received in lieu of fractional shares of Town Bankshares common stock) and increased by the amount of any cash received which was treated as a dividend and the amount of any gain recognized in the exchange. The gain recognized as a result of cash received in lieu of a fractional share will be equal to the excess of such cash over the tax basis attributable to the share or shares of Town Bankshares common stock exchanged therefor.

         Withholding. Any cash payments received in the merger, including the cash portion of the merger consideration and cash received in lieu of a fractional share of Wintrust common stock, may be subject to the information reporting requirements of the Internal Revenue Service and to backup withholding at the current rate of 28%. Backup withholding will not apply to a payment made to you if you complete and sign the substitute Form W-9 that will be included as part of the transmittal letter and notice from Wintrust's exchange agent, or you otherwise prove to Wintrust and its exchange agent that you are exempt from backup withholding.

         Backup withholding is not an additional tax, but an advance payment. Any amount withheld from the payment of the merger consideration may be credited against the United States federal income tax liability of the beneficial owner subject to the withholding and may be refunded to the extent it results in an overpayment of tax. You should consult with your tax advisor as to your qualification for exemption from backup withholding and the procedures for obtaining this exemption.

         Reporting and Record Keeping. If you exchange shares of Town Bankshares common stock in the merger for Wintrust common stock, you are required to retain records of the transaction, and to attach to your federal income tax return for the year of the merger a statement setting forth all relevant facts with respect to the nonrecognition of gain or loss upon the exchange. At a minimum, the statement must include:

         o your tax basis in the Town Bankshares common stock surrendered; and

         o the amount of cash (if any) received and the fair market value, as of the effective date of the merger, of the Wintrust common stock received in exchange therefor.

         THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL POTENTIAL TAX CONSEQUENCES OF THE MERGER THAT MAY BE RELEVANT TO A PARTICULAR TOWN BANKSHARES SHAREHOLDER. YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU AS A RESULT OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

REGULATORY APPROVALS


         The merger of Wintrust and Town Bankshares is subject to prior approval of each of the Federal Reserve and the Division of Banking of the WDFI. Wintrust submitted an application to the Federal Reserve Bank of Chicago seeking the necessary approval. Although there can be no assurance that the Federal Reserve will approve the merger or as to the timing of approval, Wintrust currently expects it will receive approval of the merger from the Federal Reserve during the third quarter of 2004. Wintrust filed the required application with the Division of Banking of the WDFI on July 23, 2004 and satisfied the notice publication requirements with respect to the application filing on August 11, 2004. Wintrust currently expects to receive approval from the Division of Banking of the WDFI during the third quarter of 2004, although there can be no assurance that the Division of Banking of the WDFI will approve the merger or as to timing of approval by the Division of Banking of the WDFI.


         The merger may not be consummated until 15 days after receipt of Federal Reserve approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve's approval, unless a court specifically orders otherwise.

         The merger cannot proceed without obtaining all requisite regulatory approvals. Wintrust has agreed to take all appropriate actions necessary to obtain the required approvals.

INTERESTS OF CERTAIN PERSONS IN THE MERGER


         As of September 7, 2004, Town Bankshares' directors and executive officers owned, in the aggregate, 50,358 shares of Town Bankshares' common stock, representing approximately 16.9% of Town Bankshares' outstanding shares of common stock, and options to purchase an aggregate of 38,400 shares of Town Bankshares' common stock with a weighted average exercise price of $57.53 per share.


         Town Bankshares' stock option plan provides that all outstanding unvested stock options to purchase Town Bankshares common stock will immediately vest upon the completion of the merger, which would be considered a "change of control" for purposes of these stock options. Wintrust has agreed to assume all outstanding Town Bankshares stock options. At the time the merger is completed, each outstanding Town Bankshares stock option will be converted into an option to purchase Wintrust common shares on the same terms as in effect immediately prior to completion of the merger, except that the number of shares of Wintrust common stock issuable upon the exercise of the options and the exercise price per share will be adjusted based on the per share merger consideration, and all Town Bankshares stock options outstanding will become fully vested and exercisable at the effective time of the merger due to the "change in control" provisions discussed above. Accordingly, the completion of the merger will accelerate the vesting of 8,780 options held by Town Bankshares' executive officers to purchase shares of Town Bankshares common stock at an exercise price of $60 per share that were not previously exercisable.

         Employment Agreements. The merger agreement requires two of Town Bankshares' executive officers, Jay C. Mack and Jeffrey A. Olsen, to enter into employment agreements with Town Bank. The terms of both agreements will commence on the closing date of the merger.

         The term of each of the employment agreements is five years. Each of the agreements is subject to automatic renewal for successive one-year terms unless either of the parties to each of the agreements gives notice of its intention not to renew at least 90 days before the expiration of the then current term. Each of the employment agreements contains a non-compete and non-solicitation provision and a confidentiality provision. Each of the non-compete and non-solicitation provisions will remain in effect for two years after termination of employment and the confidentiality provisions will survive indefinitely.

         Each of the agreements provides for a base salary as may, from time to time, be agreed upon by the parties, provided that the amount of the salary may not be reduced below the base salary as of the effective date of the merger unless the reduction is no greater in percentage terms than a general reduction in the base salaries of the President, Chief Executive Officer and Vice President of Wintrust. As of the effective time of the merger, the annual base salaries of Messrs. Mack and Olsen will be $180,000 and $135,000, respectively. Messrs. Mack and Olsen may receive annual discretionary bonuses and salary increases and are entitled to participate in any employee insurance and fringe benefit programs of Wintrust, including the Wintrust 1997 Stock Incentive Plan.

         Stay Bonus Agreements. At the same time as the execution of the merger agreement, Town Bankshares also entered into a stay bonus agreement with each of Jay C. Mack and Jeffrey A. Olsen. The stay bonus agreements provide for the payment of a stay bonus of $330,000 to Mr. Mack and $220,000 to Mr. Olsen contingent on (1) the execution by each executive officer of his employment agreement with Wintrust, (2) the execution by each executive officer of a release for the benefit of Town Bankshares and (3) the closing of the merger. One-half of each stay bonus payment will be payable on the closing date of the merger and the other half will be payable on the later of the 60th-day following the closing date or January 2, 2005 if the executive officer continues to be employed under the terms of his employment agreement as of such date unless involuntarily or constructively terminated by Wintrust prior to such date.

         Amendments to Deferred Compensation Agreements. Town Bank had previously entered into deferred compensation agreements with 12 officers and key employees, including Jay C. Mack, Jeffrey A. Olsen and Roger L. Jensen, Town Bankshares' Vice President - Commercial Lending and a director of Town Bankshares. Each of these deferred compensation agreements had originally provided that upon termination of employment for any reason other than by Town Bank for cause following a "change of control" (which would include the merger), such person would be entitled to payment of the greater of such person's deferred account balance on the date of termination or such person's salary on the date of termination. Each of these officers and key employees entered into an amendment to such person's deferred compensation agreement at the same time as the execution of the merger agreement. With respect to 11 of these persons, the amendments provide that the merger will not constitute a change of control, while the amendment for the other person provides that the merger will constitute a change of control and that such person would be entitled to a payment equal to the greater of such person's deferred account balance on the date of termination or such person's salary on the date of termination upon any termination of employment following the merger but prior to any subsequent change of control of Wintrust other than a voluntary termination by such person or a termination by Town Bank for cause. All of the amendments provided that upon a termination of employment other than by Town Bank for cause following any subsequent change of control of Wintrust, the officer or key employee would be entitled to payment of the sum of such person's deferred account balance on the date of termination and such person's salary on the date of termination.

         Fees Payable to the Members of the Special Committee. The board of directors of Town Bankshares formed a special committee to oversee the sale process and the negotiation of the merger agreement with Wintrust. The members of the special committee met over 10 times in connection with this process, and its members expended significant time and effort in connection with the process. The three members of the special committee, William J. Hickmann, Michael J. Pretasky, Sr. and Robert N. Trunzo, will receive, in the aggregate, fees of $50,000 in connection with their services on the special committee.

         Continued Director and Officer Liability Coverage. Following the effective time, Wintrust has agreed to indemnify and hold harmless the current and former directors and officers of Town Bankshares and each of its subsidiaries for all actions taken by them prior to the effective time of the merger, to the same extent as Town Bankshares and each of its subsidiaries currently provide for indemnification of their officers and directors. Pursuant to the terms of the merger agreement, Wintrust has agreed to provide to each of the directors and officers of Town Bankshares and each of its subsidiaries, following the effective time, coverage against personal liability for actions taken after the effective time of the merger for a period of five years after the effective time. Wintrust's obligation to provide directors' and officers' liability insurance is conditioned on Town Bankshares' and its subsidiaries' insurer maintaining existing coverage after the completion of the merger. If such insurer terminates or declines to continue coverage, Wintrust has agreed to use commercially reasonable efforts to obtain similar coverage. If Wintrust is unable to obtain such similar coverage, Wintrust is obligated to obtain the best coverage available, in its reasonable judgment, for a cost not exceeding a specified maximum dollar amount.

VOTING AGREEMENT

         All directors and executive officers of Town Bankshares have entered into a voting agreement with Wintrust. Under this agreement, these shareholders have each agreed to vote their respective shares of Town Bankshares common stock:

         o in favor of the merger and the transactions contemplated by the merger agreement;

         o against any action or agreement that would result in a material breach of any term or obligation of Town Bankshares under the merger agreement; and

         o against any action or agreement that would impede, interfere with or attempt to discourage the transactions contemplated by the merger agreement.

         Furthermore, each of these shareholders has also agreed not to grant any proxies, deposit any shares of Town Bankshares common stock into a voting trust or enter into any other voting agreement with respect to any shares of Town Bankshares common stock that they own or, without the prior approval of Wintrust, solicit, initiate or encourage any inquiries or proposals for a merger or other business combination involving Town Bankshares. The shares subject to the voting agreement represent approximately 16.9% of Town Bankshares' outstanding shares of common stock on the record date. The voting agreement will terminate upon the earlier of the consummation of the merger or termination of the merger agreement in accordance with its terms.

RESTRICTIONS ON RESALE OF WINTRUST COMMON STOCK

         All shares of Wintrust common stock issued to Town Bankshares' shareholders in connection with the merger will be freely transferable, except that shares received by persons deemed to be "affiliates" of Town Bankshares under the Securities Act at the time of the special meeting may be resold only in transactions permitted by Rule 145 under the Securities Act or otherwise permitted under the Securities Act. This proxy statement/prospectus does not cover any resales of the shares of Wintrust common stock to be received by Town Bankshares' shareholders upon completion of the merger, and no person may use this proxy statement/prospectus in connection with any resale. Based on the number of shares of Wintrust common stock anticipated to be received in the merger, it is expected that Rule 145 will not limit the amount of shares that former Town Bankshares shareholders will be able to sell into the market. Persons who may be deemed affiliates of Town Bankshares for this purpose generally include directors, executive officers, and the holders of 10% or more of the outstanding shares of Town Bankshares' common stock.

                       DESCRIPTION OF THE MERGER AGREEMENT

         The following summary of the merger agreement is qualified by reference to the complete text of the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. You should read the merger agreement completely and carefully as it, rather than this description, is the legal document that governs the merger.

TIME OF COMPLETION

         The completion of the merger will take place on the fifth business day after the day on which the last of the conditions to closing set forth in the merger agreement have been fulfilled or waived, or at another time that both parties mutually agree upon. The completion of the merger sometimes is referred to in this proxy statement/prospectus as the closing date. The time at which the merger becomes effective is sometimes referred to in this proxy statement/prospectus as the "effective time."

CONSIDERATION TO BE RECEIVED IN THE MERGER

         If the merger is completed, the shares of Town Bankshares common stock which you own immediately before the completion of the merger will be converted into a right to receive shares of Wintrust common stock and cash. The number of Wintrust shares that you will receive for each share of Town Bankshares common stock that you own--a number referred to as the "per share stock consideration"--will be determined by dividing $71.00 by the average of the high and low sales price of Wintrust's common stock during a set "pricing period," provided that such average is not higher than $55.34 or less than $41.34. The pricing period is the 10-day trading period ending two trading days before the merger is completed.

         In effect, the merger agreement provides that the average price of Wintrust common stock used to calculate the exchange ratio will not be higher than $55.34 or less than $41.34. When the average price of Wintrust common stock is within that range, there is an inverse relationship between the Wintrust average price and the number of Wintrust shares that you will receive. As the average price of Wintrust common stock approaches $55.34, you would receive a lower number of shares of Wintrust common stock than you would receive when the average price of Wintrust common stock nears $41.34. If the Wintrust common stock price is within the range, the per share value of the merger consideration that you receive would be $129.10.

         If the average price of Wintrust common stock during the 10-day pricing period is greater than $55.34 per share, then the per share stock consideration will be $71.00 divided by $55.34, or 1.283 shares of Wintrust common stock to be issued for each share of Town Bankshares common stock, which means the per share value of the consideration you will receive in the merger will be greater than it is within the range, as illustrated in the table below. If the average price of Wintrust common stock during the 10-day pricing period is less than $41.34 per share, then the per share stock consideration will be $71.00 divided by $41.34, or 1.717 shares of Wintrust common stock to be issued for each share of Town Bankshares common stock, which means the per share value of the consideration you will receive in the merger will be less than it is within the range.

         However, subject to certain conditions, Wintrust may terminate the merger agreement if the average price of Wintrust common stock is greater than $58.34 and Town Bankshares may terminate the merger agreement if the average price of Wintrust common stock is less than $38.34.

         The following table illustrates the per share value of merger consideration that Town Bankshares shareholders will receive in the merger based on a range of Wintrust common stock prices.

                                                VALUE OF PER SHARE                              TOTAL PER SHARE
   WINTRUST AVERAGE        PER SHARE STOCK             STOCK           VALUE OF PER SHARE       VALUE OF MERGER
      STOCK PRICE         CONSIDERATION(1)       CONSIDERATION(2)       CASH COMPENSATION        CONSIDERATION
   ----------------       ----------------      ------------------     ------------------       ---------------
        $58.34                  1.283                  $74.85                 $58.10                $132.95
         57.34                  1.283                   73.57                  58.10                 131.67
         56.34                  1.283                   72.28                  58.10                 130.38
         55.34                  1.283                   71.00                  58.10                 129.10
         54.34                  1.307                   71.00                  58.10                 129.10
         53.34                  1.331                   71.00                  58.10                 129.10
         52.34                  1.357                   71.00                  58.10                 129.10
         51.34                  1.383                   71.00                  58.10                 129.10
         50.34                  1.410                   71.00                  58.10                 129.10
         49.34                  1.439                   71.00                  58.10                 129.10
         48.34                  1.469                   71.00                  58.10                 129.10
         47.34                  1.500                   71.00                  58.10                 129.10
         46.34                  1.532                   71.00                  58.10                 129.10
         45.34                  1.566                   71.00                  58.10                 129.10
         44.34                  1.601                   71.00                  58.10                 129.10
         43.34                  1.638                   71.00                  58.10                 129.10
         42.34                  1.677                   71.00                  58.10                 129.10
         41.34                  1.717                   71.00                  58.10                 129.10
         40.34                  1.717                   69.28                  58.10                 127.38
         39.34                  1.717                   67.57                  58.10                 125.67
         38.34                  1.717                   65.85                  58.10                 123.95

----------------------
(1) The numbers in this column represent the number of shares of Wintrust common stock which you will receive for each share of Town Bankshares common stock that you own.
(2) Assumes the closing price of Wintrust common stock on the date of the merger is the same as the average price during the pricing period. The actual trading price of Wintrust common stock is subject to market fluctuations, and Town Bankshares shareholders will not be entitled to receive additional shares in the merger if the trading price of Wintrust's common stock on the closing date of the merger is less than the average price during the pricing period.

         Instead of issuing a fractional share of Wintrust common stock in connection with payment of the stock consideration, cash will be paid in an amount determined by multiplying the fractional share by the average price during the pricing period.

         Stock Options. Options to purchase Town Bankshares common stock that are outstanding and unexercised immediately before the effective time of the merger will become options to purchase Wintrust common stock. The number of shares of Wintrust common stock subject to the converted stock options will be equal to the number of shares of Town Bankshares common stock subject to Town Bankshares stock options multiplied by the quotient of the aggregate per share merger consideration divided by the average price of Wintrust common stock as of the determination date. We sometimes refer to the quotient of the aggregate per share merger consideration divided by the average price of the Wintrust common stock as of the determination date as the "option exchange ratio." The exercise price of a converted stock option will equal the original Town Bankshares stock option's exercise price divided by the option exchange ratio. Except as described above, a converted stock option will have the same terms and conditions as the original Town Bankshares stock option. All outstanding Town Bankshares stock options will become vested and immediately exercisable at the effective time of the merger.

EXCHANGE OF CERTIFICATES

         Wintrust has engaged Illinois Stock Transfer Company to act as its exchange agent to handle the exchange of Town Bankshares common stock for the merger consideration and the payment of cash for any fractional share interest. Within five business days after the effective time, the exchange agent will send to each Town Bankshares shareholder a letter of transmittal for use in the exchange with instructions explaining how to surrender Town Bankshares common stock certificates to the exchange agent. Town Bankshares shareholders that surrender their certificates to the exchange agent, together with a properly completed letter of transmittal, will receive the merger consideration. Town Bankshares shareholders that do not exchange their Town Bankshares common stock will not be entitled to receive the merger consideration or any dividends or other distributions by Wintrust until their certificates are surrendered. After surrender of the certificates representing Town Bankshares shares, any unpaid dividends or distributions with respect to the Wintrust common stock represented by the certificates will be paid.

CONDUCT OF BUSINESS PENDING THE MERGER AND CERTAIN COVENANTS

         Under the merger agreement, Town Bankshares has agreed to certain restrictions on its activities until the merger is completed or terminated. In general, Town Bankshares and its subsidiaries are required to conduct their business in the usual and ordinary course, consistent with prudent banking practice.

         The following is a summary of the more significant restrictions imposed upon Town Bankshares, subject to the exceptions set forth in the merger agreement:

         o except with respect to the exercise of outstanding options to purchase Town Bankshares common stock, effecting any change in the capitalization or the number of issued and outstanding shares of Town Bankshares or any of its subsidiaries;

         o paying any dividends or other distributions, except in connection with the ESOP share redemption;

         o amending its articles of incorporation or by-laws, the charter or by-laws of Town Bank or the organizational documents of the other subsidiaries;

         o increasing the compensation of the officers or key employees of Town Bankshares or any of its subsidiaries or paying any bonuses unless the amount of the increase or bonus payment does not exceed $10,000 in the aggregate to any individual officer or key employee;

         o except with respect to the build-out of Town Bank's Madison branch, making any expenditure for fixed assets in excess of $25,000 for any single item, or $100,000 in the aggregate, or entering into any lease for any fixed assets having an annual rental in excess of $25,000;

         o making or becoming party to a contract, commitment, or transaction, acquiring or disposing of any property or asset, or incurring any liabilities or obligations, other than in the ordinary course of business consistent with prudent banking practice and its current policies;

         o doing or failing to do anything that will cause a breach or default under any material contract;

         o making, renewing or restructuring any loan in excess of $1,000,000 other than in the ordinary course of business consistent with prudent banking practice and Town Bank's current loan policies and applicable governmental rules and regulations;

         o entering into employment, consulting, or similar agreements that cannot be terminated with less than 30 days notice without penalty;

         o accepting or renewing any brokered deposits to the extent that the total of outstanding brokered deposits at any one time exceeds $60,000,000 in the aggregate;

         o buying or investing in government securities that have maturities of more than five years and a rating agency rating below "A";

         o terminating, curtailing or discontinuing any of its benefit plans; and

         o changing in any material respect any accounting or recordkeeping procedures, policies or practices.

         Wintrust has agreed to file all applications and notices to obtain the necessary regulatory approvals for the transactions contemplated by the merger agreement. Town Bankshares has agreed to cooperate with Wintrust in connection with obtaining the regulatory approvals. Both parties agree:

         o to use all reasonable and diligent efforts and to cooperate in the preparation and filing of all applications, notices and documents required to obtain regulatory approval and/or consents from governmental authorities for the merger and the merger agreement;

         o to use reasonable and diligent good faith efforts to satisfy the conditions required to close the merger and to consummate the merger as soon as practicable;

         o that neither will intentionally act in a manner that would cause a breach of the merger agreement or that would cause a representation made in the merger agreement to become untrue; and

         o to coordinate publicity of the transactions contemplated by the merger agreement to the media and Town Bankshares' shareholders.

         Town Bankshares has agreed that it will not solicit, encourage or facilitate any third-party inquiries or proposals to acquire Town Bankshares and will not participate in any negotiations or discussions regarding a proposal to acquire Town Bankshares. However, Town Bankshares may provide information and negotiate with a third party if Town Bankshares' board of directors determines that failure to do so would be inconsistent with its fiduciary duties. Town Bankshares is required under the merger agreement to provide Wintrust notice of any proposal that it receives to acquire Town Bankshares.

         Town Bankshares has also agreed to provide Wintrust with certain documents before the closing date, including:

         o        interim financial statements;

         o        prompt notice of any written assertions of dissenters' rights;

         o reasonable notice of any meetings of the boards and committees of Town Bankshares, Town Bank or Town Investment Corp.; and

         o certain information regarding the loans in Town Bank's loan portfolio.

         The merger agreement also contains certain covenants relating to employee benefits and other matters pertaining to officers and directors. See "Description of the merger agreement--Employee benefit matters" and "Description of the merger--Interests of certain persons in the merger."

REPRESENTATIONS AND WARRANTIES

         The merger agreement contains representations and warranties made by Town Bankshares and Wintrust. These include, among other things, representations relating to:

         o        valid corporate organization and existence;

         o corporate power and authority to enter into the merger and the merger agreement;

         o        capitalization;

         o        financial statements;

         o        certain tax matters;

         o        absence of material adverse changes;

         o        government approvals required in connection with the merger;

         o        absence of undisclosed investigations and litigation;

         o        compliance with laws;

         o        broker/finder fees;

         o        governmental registrations, licenses, permits, and reports;
                  and

         o absence of any breach of organizational documents, law or other agreements as a result of the merger.

         Wintrust also represents and warrants to Town Bankshares in the merger agreement regarding:

         o        compliance with SEC filing requirements; and

         o        filing of necessary reports with regulatory authorities.

         Town Bankshares makes additional representations and warranties to Wintrust in the merger agreement relating to, among other things:

         o        organizational documents and stock records;

         o title to real property, personal property and other material assets;

         o        insurance matters;

         o        employee benefits;

         o        environmental matters;

         o        ownership of Town Bank and the other subsidiaries;

         o compliance with, absence of default under and information regarding material contracts;

         o        loans and its allowance for loan losses;

         o        investment securities;

         o        compliance with the Community Reinvestment Act;

         o        conduct of business and maintenance of business relationships;

         o        technology and intellectual property;

         o        absence of undisclosed liabilities; and

         o        affiliate transactions.

CONDITIONS TO COMPLETION OF THE MERGER

         Closing Conditions for the Benefit of Wintrust. Wintrust's obligations are subject to fulfillment of the following conditions:

         o the accuracy of representations and warranties of Town Bankshares in the merger agreement as of the closing date, unless the failure to be accurate does not have a material impact on Town Bankshares;

         o performance by Town Bankshares in all material respects of its agreements under the merger agreement;

         o the registration statement has been declared effective by the SEC and continues to be effective as of the effective time;

         o        approval of the merger by Town Bankshares' shareholders;

         o the holders of not more than 10% of the outstanding shares of Town Bankshares common stock give written demand for dissenters' rights in accordance with Wisconsin law;

         o        receipt of all necessary regulatory approvals;

         o no adverse material change in Town Bankshares since June 14, 2004;

         o no litigation resulting from the transactions contemplated by the merger agreement;

         o receipt of certain certificates from Town Bankshares and a legal opinion from Town Bankshares' legal counsel;

         o execution of an employment agreement by each of Jay C. Mack and Jeffrey A. Olson;

         o termination of the Town Bank's Employee Stock Ownership Plan, or the ESOP, and completion of the redemption of shares of Town Bankshares common stock in the ESOP;

         o amendment of certain deferred compensation agreements between Town Bankshares and certain of Town Bank's officers and key employees; and

         o        receipt of necessary consents, permissions and approvals.

         Closing Conditions for the Benefit of Town Bankshares. Town Bankshares' obligations are subject to fulfillment of the following conditions:

         o accuracy of representations and warranties of Wintrust in the merger agreement as of the closing date, unless the failure to be accurate does not have a material impact on Wintrust;

         o performance by Wintrust in all material respects of their agreements under the merger agreement;

         o Wintrust's common stock to be issued in the merger shall be approved for trading on the Nasdaq National Market;

         o        approval of the merger by Town Bankshares' shareholders;

         o        receipt of all necessary regulatory approvals;

         o execution and delivery of articles of merger suitable for filing with the Illinois Secretary of State and the WDFI;

         o the registration statement has been declared effective by the SEC and continues to be effective as of the effective time;

         o no litigation resulting from the transactions contemplated by the merger agreement;

         o        no material adverse change in Wintrust since June 14, 2004;

         o receipt of certain certificates from Wintrust, a tax opinion from Town Bankshares' legal counsel and a legal opinion from Wintrust's legal counsel; and

         o        receipt of necessary consents, permissions and approvals.

MINIMUM NET WORTH AND LOAN LOSS RESERVE REQUIREMENTS CLOSING CONDITION

         Also, as a condition to Wintrust's obligation to close, as of the closing date:

         o Town Bankshares' shareholders' equity, after disregarding any adjustments made pursuant to FAS 115, must exceed the sum of
                  (1) $17,400,000, plus (2) any cash receipts and tax benefits recorded by Town Bankshares from the exercise of outstanding options to purchase Town Bankshares common stock, minus (3) fees for attorneys, accountants and other advisors incurred by Town Bankshares in connection with the merger, up to $300,000, minus (4) the amount paid to redeem the ESOP Shares, but not in excess of the sum of $58.10 plus the cash value of the per share stock consideration received by holders of Town Bankshares common stock; and

         o Town Bankshares may have no more than $6,186,000 in outstanding principal of holding company-level debt (including trust preferred securities).

         Additionally, as of the closing date, Town Bank's reserve for loan losses may not be less than 1% of its net loans.

TERMINATION

         The merger agreement may be terminated under any of the following circumstances, as set forth in the merger agreement:

         o        at any time by written agreement of Wintrust and Town
                  Bankshares;

         o by either party if the closing has not occurred by November 30, 2004 or such later date agreed to by the parties; provided, that the termination date will be extended to February 28, 2005 if the sole impediments to closing are due to delays in receiving regulatory approval from the Federal Reserve or the WDFI or in the SEC declaring the registration statement effective;

         o Town Bankshares receives and accepts a superior proposal for acquisition by a third party;

         o by Wintrust if Town Bankshares has not satisfied a condition under the merger agreement required to be met by Town Bankshares prior to the closing date, or if it becomes impossible for Town Bankshares to satisfy a condition and Town Bankshares' inability to satisfy the condition was not caused by Wintrust's failure to meet any of its obligations under the Agreement and Wintrust has not waived such condition;

         o by Town Bankshares if Wintrust has not satisfied a condition under the merger agreement required to be met by Wintrust prior to the closing date, or if it becomes impossible for Wintrust to satisfy a condition and Wintrust's inability to satisfy the condition was not caused by Town Bankshares' failure to meet any of its obligations under the Agreement and Town Bankshares has not waived such condition; and

         o by Wintrust, if the average of the high and low sale price of Wintrust common stock during the 10-day trading period ending two trading days before the closing date is greater than $58.34, or, by Town Bankshares, if the price of Wintrust common stock (determined in the same manner) is less than $38.34, subject to certain conditions.

TERMINATION FEE

         Wintrust may demand a $1,000,000 termination fee from Town Bankshares if the merger agreement is terminated under the following circumstances:

         o Wintrust terminates the merger agreement because Town Bankshares breaches its covenant not to solicit an acquisition proposal from a third party;

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

         o Town Bankshares terminates the merger agreement upon its receipt and approval of a superior proposal for an acquisition by a third party; or

         o the merger agreement is terminated by written agreement of Wintrust and Town Bankshares or by either Wintrust or Town Bankshares because the closing has not occurred by November 30, 2004 (or February 28, 2004, if the sole impediments to closing are due to delays in receiving regulatory approval from the Federal Reserve or the WDFI or in the SEC declaring the registration statement effective);

and in each such case, within six months after termination of the merger agreement, Town Bankshares consummates or enters into a definitive agreement relating to an acquisition transaction which was made known to any member of Town Bankshares' board of directors and not disclosed to Wintrust prior to the date of such termination.

MANAGEMENT OF WINTRUST AND TOWN BANK AFTER THE MERGER

         After the merger, the Wintrust board of directors will remain the same and the Town Bank board of directors will likely change to include members of Wintrust's management.

EMPLOYEE BENEFIT MATTERS

         The merger agreement requires Town Bankshares to terminate all of its employee benefit plans, other than its 401(k) plan, health, life and disability insurance plans, and long-term care plan, and to pay or accrue all liabilities relating to the terminated employee benefit plans prior to closing. Wintrust will assume those plans which Town Bankshares does not terminate and former Town Bankshares employees may continue to participate in those plans until Wintrust terminates the plans or merges them with existing Wintrust plans. Wintrust reserves the right to amend or terminate these plans and arrangements in accordance with the terms of the plans and arrangements and applicable laws. If Wintrust chooses to terminate any Town Bankshares employee benefit or similar plan after the closing date, employees previously covered under the terminated plan will be eligible to participate in a similar Wintrust benefit plan.

TERMINATION OF ESOP AND REDEMPTION OF ESOP SHARES

Town Bankshares maintains the ESOP and has allocated 1,449 shares of Town Bankshares' common stock to participants in the plan. The ESOP also holds 6,251 shares of Town Bankshares common stock that are unallocated. As of the effective time of the merger, the interests of all participants in and beneficiaries of the ESOP will fully vest and become nonforfeitable. Pursuant to the merger agreement, Town Bankshares must undertake three actions in connection with the ESOP prior to the effective time of the merger. First, prior to the effective time, it must terminate the ESOP and, as promptly as practicable, request from the Internal Revenue Service a favorable determination letter as to the tax qualified status of the ESOP upon its termination under Section 401(a) of the Internal Revenue Code of 1986. Second, Town Bankshares must redeem for cash, in an amount per share equal to the sum of $58.10 plus the cash value of the per share stock consideration received by Town Bankshares' shareholders, all unallocated shares of Town Bankshares common stock held by the ESOP and all shares of Town Bankshares' common stock allocated to the ESOP accounts of current or former employees of Town Bankshares who participated in or are beneficiaries of the ESOP. Third, Town Bankshares must cause the loan between it and the trust formed under the ESOP to be repaid in full from the cash consideration received pursuant to the redemption of unallocated ESOP shares. Each participant's account will be credited with an amount equal to the number of shares of Town Bankshares common stock allocated to such participant's account multiplied by the ESOP cash redemption price. The ESOP cash redemption price for the unallocated shares of Town Bankshares common stock will be used first to repay the loan from Town Bankshares to the ESOP trust which had a total balance due of approximately $375,100 as of June 30, 2004. Town Bankshares has amended the ESOP to provide that the remainder of the ESOP cash redemption price for the unallocated shares will be allocated to the accounts of the ESOP participants pro rata based on compensation earned between January 1, 2004 and the date of termination of the ESOP. ESOP participants must be employed by Town Bankshares or its subsidiaries as of the date of the termination of the ESOP to share in this allocation. However, to the extent this allocation exceeds certain limitations under the Internal Revenue Code, the amount in excess of such limitations will be allocated to the accounts of all ESOP participants pro rata based on the account balances immediately prior to the redemption. The termination of the ESOP and the redemption of the shares of Town Bankshares common stock in the ESOP will not be effective unless the merger is subsequently completed.

         Town Bankshares, before the effective time, and Wintrust, after the effective time, must use their respective reasonable and diligent efforts to obtain a favorable final determination letter from the IRS. If, before the effective time, Town Bankshares or, after the effective time, Wintrust reasonably determines that the ESOP cannot obtain a favorable final determination letter from the IRS or that the amounts held in the ESOP cannot be applied, allocated or distributed without causing the ESOP to lose its tax qualified status, then Town Bankshares, if before the effective time, or Wintrust, if after the effective time, must take such action as they reasonably determine with respect to the distribution of benefits to ESOP participants or beneficiaries. However, the assets of the ESOP must be held or paid only for the benefit of ESOP participants and beneficiaries and, in no event, may any portion of the amounts held in the ESOP revert, directly or indirectly, to Town Bankshares, or any of its subsidiaries, or Wintrust, or any of its affiliates.

         Following termination of the ESOP, subject to receipt of a favorable determination letter from the Internal Revenue Service, each ESOP participant will receive a distribution of the value of his or her account balance under the ESOP. An ESOP participant may elect to have the distribution paid to him or her or directly rolled over to an IRA that he or she establishes or an eligible employer plan that will accept it and hold it for the participant's benefit.

         If an ESOP participant chooses a direct rollover, the distribution will not be taxed in the current year and no income tax will be withheld. The distribution will be taxed later when the ESOP participant takes it out of the IRA or eligible employer plan. If an ESOP participant chooses to have the payment made directly to him or her, the ESOP participant will receive only 80% of the taxable amount of the distribution, because the ESOP administrator will be required to withhold 20% of the distribution as income tax withholding. If an ESOP participant receives a distribution of the amount, he or she can elect to roll the distribution into an IRA or an eligible employer plan within 60 days after receipt of the distribution. If an ESOP participant makes such an election and wants to roll over 100% of the distribution to an IRA or an eligible employer plan, he or she must find other money to replace the 20% of the taxable portion that was withheld. If an ESOP participant rolls over only the 80% that was received, he or she will be taxed on the 20% that was withheld and that is not rolled over. If the ESOP participant does not roll over any part of the distribution into an IRA or an eligible employer plan within 60 days, the full amount of the distribution will be taxed to the ESOP participant in the year he or she receives the distribution. If the ESOP participant receives the payment before age 59 1/2, he or she may have to pay an additional 10% tax. ESOP participants should consult with their tax advisors before deciding whether to receive the distribution or roll over the distribution into an IRA or an eligible employer plan.

EXPENSES

         All expenses incurred in connection with the merger agreement will be paid by the party incurring the expenses, except that the fees paid in connection with the filing of the registration statement will be borne by Wintrust, and Wintrust and Town Bankshares have agreed to share equally the cost and expense incurred in connection with printing and mailing the registration statement. Wintrust and Town Bankshares have also agreed to reimburse each other for certain expenses incurred not exceeding $300,000 in the event the merger is terminated prior to the closing date for certain specified reasons relating to its material breach of the merger agreement.

NASDAQ STOCK LISTING

         Wintrust's common stock currently is listed on the Nasdaq National Market under the symbol "WTFC." The shares to be issued to the Town Bankshares shareholders as merger consideration also will be eligible for trading on the Nasdaq National Market.


                        COMPARISON OF SHAREHOLDER RIGHTS

         The rights of shareholders of Town Bankshares, a Wisconsin corporation, are governed by Town Bankshares' articles of incorporation and by-laws as well as the Wisconsin Business Corporation Law (the "WBCL"). Upon completion of the merger, the rights of Town Bankshares shareholders who receive shares of Wintrust common stock in exchange for their shares of Town Bankshares common stock and become shareholders of

Wintrust will be governed by the articles of incorporation and by-laws of Wintrust. Wintrust is an Illinois corporation governed by the Illinois Business Corporation Act ("IBCA"), as well as the rules and regulations applying to public companies. The following discussion summarizes material differences between the rights of Town Bankshares and Wintrust shareholders and is not a complete description of all of the differences. This discussion is qualified in its entirety by reference to the WBCL, IBCA and Wintrust's and Town Bankshares' articles of incorporation and by-laws.

AUTHORIZED CAPITAL STOCK


         The authorized capital stock of Town Bankshares consists of 500,000 shares of common stock, par value $0.01 per share, and 50,000 shares of preferred stock, par value $0.01 per share. Wintrust is authorized to issue 20 million shares, without par value, of preferred stock, and 30 million shares,without par value, of common stock. At September 9, 2004, Wintrust had 20,550,336 shares of common stock outstanding. Wintrust has not issued any shares of preferred stock. Issuance of shares of Wintrust's preferred stock would affect the relative rights of the holders of its common stock, depending upon the exact terms, qualifications, limitations and relative rights and preferences, if any, of the shares of the preferred stock as determined by Wintrust's Board of Directors.


PAYMENT OF DIVIDENDS

         The ability of Town Bankshares to pay dividends is governed by the WBCL and its articles of incorporation. Under the WBCL, the board of directors of a Wisconsin corporation may not pay dividends or make distributions if, after giving effect to the dividend or distribution, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than the sum of its total liabilities plus, unless the corporation's articles of incorporation permit otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the dividend or distribution, to satisfy the preferential rights upon dissolution of shareholders who preferential rights are superior to those receiving the dividend or distribution. The articles of incorporation of Town Bankshares do not differ from the WBCL.

         The IBCA governs the ability of Wintrust to pay dividends. Under the IBCA, an Illinois corporation may not pay dividends or make other distributions to its shareholders if the distribution would have the effect of making the corporation insolvent or if, after payment of the dividend, the net assets of the corporation would be less than zero or less than the maximum amount payable at the time of distribution to shareholders having preferential rights in the liquidation of the corporation if it were to be liquidated. Wintrust may pay dividends if, as and when declared by its Board of Directors. As noted above, Wintrust's ability to pay dividends is subject to limitations imposed by the IBCA. If Wintrust issues any shares of its preferred stock in the future, the holders of its preferred stock may have a priority over the holders of its common stock with respect to dividends.

ADVANCE NOTICE REQUIREMENTS FOR PRESENTATION OF BUSINESS AND NOMINATIONS OF DIRECTORS AT ANNUAL MEETINGS OF SHAREHOLDERS

         Wintrust's by-laws provide that nominations for the election of directors may be made by its board of directors or by any shareholder entitled to vote for the election of directors, subject to the nomination having been made in compliance with certain notice and informational requirements. Wintrust's by-laws provide that Wintrust must receive written notice of any shareholder director nomination or proposal for business at an annual meeting of shareholders no later than 60 days in advance of the meeting if the date of the meeting is within 30 days preceding the anniversary date of the prior year annual meeting. Notice must be delivered to Wintrust no later than 90 days before the meeting if the meeting is to be held on or after the anniversary date of the previous year's annual meeting. With respect to any other annual or special meeting, the required notice must be received no later than the tenth day following the date that the date of such meeting is publicly announced.

         Town Bankshares' by-laws provide that, for business to be properly brought before an annual meeting by a shareholder and for a shareholder nomination for the election of directors, the shareholder must give timely written notice to Town Bankshares' Secretary. To be timely, all notices must be received by the Secretary not later than 90 days prior to the anniversary date of the annual meeting of shareholders in the immediately preceding year.

QUORUM

         Town Bankshares' by-laws provide that a majority of its outstanding shares entitled to vote on a matter, in person or by proxy, constitutes a quorum for the taking of action at a meeting of shareholders. Wintrust's by-laws contain essentially the same provision. Like Town Bankshares shareholders, Wintrust shareholders are entitled to one vote for each share owned.

ELECTION, CLASSIFICATION AND SIZE OF BOARD OF DIRECTORS

         Under Town Bankshares' articles of incorporation, its board of directors must consist of not less than four and no more than 15 directors, as may determined by the then authorized number of directors. The number of directors currently authorized is 8. The board of directors is divided into three classes with each class to consist, as nearly as possible, one-third of the total number of authorized directors. Each director is elected to a term ending on the date of the third annual meeting following the annual meeting at which such director was elected.

         Wintrust's board of directors is divided into three classes. Each class serves a staggered term, with one class or approximately one-third of the total number of directors being elected for a three-year term at each annual meeting of shareholders. Wintrust's by-laws state that the number of directors shall be 14; however, the Board of Directors may increase or decrease that number so long as there are not less than six directors at any time. The number of directors currently designated by Wintrust is 14. Shareholders do not have any right to cumulate votes in the election of directors. The staggered election of directors ensures that, at any given time, approximately two-thirds of the directors serving will have had prior experience on the board. Staggered terms for directors also moderate the pace of any change in the board by extending the time required to elect a majority of directors from one to two years. It would be impossible, assuming no resignations or removals of directors, for Wintrust's shareholders to change a majority of the directors at any annual meeting should they consider such a change desirable, unless this provision of Wintrust's articles of incorporation is amended by action of at least 85% of Wintrust's voting shares.

REMOVAL OF DIRECTORS

         Town Bankshares' directors may be removed, but only for cause and only by the affirmative vote of the holders of a majority of outstanding shares entitled to vote with respect to the election of such director at a meeting of shareholders duly called for such purpose.

         Wintrust's directors may be removed by shareholders, with or without cause, at a duly called meeting of shareholders by the affirmative vote of the holders of a majority of outstanding shares entitled to vote.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

         Wintrust's by-laws provide that any vacancies and newly created directorships on the board of directors shall be filled for the remainder of the unexpired term exclusively by a majority vote of the directors then in office. Shareholders do not have the right to fill vacancies.

         Town Bankshares' articles of incorporation provide that any vacancy on the board of directors may be filled by the action of a majority of the remaining directors, even if less than a quorum, or by a sole remaining director. If no director remains in office, any vacancy may be filled by the shareholders. A director elected to fill a vacancy will hold office for the remaining term of directors of the class to which he or she has been elected and until a successor has been elected and qualified.

AMENDMENT OF ARTICLES OF INCORPORATION AND BY-LAWS

         Generally, Town Bankshares' articles of incorporation may be amended by the affirmative vote of a majority of the combined voting power of the then outstanding shares of common stock entitled to vote on the matter. However, amendment of certain provisions of the articles of incorporation requires the affirmative vote of holders of 70% or more of the combined voting power of the then outstanding shares entitled to vote on the matter. These provisions relate to composition of the board of directors and shareholder action by unanimous written consent.

         Town Bankshares' by-laws may generally be amended or repealed by a majority vote of the board of directors or shareholders. However, amendment of certain provisions of the by-laws requires the affirmative vote of holders of 70% or more of the combined voting power of the then outstanding shares entitled to vote on the matter. These provisions relate to shareholder meetings and indemnification of directors and officers. Notwithstanding, the fact that shareholder action regarding those provisions requires a supermajority vote, the articles of incorporation provide that the board of directors may amend or repeal those provisions of the by-laws without a vote of shareholders. The by-laws also limit the power of the board of directors to adopt or amend certain other provisions of the by-laws. First, the board of directors may not amend or repeal a bylaw provision adopted by the shareholders if the provision limits the ability of the board of directors to do so. Second, the board of directors may not amend or repeal a bylaw provision adopted by the shareholders if the provision fixes a greater or lower quorum requirement or a greater voting requirement for the board of directors than otherwise is provided in the WBCL unless the provision expressly provides that it may be amended or repealed by a specified vote of the board of directors.

         Any amendment of Wintrust's articles of incorporation must be approved by a majority vote of the board of directors and also by a vote of at least two-thirds of the outstanding shares of common stock. However, amendment of certain provisions of Wintrust's articles of incorporation requires a higher vote of 85% or more of the outstanding shares. These include provisions relating to: prohibiting cumulative voting rights; the prohibition of shareholder action by written consent; indemnification of Wintrust's officers and directors; the number and classification of the board of directors; and the provisions of the by-laws relating to the vote required to amend certain sections of the articles of incorporation. Wintrust's by-laws may be amended only by the board of directors.

MERGERS, ACQUISITIONS AND OTHER TRANSACTIONS

         Under the IBCA, unless a corporation's articles of incorporation provide otherwise, approval by two-thirds of the voting power of the corporation is required for mergers and other transactions involving any sale, lease, exchange or disposition of all or substantially all of its assets or dissolution. Wintrust's articles of incorporation do not specify a different percentage than that required by law, except as discussed below regarding business combinations with certain persons. See "Business combinations with interested shareholders."

         Under the WBCL, Town Bankshares may sell, lease, exchange or otherwise dispose of substantially all of its property and may merge or enter into a share exchange with another entity only if the transaction is approved by a majority of all votes entitled to be cast at a meeting for the purpose of voting on the transaction.

BUSINESS COMBINATIONS WITH INTERESTED SHAREHOLDERS

         As a public company, Wintrust is governed by the provisions of Section
7.85 of the IBCA which applies to a transaction with an "Interested Shareholder" (as defined below) (the "IBCA fair price provision"). Fair price provisions are designed to impede two-step takeover transactions which might otherwise result in disparate treatment of Wintrust's shareholders.

         Under the IBCA fair price provision, the approval of at least 80% of the shares is required in connection with any transaction involving an Interested Shareholder except (i) in the cases where the proposed transaction has been approved in advance by a majority of those members of the corporation's board of directors who are unaffiliated with the Interested Shareholder and were directors prior to the time when the Interested Shareholder became an Interested Shareholder or (ii) if the proposed transaction meets certain conditions set forth therein which are designed to afford the shareholders a fair price in consideration for their shares, in which case approval of only a majority of the outstanding shares of voting stock is required.

         The term "Interested Shareholder" is defined in the IBCA to include any individual, corporation, partnership or other entity (other than the corporation or any subsidiary) which owns beneficially or controls, directly or indirectly, 15% or more of the outstanding shares of the corporation's voting stock or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three year period immediately before the date on which the determination whether the person is an Interest Shareholder is sought.

         Town Bankshares has opted to be subject to a parallel provision of the WBCL. The WBCL defines a "business combination" as including a merger or a share exchange, sale of assets, issuance of stock or rights to purchase stock and other transactions with interested shareholders. Under the WBCL, an "interested shareholder" is a person who beneficially owns, directly or indirectly, 10% of the outstanding voting stock of a corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting stock within the last three years. During the initial three-year period after a person becomes an interested shareholder in a Wisconsin corporation, with some exceptions, the WBCL prohibits a business combination with the interested shareholder unless the corporation's board of directors approved the business combination or the acquisition of the stock prior to the acquisition date. Following this three-year period, the WBCL also prohibits a business combination with an interested shareholder unless:

         o the board of directors approved the business combination or the acquisition of the stock prior to the acquisition date,

         o the business combination is approved by a majority of the outstanding voting shares not owned by the interested shareholder,

         o the consideration to be received by shareholders meets the "fair price" and form requirements of the statute, or

         o the business combination is of a type specifically excluded from the coverage of the statute.

         As allowed by the WBCL, Town Bankshares has opted to be subject to Sections 180.1130 through 180.1134 of the WBCL which govern mergers or share exchanges between public Wisconsin corporations and significant shareholders and sales of all or substantially all of the assets of public Wisconsin corporations to significant shareholders. These transactions must be approved by 80% of all shareholders and two-thirds of shareholders other than the significant shareholder, unless the shareholders receive a statutory fair price. This is intended to insure that shareholders in a second step merger, share exchange or asset sale receive at least what shareholders received in the first step.
Section 180.1130 of the WBCL defines a "significant shareholder" as the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares, or an affiliate of the Wisconsin corporation that beneficially owned 10% or more of the voting power of the then- outstanding shares within the last two years. The WBCL specifically provides that a person is not a "beneficial owner" of securities for purposes of Section 180.1130 of the WBCL solely because of the existence of an agreement between the person and a record or beneficial owner of such securities under which the owner agrees to vote the securities in favor of a proposed merger, share exchange or sale, lease, exchange or other disposition of assets.

LIMITATIONS ON DIRECTORS' LIABILITY

         Wintrust's articles of incorporation provides that no director will be personally liable to the corporation or any of its shareholders for monetary damages for any breach of fiduciary duty except, as required by the IBCA, as follows:

         o for breach of duty of loyalty to the corporation or the shareholders;

         o for acts and omissions not in good faith or which involved intentional misconduct or a knowing violation of law;

         o for deriving an improper personal benefit from a transaction with the corporation; or

         o under Section 8.65 of the IBCA, which creates liability for unlawful payment of dividends and unlawful stock purchases or redemptions.

         Under the WBCL, a director will not be liable to a corporation, its shareholders or any person asserting rights on behalf of the corporation or its shareholders for damages or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes one of the following:

         o a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest;

         o a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;

         o a transaction from which the director derived an improper personal benefit; or

         o        willful misconduct.

INDEMNIFICATION

         The by-laws of Town Bankshares provide two types of indemnification to its directors and officers. The first type is indemnification for successful defense of claims and the second type covers indemnification for all other claims. As to the first type, within 20 days after receipt of a written request, Town Bankshares must indemnify a director or officer, to the extent that he or she has been successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if the director or officer was a party to the proceeding by virtue of his or her status as a director or officer of the corporation or a wholly-owned subsidiary of the corporation.

         As to the second type, Town Bankshares must indemnify a director or officer against liabilities and expenses incurred by the director or officer in a proceeding to which the director or officer was a party because he or she was a director or officer of the corporation or one of its wholly-owned subsidiaries, unless liability was incurred because the director or officer breached or failed to perform a duty he or she owes the corporation and the breach or failure to perform constitutes any of the following:

         o a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest;

         o a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;

         o a transaction from which the director derived an improper personal benefit; or

         o        willful misconduct.

         Unless otherwise provided by a written agreement between a director or officer and the corporation, the director or officer seeking indemnification must select one of the following means for determining his or her right to indemnification:

                  (1) By a majority vote of a quorum of the board of directors consisting of directors not at the time parties to the same or related proceedings. If a quorum of disinterested directors cannot be obtained, by majority vote of a committee duly appointed by the board of directors and consisting solely of two or more directors who are not at the time parties to the same or related proceedings. Directors who are parties to the same or related proceedings may participate in the designation of members of the committee.

                  (2) By independent legal counsel selected by a quorum of the board of directors or its committee in the manner prescribed in (1) above or, if unable to obtain such a quorum or committee, by a majority vote of the full board of directors, including directors who are parties to the same or related proceedings.

                  (3) By a panel of three arbitrators consisting of one arbitrator selected by those directors entitled under (2) above to select independent legal counsel, one arbitrator selected by the director or officer seeking indemnification and one arbitrator selected by the two arbitrators previously selected.

                  (4) By an affirmative vote of shares represented at a meeting of shareholders at which a quorum of the voting group entitled to vote thereon is present. Shares owned by, or voted under the control of, persons who are at the time parties to the same or related proceedings, whether as plaintiffs or defendants or in any other capacity, may not be voted in making the determination.

                  (5) By a court as set forth in the by-laws.

                  (6) By any other method provided for in any additional right to indemnification permitted under the by-laws.

         In any determination described above, the burden of proof is on the corporation to prove by clear and convincing evidence that indemnification should not be allowed. If it is determined that indemnification is required, the corporation shall pay all liabilities and expenses not prohibited by the by-laws within ten days after receipt of the written determination. The corporation shall also pay all expenses incurred by the director or officer in the determination process described above.

         Except as provided otherwise by written agreement between the director officer and the corporation, a director or officer who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. Application shall be made for an initial determination by the court under (5) above or for review by the court of an adverse determination under (1), (2), (3), (4) or (6) above. If the court determines that the director or officer is entitled to indemnification, the corporation shall pay the director's or officer's expenses incurred to obtain the court-ordered indemnification.

         Under the IBCA, a corporation may indemnify its directors, officers, employees and certain other individuals against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement in connection with actions, suits or proceedings arising because of the person's relationship to the corporation. The indemnification generally will cover expenses regardless of whether it is a civil, criminal, administrative or investigative proceeding if the individual acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. A similar standard applies in an action or suit by or in the right of the corporation, but extends to only expenses, including attorneys' fees, incurred in defense of the proceeding. In these cases, court approval is required before there can be any indemnification when the person seeking indemnification has been found liable to the corporation. To the extent a person otherwise eligible for indemnification is successful on the merits or otherwise in defense of any action, suit or proceeding described above, indemnification for expenses, including attorneys' fees, actually and reasonably incurred is required under the IBCA.

         Wintrust's articles of incorporation and by-laws generally provide for the same indemnification as the IBCA, including the advancement of expenses to the extent permitted by law.

ACTION BY SHAREHOLDERS WITHOUT A MEETING

         Under the IBCA, unless the articles of incorporation provide otherwise, shareholders may act by written consent if the consent is signed by shareholders who collectively own the number of shares that would have been required to take action at an actual shareholder meeting. Wintrust's articles of incorporation and by-laws provide that its shareholders are not permitted to act by written consent. All action required or permitted to be taken by Wintrust's shareholders must be effected at a duly called annual or special meeting of its shareholders.

         Town Bankshares' articles of incorporation provide that shareholders may not act without a meeting unless the unanimous written consent of all shareholders is obtained.

SPECIAL MEETINGS OF SHAREHOLDERS

         Town Bankshares' by-laws state that a special meeting may be called only by the board of directors pursuant to a resolution adopted by three-quarters of the entire board of directors and must be called by the board of directors upon the demand of the holders of record of shares representing 10% of all shares entitled to be cast on any issue proposed to be considered at the special meeting.

         Wintrust's by-laws state that special meetings only may be called by the chairman of the board of directors or the president of Wintrust.

PREEMPTIVE RIGHTS

         Under both the WBCL and the IBCA, preemptive rights will not be available unless a corporation's articles of incorporation specifically provide for these rights. Neither Wintrust's nor Town Bankshares' articles of incorporation provide for preemptive rights. Accordingly, Wintrust shareholders are not entitled to preemptive rights with respect to any shares that Wintrust may issue in the future.

DISSENTERS' RIGHTS

         Under the WBCL, the rights of dissenting shareholders to obtain the fair value for their shares may be available in connection with a merger or consolidation in certain situations. Dissenters' rights are available to Town Bankshares shareholders in connection with the merger because the merger requires shareholder approval. For a description of dissenters' rights, see "Special meeting of Town Bankshares shareholders--Dissenters' rights."

CERTAIN ANTI-TAKEOVER EFFECTS OF WINTRUST'S ARTICLES
AND BY-LAWS AND ILLINOIS LAW

         Certain provisions of Wintrust's articles of incorporation, by-laws and the IBCA may have the effect of impeding the acquisition of control of Wintrust by means of a tender offer, a proxy fight, open-market purchases or otherwise in a transaction not approved by Wintrust's board of directors.

         These provisions may have the effect of discouraging a future takeover attempt which is not approved by Wintrust's board of directors but which individual Wintrust shareholders may deem to be in their best interests or in which Wintrust shareholders may receive a substantial premium for their shares over then-current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of Wintrust's current board of directors or management more difficult.

         These provisions of Wintrust's articles of incorporation and by-laws include the following:

                  (1) Wintrust's board of directors may issue additional authorized shares of Wintrust's capital stock to deter future attempts to gain control of Wintrust, including the authority to determine the terms of any one or more series of preferred stock, such as voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a merger or other transaction by which a third party seeks control, and thereby assist the incumbent board of directors and management to retain their respective positions;

                  (2) Wintrust's staggered board is intended to provide for continuity of its board of directors and to make it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the board of directors without the consent of Wintrust's incumbent board of directors;

                  (3) Wintrust's articles of incorporation do not provide for cumulative voting for any purpose, and its articles of incorporation and by-laws also provide that any action required or permitted to be taken by its shareholders may be taken only at an annual or special meeting and prohibit shareholder action by written consent in lieu of a meeting;

                  (4) Wintrust's articles of incorporation expressly elect to be governed by the provisions of Section 7.85 of the IBCA, as discussed above. Under the IBCA fair price provision and Wintrust's articles of incorporation, the approval of at least 80% of its shares is required in connection with any transaction involving an Interested Shareholder, subject to certain exceptions. Fair price provisions are designed to impede a two-step takeover transactions which might otherwise result in disparate treatment of Wintrust's shareholders; and

                  (5) Amendment of Wintrust's articles of incorporation must be approved by a majority vote of the board of directors and also by a two-thirds vote of the outstanding shares of Wintrust common stock, provided, however, that an affirmative vote of at least 85% of the outstanding voting stock entitled to vote is required to amend or repeal certain provisions of the articles of incorporation, including provisions

         (a) prohibiting cumulative voting rights, (b) relating to certain business combinations, (c) limiting the shareholders' ability to act by written consent, (d) regarding the number, classification of directors, filling of board vacancies and newly created directorships, (e) indemnification of directors and officers by Wintrust and limitation of liability for directors, and (f) regarding amendment of the foregoing supermajority provisions of Wintrust's articles of incorporation. Wintrust's by-laws may be amended only by the board of directors.

         The provisions described above are intended to reduce Wintrust's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of its board of directors.

RIGHTS PLAN


         Wintrust has a shareholders rights plan which could discourage unsolicited or hostile takeover attempts which are not negotiated with its board of directors. The plan discourages such attempts by causing substantial dilution to any person who acquires an amount in excess of a specified percentage of Wintrust's common stock and by making an acquisition of Wintrust, without the consent of its board of directors, prohibitively expensive. The description of the rights plan set forth below does not purport to be complete and is qualified in its entirety by reference to the description of the rights plan set forth in Wintrust's Registration Statement on Form 8-A dated August 28, 1998. See "Incorporation of Certain Information by Reference" on page 55.


         Each share of Wintrust common stock has attached to it a stock purchase right having the terms set forth in a rights agreement between Wintrust and Illinois Stock Transfer Company, as rights agent. Each right will entitle its registered holder to purchase from Wintrust one one-hundredth of a share of Junior Serial Preferred Stock A, without par value, at a price of $85.00 per one one-hundredth share, subject to certain adjustments. Generally, the rights become exercisable when any person or group (i) acquires or obtains the right to acquire 15% or more of Wintrust's common stock, or (ii) commences (or announces its intention to commence) a tender or exchange offer to acquire 15% or more of Wintrust's common stock.

         In the event that any person or group becomes the beneficial owner of 15% or more of Wintrust's common stock, rights owned by that person or group will immediately become null and void. Thereafter, other registered rights holders will have the right to receive, upon exercise at the then-current exercise price of the right, Wintrust common stock having a value equal to two times the exercise price of the right. Additionally, if, after any person or group has acquired 15% or more Wintrust's common stock, Wintrust is acquired in a merger or other business combination or 50% or more of Wintrust's assets or earning power are sold, then each registered right holder will receive the right to purchase, for the exercise price, common stock of the entity which acquires or survives Wintrust having a value equal to twice the exercise price of the right.

         Prior to any person or group acquiring 15% or more of Wintrust's common stock, Wintrust may redeem the rights in whole, but not in part, at a price of $0.01 per right, to be paid in cash, shares of Wintrust common stock or other consideration. In addition, at any time after a person or group acquires 15% of Wintrust's common stock, but prior to such person or group acquiring 50% or more of Wintrust's common stock, Wintrust may exchange the rights, in whole or in part, at an exchange ratio of one share of common stock per right. The rights will expire on July 31, 2008 unless exercised, redeemed, exchanged or otherwise cancelled before that date.

         Town Bankshares does not have a shareholders rights plan.

                                  LEGAL MATTERS

         Certain matters pertaining to the validity of the authorization and issuance of the Wintrust common stock to be issued in the proposed merger will be passed upon by Vedder, Price, Kaufman & Kammholz, P.C., 222 North LaSalle Street, Chicago, Illinois 60601. Certain matters pertaining to the federal income tax consequences of the proposed merger will be passed upon by Reinhart Boerner Van Deuren s.c., 1000 North Water Street, Suite 2100, Milwaukee, Wisconsin 53202. Certain shareholders of Reinhart Boerner Van Deuren s.c. hold shares of Town Bankshares common stock.

                                     EXPERTS

         The consolidated financial statements of Wintrust as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, included in Wintrust's Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon included in Wintrust's Annual Report on Form 10-K for the year ended December 31, 2003, and are incorporated by reference herein in reliance upon such report given on the authority of Ernst & Young LLP as experts in accounting and auditing.

                              SHAREHOLDER PROPOSALS

         After the merger is completed, the next annual meeting of Wintrust's shareholders will be held in 2005. To be considered for inclusion in Wintrust's proxy materials for that annual meeting, any shareholder proposal must be received in writing at Wintrust's principal office at 727 North Bank Lane, Lake Forest, Illinois 60045, no later than December 24, 2004. All shareholder proposals submitted for inclusion in Wintrust's proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act, and, as with any shareholder proposal, Wintrust's articles of incorporation and by-laws and Illinois law.

         Furthermore, in order for any shareholder to properly propose any business for consideration at Wintrust's 2005 annual meeting, including the nomination of any person for election as a director, or any other matter raised other than pursuant to Rule 14a-8 of the proxy rules adopted under the Exchange Act, written notice of the shareholder's intention to make such proposal must be furnished to Wintrust in accordance with its by-laws. Under the existing provisions of Wintrust's by-laws, if the 2005 annual meeting is held on May 26, 2005, the deadline for such notice is March 27, 2005.

                       WHERE YOU CAN FIND MORE INFORMATION

         Wintrust files annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public over the Internet at the SEC's website at www.sec.gov. You may also read and copy any document Wintrust files with the SEC at its public reference room located at 450 Fifth Street, N.W., Washington D.C. 20549. Copies of these documents also can be obtained at prescribed rates by writing to the Public Reference Section of the SEC, at 450 Fifth Street, N.W., Washington D.C. 20549 or by calling 1-800-SEC-0330 for additional information on the operation of the public reference facilities. Wintrust's SEC filings are also available on its Web site at http://www.wintrust.com, and at the office of Nasdaq National Market. For further information on obtaining copies of Wintrust's public filings at the Nasdaq National Market, you should call (212) 656-5060.

         Wintrust filed with the SEC a registration statement on Form S-4 under the Securities Act to register the shares of Wintrust common stock to be issued to Town Bankshares shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Wintrust in addition to being a proxy statement of Town Bankshares for its special meeting. As permitted by the SEC rules, this proxy statement/prospectus does not contain all of the information that you can find in the registration statement or in the exhibits to the registration statement. The additional information may be inspected and copied as set forth above.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The SEC allows Wintrust to incorporate by reference information into this proxy statement/prospectus. This means that Wintrust can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Wintrust has filed previously with the SEC:

         o Wintrust's Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 0-21923);

         o Wintrust's proxy statement in connection with its 2004 annual meeting of shareholders filed with the SEC on April 23, 2004;

         o Wintrust's Quarterly Report on Form 10-Q for the three months ended March 31, 2004 (File No. 0-21923);

         o Wintrust's Quarterly Report on Form 10-Q for the three months ended June 30, 2004 (File No. 0-21923);

         o Wintrust's Current Report on Form 8-K filed with the SEC on January 21, 2004 (File No. 0-21923);

         o Wintrust's Current Report on Form 8-K filed with the SEC on April 20, 2004 (File No. 0-21923);

         o Wintrust's Current Report on Form 8-K filed with the SEC on May 11, 2004 (File No. 0-21923);

         o Wintrust's Current Report on Form 8-K filed with the SEC on June 14, 2004 (File No. 0-21923);

         o Wintrust's Current Report on Form 8-K filed with the SEC on July 20, 2004 (File No. 0-21923); and

         o the description of (a) Wintrust's common stock contained in Wintrust's Registration Statement on Form 8-A dated January 3, 1997 (File No. 0-21923), and (b) the associated preferred share purchase rights contained in Wintrust's Registration Statement on Form 8-A dated August 28, 1998 (File No. 0-21923).

         Wintrust also incorporates by reference any filings it makes with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this proxy statement/prospectus and before the special meeting.

         Any statement contained in a document incorporated by reference in this proxy statement/prospectus shall be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus, or in any other document filed later which is also incorporated in this proxy statement/prospectus by reference, modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed to constitute a part of this proxy statement/prospectus except as so modified or superseded. The information relating to Wintrust contained in this proxy statement/prospectus should be read together with the information in the documents incorporated in this proxy statement/prospectus by reference.


         You may request, either orally or in writing, and Wintrust will provide, a copy of these filings without charge by contacting David A. Dykstra, Wintrust's Chief Operating Officer, at 727 North Bank Lane, Lake Forest, Illinois 60045, (847) 615-4096. IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY OCTOBER 5, 2004, TO RECEIVE THEM BEFORE THE SPECIAL MEETING.


         All information concerning Wintrust and its subsidiaries has been furnished by Wintrust, and all information concerning Town Bankshares has been furnished by Town Bankshares.

                                                                         ANNEX A












                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                         WINTRUST FINANCIAL CORPORATION

                                       AND

                              TOWN BANKSHARES, LTD.







                            DATED AS OF JUNE 14, 2004

                                TABLE OF CONTENTS

                                                                                                            PAGE

Article 1      THE MERGER...................................................................................A-1
      1.1      The Merger...................................................................................A-1
      1.2      Effective Time...............................................................................A-1
      1.3      Effect of the Merger.........................................................................A-1
      1.4      Merger Consideration.........................................................................A-1
      1.5      Effect on Capital Shares; Dissenting Shares..................................................A-2
      1.6      Company Stock Options........................................................................A-2
      1.7      Cancellation of Treasury Shares..............................................................A-3
      1.8      Recapitalization.............................................................................A-3
      1.9      Tax Treatment................................................................................A-3
      1.10     Closing......................................................................................A-3

Article 2      EXCHANGE OF CERTIFICATES.....................................................................A-3
      2.1      Wintrust to Make Shares and Cash Available...................................................A-3
      2.2      No Fractional Shares.........................................................................A-4
      2.3      Exchange of Certificates.....................................................................A-4

Article 3      REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY........................................A-5
      3.1      Organization.................................................................................A-5
      3.2      Organizational Documents; Minutes and Stock Records..........................................A-6
      3.3      Capitalization...............................................................................A-6
      3.4      Authorization; No Violation..................................................................A-7
      3.5      Consents and Approvals.......................................................................A-7
      3.6      Financial Statements.........................................................................A-7
      3.7      No Undisclosed Liabilities...................................................................A-8
      3.8      Loans; Allowance for Loan Losses.............................................................A-8
      3.9      Properties and Assets........................................................................A-8
      3.10     Material Contracts...........................................................................A-9
      3.11     No Defaults.................................................................................A-10
      3.12     Conflict of Interest Transactions...........................................................A-10
      3.13     Investments.................................................................................A-10
      3.14     Compliance with Laws; Legal Proceedings.....................................................A-11
      3.15     Insurance...................................................................................A-11
      3.16     Taxes.......................................................................................A-12
      3.17     Environmental Laws and Regulations..........................................................A-12
      3.18     Community Reinvestment Act Compliance.......................................................A-13
      3.19     Company Regulatory Reports..................................................................A-13
      3.20     Employee Benefit Plans......................................................................A-13
      3.21     Technology and Intellectual Property........................................................A-15
      3.22     No Adverse Change...........................................................................A-15
      3.23     Conduct of Business in Ordinary Course......................................................A-16
      3.24     Change in Business Relationships............................................................A-16
      3.25     Brokers' and Finders' Fees..................................................................A-16
      3.26     No Omissions................................................................................A-16
      3.27     Section 280G Payments.......................................................................A-16

Article 4      REPRESENTATIONS AND WARRANTIES CONCERNING WINTRUST..........................................A-16
      4.1      Organization................................................................................A-16
      4.2      Capitalization..............................................................................A-16
      4.3      Authorization; No Violations................................................................A-17
      4.4      Consents and Approvals......................................................................A-17
      4.5      Wintrust SEC Documents and Financial Statements.............................................A-17

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                            PAGE

      4.6      Compliance with Laws; Legal Proceedings.....................................................A-17
      4.7      Wintrust Regulatory Reports.................................................................A-18
      4.8      No Adverse Change...........................................................................A-18
      4.9      Brokers' and Finders' Fees..................................................................A-18
      4.10     Taxation of the Merger......................................................................A-18
      4.11     No Omissions................................................................................A-18

Article 5      AGREEMENTS AND COVENANTS....................................................................A-19
      5.1      Conduct of Business.........................................................................A-19
      5.2      Access to Information.......................................................................A-20
      5.3      Meeting of Shareholders of the Company......................................................A-20
      5.4      Registration Statement and Regulatory Filings...............................................A-21
      5.5      Listing of Shares...........................................................................A-21
      5.6      Reasonable and Diligent Efforts.............................................................A-21
      5.7      Business Relations and Publicity............................................................A-21
      5.8      No Conduct Inconsistent with this Agreement.................................................A-22
      5.9      Pre-Closing Loan Review.....................................................................A-22
      5.10     Board of Directors' Notices and Minutes.....................................................A-23
      5.11     Untrue Representations and Warranties.......................................................A-23
      5.12     Director and Officer Indemnification and Liability Coverage.................................A-23
      5.13     Monthly Financial Statements................................................................A-24
      5.14     Dissent Process.............................................................................A-24
      5.15     Section 368(a) Reorganization...............................................................A-24
      5.16     Treatment of Options........................................................................A-24
      5.17     Converted Options...........................................................................A-25

Article 6      EMPLOYEE BENEFIT MATTERS....................................................................A-25
      6.1      Benefit Plans...............................................................................A-25
      6.2      Termination of ESOP; Redemption of ESOP Shares..............................................A-25
      6.3      No Rights or Remedies.......................................................................A-26

Article 7      CONDITIONS PRECEDENT TO OBLIGATIONS OF WINTRUST.............................................A-26
      7.1      Representations and Warranties; Performance of Agreements...................................A-26
      7.2      Closing Certificate.........................................................................A-26
      7.3      Regulatory and Other Approvals..............................................................A-26
      7.4      Approval of Merger and Delivery of Agreement................................................A-26
      7.5      Effectiveness of the Registration Statement.................................................A-27
      7.6      No Litigation...............................................................................A-27
      7.7      Termination of ESOP.........................................................................A-27
      7.8      Opinion of Counsel..........................................................................A-27
      7.9      Employment Agreements.......................................................................A-27
      7.10     No Adverse Changes..........................................................................A-27
      7.11     Minimum Net Worth and Loan Loss Reserve Requirements........................................A-27
      7.12     Consents....................................................................................A-27
      7.13     Amendments to Deferred Compensation Agreement...............................................A-28
      7.14     Other Documents.............................................................................A-28

Article 8      CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY..........................................A-28
      8.1      Representations and Warranties; Performance of Agreements...................................A-28
      8.2      Closing Certificates........................................................................A-28
      8.3      Regulatory and Other Approvals..............................................................A-28
      8.4      Approval of Merger and Delivery of Agreement................................................A-28
      8.5      Effectiveness of the Registration Statement.................................................A-28

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                            PAGE


      8.6      No Litigation...............................................................................A-28
      8.7      Opinions of Counsel.........................................................................A-29
      8.8      No Adverse Changes..........................................................................A-29
      8.9      Nasdaq Listing..............................................................................A-29
      8.10     Other Documents.............................................................................A-29

Article 9      NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS...................................A-29
      9.1      Non-Survival................................................................................A-29

Article 10     GENERAL.....................................................................................A-29
      10.1     Expenses....................................................................................A-29
      10.2     Termination.................................................................................A-30
      10.3     Confidential Information....................................................................A-31
      10.4     Non-Assignment; Third-Party Beneficiaries...................................................A-31
      10.5     Notices.....................................................................................A-31
      10.6     Counterparts................................................................................A-32
      10.7     Knowledge...................................................................................A-32
      10.8     Entire Agreement............................................................................A-32
      10.9     Governing Law...............................................................................A-32
      10.10    Severability................................................................................A-32

                                  DEFINED TERMS


Acquisition Proposal...........................................................................................A-22
Agreement.......................................................................................................A-1
Articles of Merger..............................................................................................A-1
Bank............................................................................................................A-1
Benefit Plans..................................................................................................A-13
BHCA............................................................................................................A-5
CERCLA.........................................................................................................A-13
Closing.........................................................................................................A-3
Closing Date....................................................................................................A-3
Code............................................................................................................A-1
Commission......................................................................................................A-7
Company.........................................................................................................A-1
Company Board...................................................................................................A-7
Company Common Share............................................................................................A-1
Company Common Shares...........................................................................................A-1
Company Material Impact........................................................................................A-26
Company Option Plan.............................................................................................A-2
Company Regulatory Reports.....................................................................................A-13
Company Share Certificates......................................................................................A-3
Confidentiality Agreement......................................................................................A-20
Conversion Fund.................................................................................................A-3
Converted Option................................................................................................A-2
CRA............................................................................................................A-13
Deferred Compensation Agreements...............................................................................A-28
Dissenting Shares...............................................................................................A-2
Effective Time..................................................................................................A-1
Employees......................................................................................................A-25
Encumbrances....................................................................................................A-8
Environmental Laws.............................................................................................A-12
ERISA Affiliate................................................................................................A-14
ERISA Plans....................................................................................................A-13
ESOP...........................................................................................................A-25
ESOP Participants..............................................................................................A-25
ESOP Share Redemption..........................................................................................A-25
ESOP Share Redemption Price....................................................................................A-25
ESOP Shares....................................................................................................A-25
Exchange Act...................................................................................................A-17
Exchange Agent..................................................................................................A-3
FDIC...........................................................................................................A-13
Federal Reserve.................................................................................................A-7
Federal Reserve Application.....................................................................................A-7
Final Determination Letter.....................................................................................A-25
Financial Statements............................................................................................A-7
GAAP............................................................................................................A-5
Governmental Authority..........................................................................................A-7
Hazardous Substance............................................................................................A-13
Illinois Act....................................................................................................A-1
Intellectual Property..........................................................................................A-15
Interim Balance Sheet...........................................................................................A-7
Interim Financial Statements....................................................................................A-7
Investment Securities..........................................................................................A-10
IRS............................................................................................................A-14
IT Assets......................................................................................................A-15

knowledge......................................................................................................A-32
Loans...........................................................................................................A-8
Material Adverse Effect.........................................................................................A-5
Material Contracts..............................................................................................A-9
Maximum Amount.................................................................................................A-24
Merger..........................................................................................................A-1
Option Conversion Agreement.....................................................................................A-3
Option Exchange Ratio...........................................................................................A-2
Ordinary Course of Business.....................................................................................A-8
Outstanding Company Option......................................................................................A-2
Parties.........................................................................................................A-1
Per Share Cash Consideration....................................................................................A-2
Per Share Merger Consideration..................................................................................A-1
Per Share Stock Consideration...................................................................................A-1
Permitted Encumbrances..........................................................................................A-9
Plan Amendment..................................................................................................A-3
Proxy Statement/Prospectus......................................................................................A-7
Registration Statement.........................................................................................A-21
Retained Plans.................................................................................................A-25
Returns........................................................................................................A-12
Securities Act..................................................................................................A-7
Shareholders Meeting...........................................................................................A-20
Subsidiaries....................................................................................................A-5
Superior Acquisition Proposal..................................................................................A-22
Surviving Corporation...........................................................................................A-1
TIC.............................................................................................................A-5
Trust...........................................................................................................A-5
WDFI............................................................................................................A-1
WDFI Application................................................................................................A-7
Wintrust........................................................................................................A-1
Wintrust Common Stock...........................................................................................A-1
Wintrust Common Stock Price.....................................................................................A-2
Wintrust Material Impact.......................................................................................A-28
Wintrust Regulatory Reports....................................................................................A-18
Wintrust SEC Documents.........................................................................................A-17
Wintrust Stock Certificates.....................................................................................A-3
Wisconsin Act...................................................................................................A-1

DISCLOSURE SCHEDULES

Equity Investments of the Company...........................................................................3.1(b)
Equity Investments of the Bank..............................................................................3.3(b)
Authorization; No Violation.................................................................................3.4
Consents and Approvals......................................................................................3.5
Financial Statements........................................................................................3.6
No Undisclosed Liabilities..................................................................................3.7
Loans; Allowance for Loan Losses............................................................................3.8
Real Property...............................................................................................3.9(a)
Personal Property...........................................................................................3.9(b)
Assets......................................................................................................3.9(c)
Material Contracts..........................................................................................3.10
Conflict of Interest........................................................................................3.12
Investments.................................................................................................3.13(a)
Compliance with Laws; Legal Proceedings.....................................................................3.14
Insurance...................................................................................................3.15
Taxes.......................................................................................................3.16
Environmental Laws and Regulations..........................................................................3.17
Employee Benefit Plans......................................................................................3.20
Technology and Intellectual Property........................................................................3.21
Brokers' and Finders' Fees..................................................................................3.25
Conduct of Business.........................................................................................5.1
List of Employees...........................................................................................6.1


EXHIBITS

Exhibit A.........Form of Voting Agreement
Exhibit B.........Form of Option Conversion Agreement
Exhibit C.........Form of Opinion of Company Counsel
Exhibit D.........Forms of Key Management Employment Agreement
Exhibit E.........Form of Opinion of Wintrust Counsel

                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (this "Agreement"), is entered into as of the 14th day of June, 2004, by and between WINTRUST FINANCIAL CORPORATION, an Illinois corporation ("Wintrust"), and TOWN BANKSHARES, LTD., a Wisconsin corporation (the "Company"). Wintrust and the Company are together referred to in this Agreement as the "Parties."

                                    RECITALS

         WHEREAS, the boards of directors of each of the Parties have approved and declared it advisable and in the best interest of the Parties and their respective shareholders to effect a reorganization, whereby the Company will merge with and into Wintrust, in the manner and on the terms and subject to the conditions set forth in Article I below (the "Merger"), as a result of which the Company will merge out of existence and Town Bank, a Wisconsin state bank and wholly owned subsidiary of the Company (the "Bank"), will become a wholly owned subsidiary of Wintrust.

         WHEREAS, as a condition to the willingness of Wintrust to enter into this Agreement, certain shareholders of the Company are simultaneously herewith entering into a Voting Agreement, in the form attached hereto as Exhibit A.

         WHEREAS, for federal income tax purposes the Parties desire and intend that the Merger qualify as a reorganization in accordance with Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows.

                                    ARTICLE 1
                                   THE MERGER

         1.1 The Merger. At the Effective Time, in accordance with this Agreement, the Illinois Business Corporation Act (the "Illinois Act") and the Wisconsin Business Corporation Law (the "Wisconsin Act"), the Company shall be merged with and into Wintrust and Wintrust shall continue as the corporation surviving the Merger (sometimes referred to herein as the "Surviving Corporation").

         1.2 Effective Time. As of the Closing, the Parties will cause articles of merger (the "Articles of Merger") with respect to the Merger to be executed and filed with the Secretary of State of the State of Illinois as provided in the Illinois Act and with the Department of Financial Institutions of the State of Wisconsin (the "WDFI") as provided in the Wisconsin Act. The Merger shall become effective on the date and time at which the Articles of Merger are duly filed by the Secretary of State of the State of Illinois and the WDFI, or at such other date and time as is agreed among the Parties and specified in the Articles of Merger (the "Effective Time").

         1.3 Effect of the Merger. At and after the Effective Time, the Merger shall have the effect set forth in Section 11.50 of the Illinois Act and Section
180.1106 of the Wisconsin Act.

         1.4 Merger Consideration. At the Effective Time, each common share of the Company, par value $0.01 per share (each, a "Company Common Share" and collectively, "Company Common Shares"), issued and outstanding immediately prior to the Effective Time (other than (i) Company Common Shares to be cancelled pursuant to Section 1.7, (ii) Dissenting Shares and (iii) any ESOP Shares), shall by reason of the Merger and without any action by the holder thereof, be converted into the right to receive shares of common stock, no par value, of Wintrust ("Wintrust Common Stock") and cash having an aggregate value of $129.10 (the "Per Share Merger Consideration"), determined as follows:

                  (a) Per Share Stock Consideration. The number of shares of Wintrust Common Stock issuable upon conversion of each Company Common Share (the "Per Share Stock Consideration") shall be determined as follows:

                           (i) If the unweighted average of the high and low
                  sale prices of a share of Wintrust Common Stock as reported on the Nasdaq National Market for each of the ten trading days ending on the second trading day preceding the Closing Date (as defined in Section 1.10) (the "Wintrust Common Stock Price") is at least $41.34 and no more than $55.34 the Per Share Stock Consideration shall be the number of shares, rounded to the nearest thousandth of a share, equal to the quotient obtained by dividing $71.00 by the Wintrust Common Stock Price.

                           (ii) If the Wintrust Common Stock Price is less than
                  $41.34, the Per Share Stock Consideration shall be the number of shares, rounded to the nearest thousandth of a share, equal to the quotient obtained by dividing $71.00 by 41.34.

                           (iii) If the Wintrust Common Stock Price is greater
                  than $55.34, the Per Share Stock Consideration shall be the number of shares, rounded to the nearest thousandth of a share, equal to the quotient obtained by dividing $71.00 by $55.34.

                  (b) Per Share Cash Consideration. The amount of cash payable upon conversion of each Company Common Share (the "Per Share Cash Consideration") shall be equal to $58.10.

         1.5 Effect on Capital Shares; Dissenting Shares.

                  (a) Each Company Common Share converted into the right to receive the Per Share Merger Consideration in accordance with this
         Article I shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and each certificate previously representing any such Company Common Shares shall cease to have any rights with respect thereto, except the right to receive (i) in accordance with Section 2.3(a), the Per Share Stock Consideration and cash in lieu of any fractional shares thereof determined pursuant to Section 2.2, and (ii) the Per Share Cash Consideration.

                  (b) Any holder of Company Common Shares otherwise entitled to receive the Per Share Merger Consideration in exchange for each of his or her Company Common Shares shall be entitled to dissent from the corporate action being taken hereby and demand payment in cash of the fair value for his or her Company Common Shares as specified in Sections 180.1301 to 180.1331 of the Wisconsin Act if the holder follows the procedures specified therein (such shares hereinafter referred to as "Dissenting Shares"). No holder of Dissenting Shares shall, after the Effective Time, be entitled to receive any shares of Wintrust Common Stock or the Per Share Cash Consideration pursuant to this Agreement, or be entitled to vote for any purpose or receive any dividends or other distributions with respect to such Wintrust Common Stock; provided, however, that Company Common Shares held by a dissenting shareholder who subsequently withdraws a demand for payment, fails to comply with the requirements of the Wisconsin Act, or otherwise fails to establish the right of such shareholder to receive payment in cash of the fair value for such shareholder's shares under the Wisconsin Act shall be deemed to be converted into the right to receive the Per Share Merger Consideration pursuant to the terms and conditions specified herein.

         1.6 Company Stock Options.

                  (a) At the Effective Time, each option granted by the Company under the terms of the Town Bankshares, Ltd. 1997 Stock Incentive Plan, as amended (the "Company Option Plan") to purchase Company Common Shares that is outstanding and unexercised immediately prior to the Effective Time (an "Outstanding Company Option"), shall be converted into an option to purchase shares of Wintrust Common Stock (a "Converted Option") in such number and at such exercise price as set forth herein and otherwise having the same terms and conditions as in effect immediately prior to the Effective Time except to the extent that such Outstanding Company Options shall be altered in accordance with their terms as a result of the Merger contemplated hereby, as follows: (i) the number of shares of Wintrust Common Stock to be subject to the Converted Option shall be equal to the product obtained by multiplying (1) the number of Company Common Shares subject to the original Outstanding Company Option by (2) the quotient obtained by dividing the Per Share Merger Consideration by the Wintrust Common Stock Price (such quotient, the "Option Exchange Ratio"); (ii) the exercise price per share of Wintrust Common Stock under the Converted Option shall be equal to the quotient obtained by dividing (1) the exercise price per Company Common Share under the original Outstanding Company Option by (2) the Option Exchange Ratio; and (iii) upon exercise of each Converted Option by a holder thereof, the aggregate number of shares of Wintrust

         Common Stock deliverable upon such exercise shall be rounded down, if necessary, to the nearest whole share and the aggregate exercise price shall be rounded up, if necessary, to the nearest cent.

                  (b) The adjustments provided herein with respect to any Outstanding Company Options that are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with the requirements of Section 424(a) of the Code.

                  (c) The Company Option Plan shall be amended, effective as of the Effective Time, to provide for the conversion of Outstanding Company Options in accordance with Section 1.6(a) (the "Plan Amendment"). The Company shall provide to Wintrust, not less than five
         (5) business days prior to the Closing Date, copies of an agreement in the form of Exhibit B attached hereto (the "Option Conversion Agreement") from each of the holders of Outstanding Company Options acknowledging their agreement and consent to the Plan Amendment and to such terms of conversion set forth in this Section 1.6.

         1.7 Cancellation of Treasury Shares. At the Effective Time, each Company Common Share held as treasury stock, if any, immediately prior to the Effective Time shall automatically be cancelled and retired and cease to exist, and no shares of Wintrust Common Stock or other consideration shall be exchanged therefor.

         1.8 Recapitalization. In the event that Wintrust changes (or establishes a record date for changing) the number of shares of Wintrust Common Stock issued and outstanding as a result of a stock dividend, stock split, recapitalization, reclassification, combination or similar transaction with respect to the outstanding shares of Wintrust Common Stock, and the record date therefor shall be after the date of this Agreement and prior to the Effective Time, then the calculations of the Per Share Stock Consideration described in
Section 1.4(a) shall be appropriately and proportionately adjusted.

         1.9 Tax Treatment. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for purposes of Section 368 of the Code.

         1.10 Closing. The consummation of the transactions contemplated by this Agreement shall take place at a closing (the "Closing") to be held on the fifth business day following the date on which all of the conditions set forth in Sections 7.3 and 7.4 of this Agreement have been satisfied or on such other date as Wintrust and the Company may mutually agree (the "Closing Date"). In the event of the filing of any motion for rehearing or any appeal from the decision of any regulatory authority approving the transactions contemplated in this Agreement or any legal proceedings of the type contemplated by Sections 7.6 or 8.6, Wintrust or the Company may postpone the Closing by written notice to the other parties until such approvals have been obtained or such motion, appeal or litigation has been resolved, but in no event shall such Closing be postponed beyond the close of business on November 30, 2004 (except as may be extended pursuant to Section 10.2(b)) without the consent of the boards of directors of Wintrust and the Company. The Closing shall take place at 10:00 a.m., local time, on the Closing Date at the offices of Schiff Hardin LLP, 6600 Sears Tower, Chicago, Illinois, or at such other place and time upon which the parties may agree.

                                   ARTICLE 2
                            EXCHANGE OF CERTIFICATES

         2.1 Wintrust to Make Shares and Cash Available. At or prior to the Effective Time, Wintrust shall authorize the issuance of and shall make available to the Illinois Stock Transfer Company (the "Exchange Agent"), for the benefit of the holders of certificates of Company Common Shares (the "Company Share Certificates"), for exchange in accordance with this Article II, a sufficient number of certificates for shares of Wintrust Common Stock (the "Wintrust Stock Certificates") to be issued pursuant to Section 1.4(a), and sufficient cash for payment of (a) the aggregate Per Share Cash Consideration in accordance with Section 1.4(b) and (b) cash in lieu of any fractional shares of Wintrust Common Stock in accordance with Section 2.2. Such Wintrust Stock Certificates and cash, together with any dividends or distributions with respect thereto paid after the Effective Time, are referred to in this Article II as the "Conversion Fund." Wintrust shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.

         2.2 No Fractional Shares. Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Wintrust Common Stock shall be issued in the Merger. Each holder of Company Common Shares who would otherwise be entitled to receive a fractional part of a share of Wintrust Common Stock pursuant to Section 1.4(a) shall instead be entitled to receive an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying the Wintrust Common Stock Price by the fractional share of Wintrust Common Stock to which such former holder would otherwise be entitled.

         2.3 Exchange of Certificates.

                  (a) As soon as practicable after the Effective Time, and in no event later than five (5) business days thereafter, the Surviving Corporation shall cause the Exchange Agent, pursuant to documentation reasonably satisfactory to Wintrust and the Company, to mail to each holder of record of one or more Company Share Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Company Share Certificates shall pass, only upon delivery of such certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Company Share Certificates pursuant to this Agreement. Upon proper surrender of a Company Share Certificate for exchange to the Exchange Agent after the Effective Time, together with such properly completed letter of transmittal, duly executed, the holder of such Company Share Certificate shall be entitled to receive in exchange therefor, (i) a Wintrust Stock Certificate representing that number of whole shares of Wintrust Common Stock to which such holder of Company Common Shares shall have become entitled pursuant to Section 1.4(a) (after taking into account all Company Common Shares then held by such holder), (ii) a check (or wire transfer, as described below) representing the aggregate Per Share Cash Consideration to which such holder of Company Common Shares shall have become entitled pursuant to Section 1.4(b) (after taking into account all Company Common Shares then held by such holder) and (iii) a check (or wire transfer, as described below) representing the amount of any cash in lieu of fractional shares that such holder has the right to receive pursuant to Section 2.2 in respect of such Company Share Certificate, and the Company Share Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any Per Share Cash Consideration or cash in lieu of fractional shares payable to holders of Company Share Certificates. Any holder of Company Common Shares entitled to receive an aggregate amount of Per Share Cash Consideration and cash in lieu of fractional shares equal to or greater than $500,000 shall be entitled to receive such amount by wire transfer to an account designated in writing by such holder to Wintrust not less than two (2) business days prior to the Closing Date, which wire transfer shall be initiated immediately following the Effective Time.

                  (b) If any Wintrust Stock Certificate is to be issued in a name other than that in which the Company Share Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Company Share Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a Wintrust Stock Certificate in any name other than that of the registered holder of the Company Share Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                  (c) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Company Common Shares that were issued and outstanding immediately prior to the Effective Time.

                  (d) Any portion of the Conversion Fund that remains unclaimed by the shareholders of the Company for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any shareholders of the Company who have not theretofore complied with this
         Article II shall thereafter look only to the Surviving Corporation for the issuance of certificates representing shares of Wintrust Common Stock, the payment of the Per Share Cash Consideration, the payment of cash in lieu of any fractional shares and any unpaid dividends and distributions on Wintrust Common Stock deliverable in respect of each Company Common Share such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Wintrust, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of Company Common Shares, for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (e) In the event any Company Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Share Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Share Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Share Certificate, (i) a Wintrust Stock Certificate representing the shares of Wintrust Common Stock and cash in lieu of any fractional shares deliverable in respect thereof pursuant to this Agreement and (ii) the Per Share Cash Consideration.

                  (f) No dividends or other distributions declared with respect to Wintrust Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Company Share Certificate until the holder thereof shall surrender such Company Share Certificate in accordance with this
         Article II and no interest shall be payable on any cash to be paid in lieu of fractional shares or the Per Share Cash Consideration. Promptly after the surrender of a Company Share Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of Wintrust Common Stock represented by such Company Share Certificate. No holder of an unsurrendered Company Share Certificate shall be entitled, until the surrender of such Company Share Certificate, to vote the shares of Wintrust Common Stock into which Company Common Shares shall have been converted.

                                   ARTICLE 3
              REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

         The Company hereby represents and warrants to Wintrust as follows:

         3.1 Organization.

                  (a) The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"), is a corporation duly organized and validly existing under the laws of the State of Wisconsin, and has the corporate power and authority to own its properties and to carry on its business as presently conducted. The Company is duly qualified and in good standing as a foreign corporation in each other jurisdiction where the location and character of its properties and the business conducted by it require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on the Company. As used in this Agreement, "Material Adverse Effect" with respect to a Party shall mean a material adverse effect on (i) the business, assets, properties, results of operations or financial condition of that Party and its subsidiaries, taken as a whole, or (ii) the ability of that Party to consummate the Merger; provided, however, that a Material Adverse Effect shall not be deemed to result from: (1) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, or other changes affecting depository institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates; (2) changes resulting from transaction expenses incurred in connection with this Agreement and the Merger, including reasonable legal, accounting, appraisal and investment bankers' fees; (3) changes in generally accepted accounting principles ("GAAP") or regulatory accounting requirements applicable to banks and their holding companies, as such changes would apply to the financial statements of a Party on a consolidated basis, and (4) the payment by the Company or the Bank of amounts due to, or provision of any other benefits to, any officers or employees of the Company or the Bank in accordance with the terms of any employment agreements or Benefit Plans.

                  (b) Except as set forth on Schedule 3.1(b), other than (i) the Bank, (ii) Town Bankshares Capital Trust I, a Delaware statutory trust (the "Trust") and (iii) Town Investment Corp., a Nevada corporation ("TIC", and together with the Bank and the Trust, the "Subsidiaries"), the Company does not own, whether directly or indirectly, any voting stock, equity securities or membership, partnership, joint venture or similar ownership interest in any corporation, association, partnership, limited liability company or other entity.

                  (c) The Bank is a state bank duly chartered and organized, validly existing and authorized to transact the business of banking under the laws of the State of Wisconsin, and has the requisite power and authority to own its properties and to carry on its business as presently conducted.

                  (d) TIC is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has the corporate power and authority to own its properties and to carry on its business as presently conducted. TIC is duly qualified and in good standing as a foreign corporation in each other jurisdiction where the location and character of its properties and the business conducted by it require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on the Company.

                  (e) The Trust is a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the trust power and authority to own its properties and to carry on its business as presently conducted. The Trust is duly qualified and in good standing as a foreign entity in each other jurisdiction where the location and character of its properties and the business conducted by it require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on the Company.

         3.2 Organizational Documents; Minutes and Stock Records. The Company has furnished Wintrust with copies of the articles of incorporation and by-laws of each of the Company and TIC, the charter and by-laws of the Bank, and the organizational documents of the Trust, in each case as amended to the date hereof, and with such other documents as requested by Wintrust relating to the authority of the Company and its Subsidiaries to conduct their respective businesses. All such documents are complete and correct. The stock registers (or equivalent records of ownership) and minute books of the Company and its Subsidiaries are each complete, correct and accurately reflect, in each case in all material respects, all meetings, consents, and other actions of the organizers, incorporators, shareholders, members, board of directors, partners, managers, and committees of the board of directors or managers of the Company and the Subsidiaries, and all transactions reported to the Company or the Subsidiaries, as the case may be, by their respective shareholders, partners or members, in such entity's capital stock, partnership interests or limited liability interests, as the case may be, occurring since the date of incorporation, formation or organization of the Company and the Subsidiaries, as the case may be.

         3.3 Capitalization.

                  (a) The Company. The authorized capital stock of the Company consists of 500,000 shares of common stock, par value $0.01 per share, of which 298,206 shares are issued and outstanding as of the date of this Agreement and no shares are held in treasury and 50,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued or outstanding. The issued and outstanding Company Common Shares have been duly and validly authorized and issued and are fully paid and nonassessable (except as provided in Section 180.0622(2)(b) of the Wisconsin Act, as interpreted). The Company has no issued and outstanding warrants for the purchase of Company Common Shares. No Company Common Shares are subject to any preferences, qualifications, limitations, restrictions or special or relative rights under the Company's articles of incorporation. Except for the Outstanding Company Options under the Company Option Plan, there are no options, agreements, contracts, or other rights in existence to purchase or acquire from the Company any shares of capital stock of the Company, whether now or hereafter authorized or issued.

                  (b) The Bank. The authorized capital stock of the Bank consists of 50,000 shares of common stock, par value $100 per share, 12,000 of which are issued and outstanding and are owned of record and beneficially by the Company. The issued and outstanding shares of common stock of the Bank have been duly and validly authorized and issued and are fully paid and nonassessable (except as provided in Chapter 221 of the Wisconsin Statutes, as interpreted), and are free of preemptive rights. There are no options, agreements, contracts, or other rights in existence to purchase or acquire from the Bank any shares of capital stock of the Bank, whether now or hereafter authorized or issued. Other than as set forth on Schedule 3.3(b), the Bank does not own, whether directly or indirectly, any voting stock, equity securities or membership, partnership, joint venture or similar ownership interest in any corporation, association, partnership, limited liability company or other entity.

                  (c) TIC. The authorized capital stock of TIC consists of 2,500 shares of common stock, no par value per share, all of which are issued and outstanding and are owned of record and beneficially by the Bank. The issued and outstanding shares of common stock of TIC have been duly and validly authorized and issued and are fully paid and nonassessable, and are free of preemptive rights. There are no options, agreements, contracts, or other rights in existence to purchase or acquire from TIC any shares of capital stock of TIC, whether now or hereafter authorized or issued. TIC does not own, whether directly or indirectly, any voting stock, equity securities or membership, partnership, joint venture or similar ownership interest in any corporation, association, partnership, limited liability company or other entity.

                  (d) The Trust. The Trust has authorized and issued 186 common securities, liquidation amount $1,000 per common security, all of which are owned of record and beneficially by the Company, and 6,000 capital securities, liquidation amount $1,000 per capital security, all of which are issued and outstanding. The issued and outstanding securities of the Trust have been duly and validly authorized and issued and represent undivided beneficial interests in the assets of the Trust, and are free of preemptive rights. There are no options, agreements, contracts, or other rights in existence to purchase or acquire from the Trust any securities of the Trust, whether now or hereafter authorized or issued. The Trust does not own, whether directly or indirectly, any voting stock, equity securities or membership, partnership, joint venture or similar ownership interest in any corporation, association, partnership, limited liability company or other entity.

         3.4 Authorization; No Violation. The execution and delivery of this Agreement and the performance of the Company's obligations hereunder have been duly and validly authorized by the Board of Directors of the Company (the "Company Board"), and do not violate or conflict with the Company's articles of incorporation, by-laws, the Wisconsin Act, or any applicable law, court order or decree to which the Company or the Subsidiaries is a party or subject, or by which the Company or the Subsidiaries or their respective properties are bound, subject to the approval of this Agreement and the Merger by the shareholders of the Company. Except as set forth on Schedule 3.4, the execution and delivery of this Agreement and the performance of the Company's obligations hereunder do not and will not result in any default or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture or other agreement by which the Company or the Subsidiaries or their respective properties are bound. This Agreement, when executed and delivered, and subject to the approval of the Company's shareholders and the regulatory approvals described in Sections 7.3 and 8.3, will be a valid, binding and enforceable obligation of the Company, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity.

         3.5 Consents and Approvals. No consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality (each, a "Governmental Authority") or with any third party are necessary in connection with the execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger except for (a) those consents set forth on Schedule 3.5, (b) the filing by Wintrust of an application (the "Federal Reserve Application") with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the BHCA, (c) the filing by the Company of an application (the "WDFI Application") with the Division of Banking of the WDFI, (d) the filing with the Securities and Exchange Commission (the "Commission") of a proxy statement in definitive form and a registration statement on an appropriate form under the Securities Act of 1933, as amended (the "Securities Act"), relating to the meeting of the Company's shareholders to be held in connection with this Agreement and the Merger and the registration of the shares of Wintrust Common Stock (the "Proxy Statement/Prospectus"), (e) the filing of the Articles of Merger with the Secretary of State of the State of Illinois under the Illinois Act and with the WDFI under the Wisconsin Act, and (f) the approval of this Agreement and the Merger by the requisite vote of the shareholders of the Company.

         3.6 Financial Statements. Schedule 3.6 sets forth true and complete copies of the following financial statements (collectively, the "Financial Statements"): (a) the audited consolidated balance sheets of the Company as of December 31, 2003 and 2002 and the related statements of income, changes in shareholders' equity and cash flows for the fiscal years then ended, and (b) the unaudited consolidated interim balance sheet of the Company as of March 31, 2004 (the "Interim Balance Sheet") and the related statement of income and changes in shareholders' equity for the three-month period then ended (together with the Interim Balance Sheet, the "Interim Financial Statements"). The Financial Statements (i) are complete, (ii) are true and correct in all material respects as of their respective dates and (iii) have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in any notes thereto). Each balance sheet (including any related notes) included in the Financial Statements presents fairly the consolidated financial position of the Company and the Subsidiaries as of the date thereof, and each income statement (including any related notes) and statement of cash flow included in the Financial Statements presents fairly the consolidated results of operations and cash flow, respectively, of the Company and the Subsidiaries for the period set forth therein; provided, however, that the Interim Financial Statements contain all adjustments necessary for a fair presentation, subject to normal, recurring year-end adjustments (which adjustments will not be, individually or in the aggregate, material), and omission of footnote disclosure. Each of the audited Financial Statements has been certified by the Company's independent auditor, who have expressed an unqualified opinion on such Financial Statements. The books, records and accounts of the Company accurately and fairly reflect, in reasonable detail, all transactions and all items of income and expense, assets and liabilities and accruals relating to the Company and the Subsidiaries.

         3.7 No Undisclosed Liabilities. Except as set forth on Schedule 3.7, the Company has no liabilities, whether accrued, absolute, contingent, or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof, except (a) as and to the extent disclosed, reflected or reserved against in the Financial Statements, (b) as and to the extent arising under contracts, commitments, transactions, or circumstances identified in the Schedules provided for herein, excluding any liabilities for Company breaches thereunder, (c) liabilities which, under GAAP, would not be required to be reflected on a balance sheet prepared as of the date hereof, and
(d) liabilities, not material in the aggregate and incurred in the Ordinary Course of Business since March 31, 2004. For purposes of the preceding subsection (d), any liabilities incurred in connection with litigation or judicial, administrative or arbitration proceedings or claims against the Company shall not be deemed to be incurred in the Ordinary Course of Business. An action taken in the "Ordinary Course of Business" shall mean an action taken in the ordinary course of business of the Company or a Subsidiary, as applicable, consistent with custom and practice (including with respect to quantity and frequency) and where for such action to be taken, no separate authorization by the Company Board or a Subsidiary's board of directors (other than in accordance with the Company's loan policy), as applicable, is required.

         3.8 Loans; Allowance for Loan Losses.

                  (a) Each outstanding loan, loan agreement, note, lease or other borrowing agreement, any participation therein and any guaranty, renewal or extension thereof (collectively, "Loans") reflected on the books and records of the Bank is evidenced by appropriate and sufficient documentation and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights and remedies generally from time to time in effect and by applicable laws which may effect the availability of equitable remedies. No obligor named in any Loan has provided notice (whether written or, to the knowledge of the Company, oral) to the Company or the Bank that such obligor intends to attempt to avoid the enforceability of any term of any Loan under any such laws or equitable remedies, and no Loan is subject to any valid defense, set-off, or counterclaim that has been asserted with respect to such Loan. All Loans that are secured, as evidenced by the appropriate and sufficient ancillary security documents, are so secured by valid and enforceable liens, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights and remedies generally from time to time in effect and by applicable laws which may affect the availability of equitable remedies. Neither the Bank nor the Company has entered into any loan repurchase agreements.

                  (b) The allowance for loan losses shown on each of the balance sheets contained in the Financial Statements are adequate in the reasonable judgment of the Company and are consistent with the standards of the FDIC and GAAP to provide for losses, net of recoveries relating to loans previously charged off on loans outstanding (including accrued interest receivable) as of the applicable date of such balance sheet. The aggregate loan balances of the Bank as of March 31, 2004 in excess of such reserves as shown on the Interim Balance Sheet are, to the knowledge of the Company, collectible in accordance with their respective terms.

         3.9 Properties and Assets.

                  (a) Real Property. Schedule 3.9(a) sets forth a complete and correct list of all real property leased by the Company or the Subsidiaries or in which the Company or the Subsidiaries has an interest (other than as a mortgagee). None of the Company or the Subsidiaries owns, or has owned, any real property, including any real property that may be classified under applicable banking regulations as Other Real Estate Owned. The Company and the Subsidiaries have a valid right to use or a leasehold interest in all real property used by them in the conduct of their respective businesses as such businesses are presently conducted. Except as otherwise set forth on Schedule 3.9(a), the leasehold interest of the Company or the Bank in such real property is not subject to any mortgage, pledge, lien, option, conditional sale agreement, encumbrance, security interest, title exceptions or restrictions or claims or charges of any kind (collectively, "Encumbrances"), except for Permitted Encumbrances.

         As used in this Agreement, "Permitted Encumbrances" shall mean (i) Encumbrances arising under conditional sales contracts and equipment leases with third parties under which the Company or the Subsidiaries is not delinquent or in default, (ii) carriers', workers', repairers', materialmen's, warehousemen liens' and similar Encumbrances incurred in the Ordinary Course of Business, (iii) Encumbrances for taxes not yet due and payable, or that are being contested in good faith and for which proper reserves have been established and reflected on the Interim Balance Sheet, (iv) zoning and similar restrictions on the use of real property, (v) in the case of any leased asset, (A) the rights of any lessor under the applicable lease agreement or any Encumbrance granted by any such lessor and (B) any statutory lien for amounts not yet due and payable, or that are being contested in good faith and for which proper reserves have been established and reflected on the Interim Balance Sheet, and (vi) Encumbrances that do not, individually or in the aggregate, materially detract from or interfere with any use of or impair the value of any asset as currently used. All material certificates, licenses and permits required for the lawful use and occupancy of any real property by the Company or the Subsidiaries, as the case may be, have been obtained and are in full force and effect.

                  (b) Personal Property. Schedule 3.9(b) sets forth a complete and correct list of each item of tangible personal property owned by the Company or the Subsidiaries or used by the Company or the Subsidiaries in the conduct of their businesses that is reflected as a capital asset on the Interim Balance Sheet. The Company and the Subsidiaries own, or have a valid right to use or a leasehold interest in, all such personal property, free and clear of any Encumbrances except for Permitted Encumbrances, and all such property is in adequate working condition for the purposes for which it is being used, normal wear and tear excepted.

                  (c) Assets. The assets reflected on the Interim Balance Sheet or identified in this Agreement or on the Schedules provided for herein include all of the assets (i) owned by the Company or the Subsidiaries, except for those subsequently disposed of or purchased by the Company or the Subsidiaries for fair value in the Ordinary Course of Business, and (ii) used or intended for use by the Company or the Subsidiaries in the conduct of their respective businesses.

         3.10 Material Contracts. Attached as Schedule 3.10 is a complete and correct list of all Material Contracts, and the Company has previously delivered or made available to Wintrust true and complete copies of all Material Contracts. "Material Contracts" mean each of the following contracts, commitments, or arrangements, whether written or oral (and the Company has delivered to Wintrust written descriptions of the terms and conditions of all oral Material Contracts), under which the Company or the Subsidiaries is obligated on the date hereof:

                  (a) all consulting arrangements, and contracts for professional, advisory, and other services, including contracts under which the Company or the Subsidiaries performs services for others;

                  (b) all leases of real estate;

                  (c) all contracts, commitments and agreements for the acquisition, development or disposition of real or personal property other than conditional sales contracts and security agreements whereunder total future payments are, in each instance, less than $25,000;

                  (d) all contracts relating to the employment, engagement, compensation or termination of directors, officers, employees, consultants or agents of the Company or the Subsidiaries, and all pension, retirement, profit sharing, stock option, stock purchase, stock appreciation, insurance or similar plans or arrangements for the benefit of any employees, officers or directors of the Company or the Subsidiaries, including all Benefit Plans;

                  (e) all loans, loan commitments, promissory notes, letters of credit or other financial accommodations or arrangements or evidences of indebtedness, including modifications, waivers or amendments thereof, extended to or for the benefit of the Company or the Subsidiaries;

                  (f) all loans, loan commitments, promissory notes, letters of credit or other financial accommodations or arrangements or evidences of indebtedness, including modifications, waivers or amendments thereof, extended to or for the benefit of any single borrower or related group of borrowers if the aggregate amount of all such loans, loan commitments, promissory notes, letters of credit or other financial accommodations or arrangements or evidences of indebtedness extended to such borrower or related group of borrowers exceeds $1,000,000;

                  (g) all union and other labor contracts;

                  (h) all agreements, contracts, mortgages, loans, deeds of trust, leases, commitments, indentures, notes, instruments and other arrangements which are with officers or directors of the Company or the Subsidiaries, any "affiliates" of the Company or the Subsidiaries within the meaning of Section 23A of the Federal Reserve Act or any record or beneficial owner of 5% or more of Company Common Shares, or any member of the immediate family or a related interest (as such terms are defined in 12 C.F.R. ss.215.2(m)) of any such person, excepting any ordinary and customary loans and deposits that comply with applicable banking regulations;

                  (i) any contract involving total future payments by the Company or the Subsidiaries of more than $25,000 or which requires performance by the Company or the Subsidiaries beyond the second anniversary of the Closing Date, that by its terms does not terminate or is not terminable by the Company or the Subsidiaries without penalty within 30 days after the date of this Agreement;

                  (j) except for provisions of the articles of incorporation and by-laws of each of the Company and TIC, the charter and by-laws of the Bank, and the organizational documents of the Trust, all contracts under which the Company or the Subsidiaries has any obligation, direct, indirect, contingent or otherwise, to assume or guarantee any liability or to indemnify any person (other than in a fiduciary capacity);

                  (k) all joint venture or marketing agreements with any other person or entity; and

                  (l) all other material contracts, made other than in the Ordinary Course of Business of the Company or the Subsidiaries, to which the Company or the Subsidiaries is a party or under which the Company or the Subsidiaries is obligated.

         3.11 No Defaults. Each of the Company and the Subsidiaries has fulfilled and taken all action reasonably necessary to date to enable it to fulfill, when due, all of its material obligations under all Material Contracts to which it is a party. There are no defaults by the Company or the Subsidiaries under any Material Contract, and no events have occurred that, with the lapse of time or the election of any other party, will become defaults by the Company or the Subsidiaries. To the Company's knowledge, no breach or default by any other party under any Material Contract has occurred or is threatened that will or could impair the ability of the Company or the Bank to enforce any of its material rights under such Material Contract.

         3.12 Conflict of Interest Transactions. Except as set forth on Schedule 3.12, no principal officer or director of the Company or the Subsidiaries, or holder of 10% or more of the Company Common Shares or any member of the immediate family or a related interest (as such terms are defined in 12 C.F.R. ss.215.2(m)) of such person: (a) has any direct or indirect interest in (i) any entity which does business with the Company or the Subsidiaries or (ii) any property or asset which is owned or used by the Company or the Subsidiaries in the conduct of its business; or (b) has any financial, business or contractual relationship or arrangement with the Company or the Subsidiaries, excluding any agreements and commitments entered into in respect of the Bank's acceptance of deposits and investments or the making of any loans, in each case in the Bank's Ordinary Course of Business.

         3.13 Investments.

                  (a) Set forth on Schedule 3.13(a) is a complete and correct list as of May 31, 2004, of all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by the Company or the Subsidiaries, other than in a fiduciary or agency capacity (the "Investment Securities"). Each of the Company and the Subsidiaries has good and marketable title to all Investment Securities held by it, free and clear of all Encumbrances, except for Permitted Encumbrances, and except to the extent such Investment Securities are pledged in the Ordinary Course of Business consistent with prudent banking practices to secure the obligations of the Company or the Subsidiaries. The Investment Securities are valued on the books of the Company and each of the Subsidiaries in accordance with GAAP.

                  (b) Except as may be imposed by applicable securities laws and the documents and instruments governing the terms of such securities, none of the Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of the Company or the Subsidiaries freely to dispose of such investment at any time. With respect to all material repurchase agreements to which the Company or the Subsidiaries is a party, the Company or the Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

                  (c) Neither the Company nor the Subsidiaries has sold or otherwise disposed of any Investment Securities in a transaction in which the acquiror of such Investment Securities or other person has the right, either conditionally or absolutely, to require the Company or the Subsidiaries to repurchase or otherwise reacquire any such Investment Securities.

                  (d) There are no interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements to which the Company or the Subsidiaries is bound.

         3.14 Compliance with Laws; Legal Proceedings.

                  (a) Except as set forth on Schedule 3.14, the Company and each of the Subsidiaries are in compliance in all material respects with all applicable federal, state, county and municipal laws and regulations
         (i) that regulate or are concerned in any way with the ownership and operation of banks or the business of banking or of acting as a fiduciary, including those laws and regulations relating to the investment of funds, the taking of deposits, the lending of money, the collection of interest, the extension of credit and the location and operation of banking facilities, or (ii) that otherwise relate to or affect the business or assets of the Company or the Subsidiaries or the assets owned, used, occupied or managed by any of them, including, without limitation, all applicable fair lending laws and other laws relating to discriminatory business practices, escrow administration, usury, due on sale and loan servicing, the USA Patriot Act of 2001, the Gramm-Leach-Bliley Act of 1999, the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, the Fair Credit Reporting Act, the Home Mortgage Disclosure Act of 1975, the Real Estate Settlement Procedures Act of 1974, the Truth in Lending Act, the Homeowners Protection Act of 1998, the Equal Credit Opportunity Act and the Flood Disaster Protection Act of 1973, in each case as in effect and applicable to the Company and the Subsidiaries and their operations.

                  (b) The Company and each of the Subsidiaries hold all material licenses, certificates, permits and authorizations from all appropriate federal, state or other Governmental Authorities necessary for the conduct of their respective businesses and the ownership of their assets, and all such licenses, certificates, permits and authorizations are in full force and effect and, to the knowledge of the Company, no suspension, cancellation or limitation of any of them is threatened.

                  (c) Except as set forth on Schedule 3.14 there are no claims, actions, suits or proceedings pending or, to the knowledge of the Company, threatened or contemplated against or affecting the Company or the Subsidiaries, at law or in equity, or before any federal, state or other Governmental Authority or any arbitrator or arbitration panel, whether by contract or otherwise, and there is no decree, judgment or order or supervisory agreement of any kind in existence against or restraining the Company or the Subsidiaries from taking any action of any kind in connection with the business of the Company or the Subsidiaries. Except as set forth on Schedule 3.14, none of the Company or the Subsidiaries has received from any federal, state or other Governmental Authority any notice or threat (whether written or, to the knowledge of the Company, oral) of enforcement actions, or any criticism, recommendation or suggestion of a material nature, and none of the Company or the Subsidiaries has any reasonable basis for believing that any such notice or threat, criticism, recommendation or suggestion not otherwise disclosed herein is contemplated.

         3.15 Insurance. Schedule 3.15 sets forth a complete and correct list of all policies of insurance (a) in which the Company or the Subsidiaries is named as an insured party or (b) pursuant to which the business, assets or properties of the Company or the Subsidiaries are insured and which are owned or carried by the Company or the Subsidiaries. The Company and each of the Subsidiaries has in full force and effect policies of insurance against loss or damage of the kinds and in the amounts identified in the policy summaries, and all premiums and costs with respect thereto are set forth on Schedule 3.15. Neither the Company nor the Subsidiaries has received notice (whether written or, to the knowledge of the Company, oral) from any party of interest in or to any such policies claiming any breach or violation of any provisions thereof, disclaiming or denying coverage thereof or canceling or threatening cancellation of any such insurance contracts.

         3.16 Taxes.

                  (a) Except as set forth on Schedule 3.16(a), the Company and each of the Subsidiaries has each duly and timely filed (i) all federal, state and local income, real and personal property and employment tax returns, (ii) all material franchise, excise and value-added tax returns, and (iii) all other material returns required to be filed or delivered by the Company or the Subsidiaries in connection with the Company's or the Subsidiaries' business and operations (collectively, "Returns"), all information included in such Returns is accurate in all material respects, and all taxes required to be shown on such Returns as payable by the Company or the Subsidiaries with respect to the income of the Company or the Subsidiaries have been paid when due. Except as set forth on Schedule 3.16(a), no application for an extension of time for filing any Return or consent to any extension of the period of limitations applicable to the assessment or collection of any tax is in effect with respect to the Company or the Subsidiaries.

                  (b) Except as set forth on Schedule 3.16(b), neither the Company nor the Subsidiaries is delinquent in the payment of any taxes claimed to be due from the Company or the Subsidiaries by any taxing authority, and adequate provisions for taxes (including any penalties and interest) payable by the Company have been made on the books of the Company and on the most recent of the Financial Statements. The Company has not received any notice (whether written or, to the knowledge of the Company, oral) of any proposed audit or proposed deficiency for any duty, tax, assessment or governmental charge due from the Company with respect to the business and operations of the Company, and there are no pending audits or claims with respect thereto.

         3.17 Environmental Laws and Regulations.

                  (a) Except as set forth on Schedule 3.17, the Company and each of the Subsidiaries have been and are in compliance in all material respects with all applicable federal, state, county and municipal laws, regulations, authorizations, licenses, approvals, permits and orders relating to air, water, soil, solid waste management, hazardous or toxic substances, or the protection of health or the environment (collectively, "Environmental Laws"), including compliance in all material respects with all such Environmental Laws as they may relate to the conduct of the businesses of the Company (including acting as a trustee or fiduciary) and each of the Subsidiaries and the ownership of their respective properties and assets.

                  (b) Except as set forth on Schedule 3.17:

                           (i) there are no claims, actions, suits or
                  proceedings pending or, to the knowledge of the Company, threatened or contemplated against the Company or the Subsidiaries or any assets of the Company or the Subsidiaries, under any of the Environmental Laws (whether by reason of any failure to comply with any of the Environmental Laws or otherwise);

                           (ii) no decree, judgment or order of any kind under
                  any of the Environmental Laws has been entered against the Company or the Subsidiaries;

                           (iii) neither the Company nor the Subsidiaries,
                  during the period in which the Company or the Subsidiaries was or remains the owner, operator, lessor, sublessor or lessee of the real property or facilities described below or, to the knowledge of the Company, during any such prior period:

                                    (1) is or was a generator or transporter of
                           hazardous waste, or the owner, operator, lessor, sublessor or lessee of a treatment, storage, or disposal facility or underground storage tank as those terms are defined under the Resource Conservation and Recovery Act, as amended, or regulations promulgated thereunder, or of real property on which such a treatment, storage or disposal facility or underground storage tank is or was located; or

                                    (2) owns, operates, leases or subleases, or
                           owned, operated, leased or subleased (A) any facility at which any Hazardous Substances (as defined below) were treated, stored, recycled, disposed or are or were installed or incorporated, or (B) any real property on which such a facility is or was located;

                           (iv) neither the Company nor the Subsidiaries
                  arranged for the disposal or treatment, arranged with a transporter for transport for disposal or treatment of Hazardous Substances at any facility from which there is a release or threat of release, or accepts or accepted Hazardous Substances for transport for disposal or treatment at any facility, as those terms are defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"); and

                           (v) neither the Company nor the Subsidiaries is or
                  was the holder of a security interest where the party giving the security is or was the owner or operator of a treatment, storage or disposal facility, underground storage tank or any facility at which any Hazardous Substances are or were treated, stored, recycled or disposed and where either the Company or the Subsidiaries participates or participated in management decisions concerning the facility's waste disposal activities.

                  (c) To the Company's knowledge, there are no other facts, conditions or situations, whether now or heretofore existing, that would likely form the basis for any claim against, or result in any liability of, the Company or the Subsidiaries under any of the Environmental Laws.

                  (d) For purposes of this Section 3.18, "Hazardous Substance" shall mean a hazardous substance (as defined in CERCLA) and petroleum, including crude oil or any fraction thereof, but excluding underground crude oil in its natural unrefined state, prior to its initial extraction.

         3.18 Community Reinvestment Act Compliance. Neither the Company nor the Bank has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act ("CRA") and the regulations promulgated thereunder, and the Bank has received a CRA rating of satisfactory or better from the Federal Deposit Insurance Corporation (the "FDIC") or other applicable Governmental Authority. The Company knows of no facts or circumstances which would cause the Bank to fail to comply with such provisions or cause the CRA rating of the Bank to fall below satisfactory.

         3.19 Company Regulatory Reports. Since January 1, 2001, the Company and the Subsidiaries have each timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, required to be filed (i) with the Federal Reserve, the FDIC and the WDFI, and (ii) with any other Governmental Authority or self-regulatory organization with jurisdiction over any of the activities of the Company or the Subsidiaries (other than filings with such other Governmental Authorities or self-regulating organizations which individually or in the aggregate are not material to the business of the Company or the Subsidiaries taken as a whole) (collectively, the "Company Regulatory Reports"), and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, the Company Regulatory Reports complied in all material respects with the statutes, rules and regulations enforced or promulgated by the applicable regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading.

         3.20 Employee Benefit Plans.

                  (a) The Schedule of Material Contracts, attached as Schedule 3.10, includes a complete and correct list of each employee benefit plan within the meaning of Section 3(3) of ERISA (the "ERISA Plans"), each compensation, consulting, employment or collective bargaining agreement, and each stock option, stock purchase, stock appreciation right, life, health, disability or other insurance or benefit, bonus, deferred or incentive compensation, severance or separation, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering employees or former employees of the Company or the Subsidiaries which the Company or the Subsidiaries maintains or contributes to (or, with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) has maintained or contributed to since the date of its incorporation) or to which the Company or the Subsidiaries is a party or by which it is otherwise bound (collectively, together with the ERISA Plans, the "Benefit Plans"). None of the Benefit Plans is a "defined benefit plan" (as defined in Section 414(j) of the Code). Neither the Company nor the Subsidiaries has, nor has ever had, an affiliate that would be treated as a single employer together with the Company or the Subsidiaries (an "ERISA Affiliate") under Section 414 of the Code.

                  (b) Other than the Company Stock Option Plan and except as set forth on Schedule 3.20(b), none of the Company and the Subsidiaries has entered into or maintained any Benefit Plan which includes any change of control provisions which would cause an increase or acceleration of benefits or benefit entitlements to employees or former employees of the Company or the Subsidiaries or any other increase in the liabilities of the Company or the Subsidiaries under such Benefit Plan as a result of the transactions contemplated by this Agreement.

                  (c) None of the Company and the Subsidiaries maintains or participates, nor has it ever maintained or participated, in a multiemployer plan within the meaning of Section 3(37) of ERISA. None of the Company, the Subsidiaries, any director or employee of the Company or the Subsidiaries, or any fiduciary of any ERISA Plan has engaged in any transaction in violation of Section 406 or 407 of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 408(b) of ERISA or Section 4975(d) of the Code in connection with such ERISA Plan. None of the Company and the Subsidiaries provides nor has ever provided medical benefits to former employees, except as required by Section 601 of ERISA.

                  (d) Except as set forth on Schedule 3.20(d), each ERISA Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a favorable determination letter from the Internal Revenue Service ("IRS"), or satisfies the provisions of IRS Announcement 2001-77, Section II, if applicable, to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code. Nothing has occurred that would adversely affect the qualified tax exempt status of such ERISA Plan and its related funding instrument since their establishment.

                  (e) Each Benefit Plan is, and since its inception, has been administered in material compliance with its terms and with all applicable laws, rules and regulations governing such Benefit Plan, including the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation and the IRS under ERISA, the Code or any other applicable law. Neither the Company nor any affiliate of the Company that is a fiduciary with respect to any Benefit Plan, has breached any of the responsibilities, obligations or duties imposed on it by ERISA. No Benefit Plan is currently the subject of a submission under the IRS Employee Plans Compliance Resolution System or any similar system, nor under any Department of Labor amnesty program, and neither the Company nor any of the Subsidiaries anticipate any such submission of any Benefit Plan.

                  (f) There is no litigation, claim or assessment pending or, to the Company's knowledge, threatened by, on behalf of, or against any of the Benefit Plans or against the administrators or trustees or other fiduciaries of any of the Benefit Plans that alleges a violation of applicable state or federal law. To the Company's knowledge, there is no reasonable basis for any such litigation, claim or assessment.

                  (g) No Benefit Plan fiduciary has, or has had, to the Company's knowledge, any liability to any Benefit Plan participant, beneficiary or any other person under any provisions of ERISA or any other applicable law by reason of any action or failure to act in connection with any Benefit Plan, including, but not limited to, any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. Every Benefit Plan fiduciary and official is bonded to the extent required by Section 412 of ERISA.

                  (h) All accrued contributions and other payments to be made by the Company or the Subsidiaries to any Benefit Plan through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and reflected in the Financial Statements. None of the Company and the Subsidiaries is in default in performing any of its contractual obligations under any of the Benefit Plans or any related trust agreement or insurance contract. There are no outstanding liabilities with respect to any Benefit Plan other than liabilities for benefits to be paid to participants in such Benefit Plan and their beneficiaries in accordance with the terms of such Benefit Plan.

                  (i) No Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other Benefit Plans, would exceed the amount deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code.

                  (j) There are no obligations or liabilities, whether outstanding or subject to future vesting, for any post-retirement benefits to be paid to participants under any of the Benefit Plans.

         3.21 Technology and Intellectual Property.

                  (a) Schedule 3.21 sets forth a complete and correct list of all (i) registered trademarks, service marks, copyrights and patents;
         (ii) applications for registration or grant of any of the foregoing;
         (iii) unregistered trademarks, service marks, trade names, logos and assumed names; and (iv) licenses for any of the foregoing, in each case, owned by the Company or the Subsidiaries or used in or necessary to conduct the Company's or the Subsidiaries' business as presently conducted. The items on Schedule 3.21, together with all other trademarks, service marks, trade names, logos, assumed names, patents, copyrights, trade secrets, computer software, licenses, formulae, customer lists or other databases, business application designs and inventions currently used in or necessary to conduct the business of the Company and the Subsidiaries as presently conducted constitute the "Intellectual Property."

                  (b) Except as set forth on Schedule 3.21, the Company or the Subsidiaries has ownership of, or such other rights by license, lease or other agreement in and to, the Intellectual Property as is necessary to permit the Company and the Subsidiaries to use the Intellectual Property in the conduct of their respective businesses as presently conducted. None of the Company and the Subsidiaries has received notice (whether written or, to the knowledge of the Company, oral) alleging that the Company or the Subsidiaries has infringed or violated any trademark, trade name, copyright, patent, trade secret right or other proprietary right of others, and to the Company's knowledge, it has not committed any such violation or infringement. Other than as set forth on Schedule 3.21, to the Company's knowledge, there is no reason to believe that, upon consummation of the transactions contemplated hereby, the Company or the Subsidiaries will be in any way more restricted in its use of any of the Intellectual Property than it was on the date hereof under any contract to which the Company or the Subsidiaries is a party or by which it is bound, or that use of such Intellectual Property by the Company or the Subsidiaries will, as a result of such consummation, violate or infringe the rights of any person, or subject Wintrust, the Company or the Subsidiaries to liability of any kind, under any such contract.

                  (c) The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and the Subsidiaries in connection with their respective businesses, and have not materially malfunctioned or failed within the past three (3) years. "IT Assets" means the computers, computer software, firmware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation, owned or leased by the Company or the Subsidiaries. To the knowledge of the Company, the IT Assets do not contain any worms, viruses, bugs, faults or other devices or effects that (i) enable or assist any person or entity to access without authorization the IT Assets, or (ii) otherwise significantly adversely affect the functionality of the IT Assets, except as disclosed in its documentation. To the knowledge of the Company, no person or entity has gained unauthorized access to the IT Assets. The Company and the Subsidiaries have implemented reasonable back-up and disaster recovery technology consistent with industry practices. To the knowledge of the Company, none of the IT Assets contains any shareware, open source code, or other software the use of which requires disclosure or licensing of any intellectual property.

         3.22 No Adverse Change. Other than as specifically disclosed in this Agreement, the Financial Statements, or the Schedules delivered pursuant to this Agreement, there has not occurred (a) since December 31, 2003 any Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or (b) any change or condition, event, circumstance, fact or other occurrence, whether occurring before or since December 31, 2003, that may reasonably be expected to have or result in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. No fact or condition exists with respect to the Company or the Subsidiaries which the Company has reason to believe may cause the Federal Reserve Application or any of the other regulatory approvals referenced in
Section 7.3 to be denied or unduly delayed.

         3.23 Conduct of Business in Ordinary Course. Except for actions taken in connection with the process that culminated with entering into this Agreement, since December 31, 2003, the businesses of the Company and the Subsidiaries have been conducted only in the Ordinary Course of Business.

         3.24 Change in Business Relationships. As of the date of this Agreement, none of the Company and the Subsidiaries has received notice (whether written or, to the knowledge of the Company, oral), whether on account of the transactions contemplated by this Agreement or otherwise, (a) that any customer, agent, representative, supplier, vendor or business referral source of the Company or the Subsidiaries intends to discontinue, diminish or change its relationship with the Company or the Subsidiaries, the effect of which would be material to the business of the Company and the Subsidiaries taken as a whole, or (b) that any executive officer of the Company or the Subsidiaries intends to terminate or substantially alter the terms of his or her employment. There have been no complaints or disputes (in each case set forth in writing) with any customer, employee, agent, representative, supplier or vendor of the Company or the Subsidiaries that have not been resolved which are reasonably likely to be material to the Company.

         3.25 Brokers' and Finders' Fees. Except as disclosed on Schedule 3.25, neither the Company nor any of the Subsidiaries has incurred any liability for brokerage commissions, finders' fees, or like compensation with respect to the transactions contemplated by this Agreement.

         3.26 No Omissions. None of the representations and warranties contained in Article III, in the Schedules provided for herein by the Company or in the Financial Statements is false or misleading in any material respect or omits to state a fact herein or therein necessary to make such statements not misleading in any material respect.

         3.27 Section 280G Payments. Neither the execution of this agreement nor the consummation of the transactions contemplated hereby (including, without limitation, such transactions as are embodied in ancillary agreements the forms of which are attached as exhibits hereto) will result in any payment that would be deemed an "excess parachute payment" under Section 280G of the Code.

                                   ARTICLE 4
               REPRESENTATIONS AND WARRANTIES CONCERNING WINTRUST

         Wintrust hereby represents and warrants to the Company as follows:

         4.1 Organization. Wintrust is duly registered as a financial holding company under the BHCA, is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, has the corporate power and authority to own its own properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing as a foreign corporation in each jurisdiction where the location and character of its properties and the business conducted by it require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on Wintrust.

         4.2 Capitalization. The authorized capital stock of Wintrust consists of (i) 30,000,000 shares of common stock, no par value per share, of which 20,470,277 shares were issued and outstanding as of May 31, 2004, (ii) 20,000,000 shares of preferred stock, no par value per share, of which 100,000 shares are designated Junior Serial Preferred Stock A, no par value per share, and no shares of preferred stock are issued and outstanding, and (iii) no shares are held in treasury. As of May 31, 2004 there were (i) outstanding options in respect of 3,045,315 shares of Wintrust Common Stock, (ii) outstanding warrants for the purchase of 177,765 shares of Wintrust Common Stock, and (iii) preferred share purchase rights outstanding pursuant to the Rights Agreement between Wintrust and Illinois Stock Transfer Company, as Rights Agent, dated July 28, 1998. Such options, warrants and rights have been duly authorized by all necessary corporate action (including shareholder approval, if necessary). Such options and warrants have been validly executed, issued and delivered by Wintrust, and constitute the legal, valid and binding obligations of Wintrust, and are enforceable as to Wintrust in accordance with their terms. The shares of Wintrust Common Stock to be issued upon exercise of such options and warrants are validly authorized and, upon such exercise in accordance with their terms, will be validly issued, fully paid, and nonassessable. The issued and outstanding shares of Wintrust Common Stock have been duly and validly authorized and issued and are fully paid and nonassessable. Wintrust Common Stock is subject to certain preferences, qualifications, limitations, restrictions or special or relative rights under Wintrust's articles of incorporation, a true and complete copy of which has been previously provided to the Company. Except for such options and warrants and preferred share purchase rights, there are no options, agreements, contracts or other rights in existence to purchase or acquire from Wintrust any shares of capital stock of Wintrust, whether now or hereafter authorized or issued, other than shares issuable pursuant to employee benefit or compensation plans referred to in the Wintrust SEC Documents. Wintrust has reserved, and at the Effective Time will have, a number of authorized but unissued shares of Wintrust Common Stock sufficient for that amount required for the Conversion Fund under Section 2.1. The shares of Wintrust Common Stock to be issued pursuant to the Merger, when so issued in accordance with this Agreement, will be duly and validly authorized and issued, and fully-paid and nonassessable.

         4.3 Authorization; No Violations. The execution and delivery of this Agreement and the performance of Wintrust's obligations hereunder have been duly and validly authorized by the Board of Directors of Wintrust, do not violate or conflict with its articles of incorporation or by-laws, the Illinois Act or any applicable law, court order or decree to which Wintrust or any of its subsidiaries is a party or subject, or by which Wintrust or any of its subsidiaries or any of their respective properties is bound, and require no further corporate or shareholder approval on the part of Wintrust. The execution and delivery of this Agreement and the performance of Wintrust's obligations hereunder do not and will not result in any default or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture or other agreement by which Wintrust is bound. This Agreement, when executed and delivered, will be a valid, binding and enforceable obligation of Wintrust, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity.

         4.4 Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are necessary in connection with the execution and delivery by Wintrust of this Agreement and the consummation by Wintrust of the Merger except for (a) the filing by Wintrust of the Federal Reserve Application with the Federal Reserve under the BHCA, (b) the filing of the WDFI Application with the Division of Banking of the WDFI, (c) the filing with the Commission of the Registration Statement (as defined in Section 5.4(a)), and (d) the filing of the Articles of Merger with the Secretary of State of the State of Illinois under the Illinois Act and with the WDFI under the Wisconsin Act.

         4.5 Wintrust SEC Documents and Financial Statements.

                  (a) Since January 1, 2001, Wintrust has timely filed all reports, registration statements and other documents (including any amendments thereto) required to be filed with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act and the rules and regulations of the Commission (the "Wintrust SEC Documents"), and all such Wintrust SEC Documents have complied in all material respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Exchange Act and the Securities Act. As of their respective filing and effective dates, none of the Wintrust SEC Documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (b) The audited consolidated financial statements contained or incorporated by reference in Wintrust's Annual Report on Form 10-K for the years ended December 31, 2001, 2002 and 2003 and the unaudited interim financial statements included in Wintrust's most recent Quarterly Report on Form 10-Q have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved, and, together with the notes thereto, present fairly the consolidated financial position of Wintrust and its subsidiaries at the dates shown and the consolidated results of their operations, changes in shareholders' equity and cash flows for the periods then ended. The interim financial statements as of, and for, the periods ending after December 31, 2003 included in Wintrust's Quarterly Reports on Form 10-Q, as filed with the Commission, include all adjustments necessary for a fair presentation of the financial position of Wintrust and its subsidiaries and the results of their operations for the interim periods presented, subject to normal, recurring year-end adjustments (which adjustments will not be, individually or in the aggregate, material) and the omission of footnote disclosure.

         4.6 Compliance with Laws; Legal Proceedings.

                  (a) Wintrust and its subsidiaries are each in compliance in all material respects with all applicable federal, state, county and municipal laws and regulations (i) that regulate or are concerned in any way with the ownership and operation of banks or the business of banking or of acting as a fiduciary, including those laws and regulations relating to the investment of funds, the taking of deposits, the lending of money, the collection of interest, the extension of credit and the location and operation of banking facilities, or (ii) that otherwise relate to or affect the business or assets of Wintrust or any of its subsidiaries or the assets owned, used, occupied or managed by Wintrust or any of its subsidiaries, including, without limitation, all applicable fair lending laws and other laws relating to discriminatory business practices, escrow administration, usury, due on sale and loan servicing, the USA Patriot Act of 2001, the Gramm-Leach-Bliley Act of 1999, the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, the Fair Credit Reporting Act, the Home Mortgage Disclosure Act of 1975, the Real Estate Settlement Procedures Act of 1974, the Truth in Lending Act, the Homeowners Protection Act of 1998, the Equal Credit Opportunity Act and the Flood Disaster Protection Act of 1973, in each case as in effect and applicable to Wintrust and its subsidiaries and their operations, except for such noncompliance which individually or in the aggregate would not have a Material Adverse Effect on Wintrust. Wintrust and its subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate federal, state or other Governmental Authorities necessary for the conduct of its business and the ownership of its assets.

                  (b) Except as may be disclosed in the Wintrust SEC Documents, there are no material claims, actions, suits or proceedings pending or, to the knowledge of Wintrust, threatened or contemplated against or affecting Wintrust, its subsidiaries or any of their respective institution-affiliated parties, at law or in equity, or before any federal, state or other Governmental Authority or any arbitrator or arbitration panel, whether by contract or otherwise, and there is no decree, judgment or order or supervisory agreement of any kind in existence against or restraining Wintrust, its subsidiaries or their respective institution-affiliated parties from taking any action of any kind in connection with their respective businesses.

         4.7 Wintrust Regulatory Reports. Since January 1, 2003, Wintrust and its subsidiaries have each timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, required to be filed (i) with the Federal Reserve and the Office of the Comptroller of the Currency and (ii) with any other Governmental Authority or self-regulatory organization with jurisdiction over any of the activities of Wintrust or its subsidiaries (other than filings with such other Governmental Authorities or self-regulating organizations which individually or in the aggregate are not material to the business of Wintrust and its subsidiaries taken as a whole) (collectively, the "Wintrust Regulatory Reports"), and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, the Wintrust Regulatory Reports complied in all material respects with the statutes, rules and regulations enforced or promulgated by the applicable regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading.

         4.8 No Adverse Change. Except as disclosed in the Wintrust SEC Documents, this Agreement, or the Schedules delivered pursuant to this Agreement, there has not occurred (a) since December 31, 2003, any Material Adverse Effect on Wintrust or (b) any change or condition, event, circumstance, fact or other occurrence, whether occurring before or since December 31, 2003, that may reasonably be expected to have or result in a Material Adverse Effect on Wintrust. No fact or condition exists with respect to Wintrust which Wintrust has reason to believe may cause the Federal Reserve Application or any of the other regulatory approvals referenced in Section 7.3 or 8.3 to be denied or unduly delayed.

         4.9 Brokers' and Finders' Fees. Wintrust has not incurred any liability for brokerage commissions, finders' fees, or like compensation with respect to the transactions contemplated by this Agreement.

         4.10 Taxation of the Merger. Neither Wintrust nor any subsidiary of Wintrust has engaged in any act that would preclude or adversely affect the Merger from qualifying as a tax-free reorganization under Section 368(a) of the Code.

         4.11 No Omissions. None of the representations and warranties contained in Article IV or in the Schedules provided for herein is false or misleading in any material respect or omits to state a fact herein necessary to make such statements not misleading in any material respect.

                                   ARTICLE 5
                            AGREEMENTS AND COVENANTS

         5.1 Conduct of Business. During the period commencing on the date hereof and continuing until the Effective Time, except as otherwise expressly permitted or required by this Agreement, the Company shall conduct the Company's business and shall cause the Subsidiaries to conduct their respective businesses in the Ordinary Course of Business consistent with prudent banking practices. Without limiting the foregoing, except as set forth on Schedule 5.1 or as otherwise expressly permitted or required by this Agreement, without the prior written consent of Wintrust, which consent shall not be unreasonably withheld, conditioned or delayed:

                  (a) no change shall be made in the articles of incorporation or by-laws of the Company or TIC, the charter or by-laws of the Bank, or the organizational documents of the Trust;

                  (b) except with respect to the exercise of any Outstanding Company Option, no change shall be made in the capitalization of the Company (including the granting of any additional options under the Company Option Plan) or the Subsidiaries or in the number of issued and outstanding Company Common Shares;

                  (c) the compensation of officers or key employees of the Company or the Subsidiaries shall not be increased, nor any bonuses paid, except for any such increases or payments not exceeding $10,000 in the aggregate to any individual officer or employee;

                  (d) no Loans, or renewals or restructurings of Loans, in the amount of $1,000,000 or more (including Loans to any one borrower or related group of borrowers which, in the aggregate, equal or exceed $1,000,000) shall be made by the Bank except in the Ordinary Course of Business and consistent with prudent banking practices and the Bank's current loan policies and applicable rules and regulations of applicable Governmental Authorities with respect to amount, term, security and quality of such borrower's or borrowers' credit;

                  (e) no dividends or other distributions shall be declared or paid by the Company, except in connection with the ESOP Share Redemption as described in Section 6.2;

                  (f) the Company and the Subsidiaries shall each use their commercially reasonable efforts to maintain their present insurance coverage in respect to its properties and business;

                  (g) no significant changes shall be made in the general nature of the business conducted by the Company or the Subsidiaries;

                  (h) no employment, consulting or similar agreements shall be entered into by the Company or the Subsidiaries that are not terminable by the Company or such Subsidiary on 30 days' or fewer notice without penalty or obligation;

                  (i) none of the Company and the Subsidiaries shall take any action that would result in a termination, partial termination, curtailment, discontinuance of a Benefit Plan or merger of any Benefit Plan into another plan or trust;

                  (j) the Company and the Subsidiaries shall file all Returns in a timely manner and shall not make any application for or consent to any extension of time for filing any Return or any extension of the period of limitations applicable thereto;

                  (k) except with respect to the build-out of the Bank's Madison branch, none of the Company and the Subsidiaries shall make any expenditure for fixed assets in excess of $25,000 for any single item, or $100,000 in the aggregate, or shall enter into leases of fixed assets having an annual rental in excess of $25,000;

                  (l) none of the Company and the Subsidiaries shall incur any liabilities or obligations, make any commitments or disbursements, acquire or dispose of any property or asset, make any contract or agreement, or engage in any transaction except in the Ordinary Course of Business consistent with prudent banking practices and the Bank's current policies;

                  (m) none of the Company and the Subsidiaries shall do or fail to do anything that will cause a breach by the Company or the Subsidiaries of, or default by the Company or the Subsidiaries under, any Material Contract;

                  (n) the Bank shall not engage or agree to engage in any "covered transaction" within the meaning of Sections 23A or 23B of the Federal Reserve Act (without regard to the applicability of any exemptions contained in Section 23A) or any transaction of the kind referred to in Section 3.12, unless the Bank has complied with all requirements of Sections 23A or 23B of the Federal Reserve Act;

                  (o) the Bank shall only purchase or invest in obligations of the government of the United States or agencies of the United States or state or local governments having maturities of not more than five years and which municipal obligations have been assigned a rating of A or better by Moody's Investors Service or by Standard & Poor's;

                  (p) no changes of a material nature shall be made in any of the Company's or the Subsidiaries' accounting procedures, methods, policies or practices or the manner in which the Company or the Subsidiaries maintain their records; and

                  (q) the Bank shall not accept or renew any brokered deposits to the extent that the total of outstanding brokered deposits at any one time exceeds $60,000,000 in the aggregate.

         5.2 Access to Information.

                  (a) To the extent permissible under applicable law, pending the Closing, representatives of Wintrust shall, during normal business hours and on reasonable advance notice to the Company, be given full access to the Company's and the Subsidiaries' records and business activities and be afforded the opportunity to observe their business activities and consult with their officers and employees regarding the same on an ongoing basis (without limiting the foregoing, to verify compliance by the Company with all terms of this Agreement); provided, however, that the foregoing actions do not interfere with the business operations of the Company or the Subsidiaries.

                  (b) Wintrust will use such information as is provided to it by the Company or the Subsidiaries or their respective representatives solely for the purpose of conducting business, legal and financial reviews of the Company and the Subsidiaries and for such other purposes as may be related to this Agreement, and Wintrust will, and will direct all of its agents, employees and advisors to, maintain the confidentiality of all such information in accordance with the terms of the letter agreement regarding confidentiality entered into by and between the Company and Wintrust dated November 4, 2003 (the "Confidentiality Agreement").

                  (c) To the extent permissible under applicable law, pending the Closing and solely for the purpose of permitting the Company to ascertain the correctness of the representations and warranties made in this Agreement by Wintrust, representatives of the Company shall, during normal business hours and on reasonable advance notice to Wintrust, be given access to the records and business activities of Wintrust and its subsidiaries and be afforded the opportunity to observe their business activities and consult with their officers and employees regarding the same, provided, however, that in Wintrust's sole reasonable judgment the foregoing actions do not interfere with the business operations of Wintrust or any of its subsidiaries. The Company will, and will direct all of its agents, employees and advisors to, maintain the confidentiality of all such information in accordance with the terms of the Confidentiality Agreement.

         5.3 Meeting of Shareholders of the Company. As soon as practicable after the date of this Agreement and the effectiveness of the Registration Statement pursuant to Section 5.4, the Company shall, through the Company Board, subject to its fiduciary duties, call and hold a meeting of its shareholders for the purpose of voting upon this Agreement, the Merger and the transactions herein contemplated in accordance with the Company's articles of incorporation, its by-laws and the Wisconsin Act (the "Shareholders Meeting"). The Company shall, through the Company Board, recommend to its shareholders, subject to its fiduciary duties, approval of this Agreement and the Merger.

         5.4 Registration Statement and Regulatory Filings. As soon as practicable after the execution of this Agreement:

                  (a) Wintrust shall file with the Commission a registration statement on an appropriate form under the Securities Act covering Wintrust Common Stock to be issued pursuant to this Agreement and shall use its reasonable and diligent efforts to cause the same to become effective as soon as practicable and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same. Such registration statement and any amendments and supplements thereto are referred to herein as the "Registration Statement." The Registration Statement shall include a Proxy Statement/Prospectus thereto reasonably acceptable to Wintrust and the Company, prepared by Wintrust and the Company for use in connection with the meeting of shareholders of the Company referred to in Section 5.3, all in accordance with the rules and regulations of the Commission. Wintrust shall, as soon as practicable after the execution of this Agreement, make all filings, if any, required to obtain all blue sky permits, authorizations, consents or approvals required for the issuance of Wintrust Common Stock. In advance of filing the Registration Statement, Wintrust shall provide the Company and its counsel with a copy of the Registration Statement and provide an opportunity to comment thereon, and thereafter shall promptly advise the Company and its counsel of any material communication received by Wintrust or its counsel from the Commission with respect to the Registration Statement. None of the information furnished by Wintrust or the Company for inclusion in the Registration Statement, the Proxy Statement/Prospectus or any other document filed with the Commission or any state securities commission, at the respective times at which such documents are filed with the Commission or such state securities commission, or, in the case of the Registration Statement, when it becomes effective, or in the case of the Proxy Statement/Prospectus, when mailed or at the time of the Shareholders Meeting, shall be false or misleading with respect to any material fact or shall omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

                  (b) Wintrust shall file with the Federal Reserve the Federal Reserve Application, and take all other appropriate actions necessary to obtain the regulatory approvals referred to in Section 7.3 hereof, and the Company will use all reasonable and diligent efforts to assist in obtaining all such approvals. The obligation to take all appropriate actions shall not be construed as including an obligation to accept any terms of or conditions to a consent, authorization, order or approval of, or any exemption by, any Governmental Authority or other party that are not acceptable to Wintrust, in its sole reasonable discretion, or to change the business practices of Wintrust or any of its subsidiaries in a manner not acceptable to Wintrust, in its sole reasonable discretion. In advance of filing any applications for such regulatory approvals, Wintrust shall provide the Company and its counsel with a copy of such applications (but excluding any information contained therein regarding Wintrust and its business or operations for which confidential treatment has been requested) and provide an opportunity to comment thereon, and thereafter shall promptly advise the Company and its counsel of any material communication received by Wintrust or its counsel from any regulatory authorities with respect to such applications.

         5.5 Listing of Shares. Wintrust shall use all reasonable and diligent efforts to cause the shares of Wintrust Common Stock issuable in the Merger to be approved for listing on the Nasdaq National Market.

         5.6 Reasonable and Diligent Efforts. The Parties shall use reasonable and diligent efforts in good faith to satisfy the various conditions to Closing and to consummate the Merger as soon as practicable. None of the Parties will intentionally take or intentionally permit to be taken any action that would be in breach of the terms or provisions of this Agreement (including any action that would impair or impede the timely obtainment of the regulatory approvals referenced in Sections 7.3 and 8.3) or that would cause any of the representations contained herein to be or become untrue.

         5.7 Business Relations and Publicity. The Company shall use reasonable and diligent efforts to preserve the reputation and relationship of the Company and the Subsidiaries with suppliers, clients, customers, employees, and others having business relations with the Company or the Subsidiaries. Wintrust and the Company shall coordinate all publicity relating to the transactions contemplated by this Agreement and, except as otherwise required by applicable law or the rules of the Nasdaq National Market, or with respect to employee meetings, neither Party shall issue any press release, publicity statement or other public notice or communication, whether written or oral, relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed. The Company shall obtain the prior consent (which shall not be unreasonably withheld, conditioned or delayed) of Wintrust to the content of any communication to its shareholders. In furtherance of the foregoing the Parties acknowledge that immediately after execution of this Agreement Wintrust shall issue a news release (after consultation with the Company as to its content) and file the same with the Commission on Form 8-K.

         5.8 No Conduct Inconsistent with this Agreement.

                  (a) The Company shall not, and shall cause each of the Subsidiaries to not, during the term of this Agreement, directly or indirectly, solicit, encourage or facilitate inquiries or proposals or enter into any agreement with respect to, or initiate or participate in any negotiations or discussions with any person or entity concerning, any proposed transaction or series of transactions involving or affecting the Company or the Subsidiaries (or their respective securities or assets) that, if effected, would constitute an acquisition of control of the Company or the Subsidiaries within the meaning of 12 U.S.C.A. ss.1817(j) (disregarding the exceptions set forth in 12 U.S.C.A. ss.1817(j)(17)) and the regulations of the Federal Reserve thereunder (each, an "Acquisition Proposal"), or furnish any information to any person or entity proposing or seeking an Acquisition Proposal.

                  (b) Notwithstanding the foregoing, in the event that the Company Board determines in good faith and after consultation with outside counsel, that in light of a Superior Acquisition Proposal (as defined herein) it is necessary to pursue such Superior Acquisition Proposal in order to act in a manner consistent with such Board's fiduciary duties, the Company Board may, in response to an Acquisition Proposal which was not solicited by or on behalf of the Company or the Subsidiaries after the date of this Agreement or which did not otherwise result from a breach of Section 5.8(a), subject to its compliance with Section 5.8(c), (i) furnish information with respect to the Company or the Subsidiaries to such person or entity making such Superior Acquisition Proposal pursuant to a customary confidentiality agreement that is no less restrictive than the Confidentiality Agreement, (ii) participate in discussions or negotiations regarding such Superior Acquisition Proposal, (iii) withdraw, modify or otherwise change in a manner adverse to Wintrust, the Company's recommendation to its shareholders with respect to this Agreement and the Merger and/or
         (iv) terminate this Agreement in order to concurrently enter into an agreement with respect to such Superior Acquisition Proposal; provided, however, that the Company Board may not terminate this Agreement pursuant to this Section 5.8(b) unless and until (x) five (5) business days have elapsed following the delivery to Wintrust of a written notice of such determination by the Company Board and during such five
         (5) business day period, the Company and the Subsidiaries otherwise cooperate with Wintrust with the intent of enabling the Parties to engage in good faith negotiations so that the Merger and other transactions contemplated hereby may be effected and (y) at the end of such five business day period the Company Board continues in its good faith judgment to believe the Acquisition Proposal at issue constitutes a Superior Acquisition Proposal. A "Superior Acquisition Proposal" means any Acquisition Proposal containing terms which the Company Board determines in its good faith judgment (based on the advice of its independent financial advisor) to be more favorable to the Company's shareholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Company Board, is reasonably capable of being obtained by such third party.

                  (c) In addition to the obligations of the Company set forth in
         Section 5.8(a) and (b), the Company shall immediately advise Wintrust orally and in writing of any request for information or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the person or entity making such request or Acquisition Proposal. The Company shall keep Wintrust reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal, including the status of any discussions or negotiations with respect to any Superior Acquisition Proposal.

         5.9 Pre-Closing Loan Review.

                  (a) The Company shall cause the Bank, prior to the Closing Date, to write off all Loans of the Bank that are required to be written off by the Bank's regulators or that, in conformity with past practices and policies of the Bank and GAAP, should be written off as Loan losses.

                  (b) The Company shall make available to Wintrust full information regarding the status of each Loan contained in the Loan portfolio of the Bank, as of a date not more than 15 days prior to the Closing Date.

                  (c) Wintrust and the Company shall negotiate in good faith regarding the write down, in conformity with the provisions of Section 5.9(a) above, of potential Loan losses (net of reasonable estimates of collateral recoveries and of applicable reserves) identified to the Company by Wintrust; provided, however, that (i) the Company shall not be required to take any actions as a result of such good faith negotiations (1) more than five (5) days prior to the Closing Date, (2) until such time as the Company shall have received reasonable assurances that all conditions precedent to Wintrust's obligations under this Agreement (except for the completion of actions to be taken at the Closing) have been satisfied, and (3) solely with respect to those Loans reviewed by Wintrust and identified on Schedule 5.9(c), unless there shall have occurred since the date of this Agreement a material change in the underlying terms, facts or circumstances relating to any such Loans, and (ii) any such actions taken as a result of such good faith negotiation shall not have any effect on the representations and warranties under Section 3.8 made by the Company and the Bank as of the date of this Agreement.

         5.10 Board of Directors' Notices and Minutes. The Company shall give reasonable notice to Wintrust of all meetings of the Company Board and any of its committees and those of each of the Bank, TIC and the Trust, respectively, and if known, the agenda for or business to be discussed at such meetings. To the extent permissible under law, the Company shall promptly transmit to Wintrust copies of all notices, minutes, consents, board packages and other materials that the Company or the Subsidiaries provides to their directors, as the case may be, other than materials relating to any proposed acquisition of the Company or the Bank or this Agreement or the Merger, subject to the Company's compliance with Section 5.8. Wintrust agrees to hold in confidence and trust all such information pursuant to the Confidentiality Agreement.

         5.11 Untrue Representations and Warranties. During the term of this Agreement, if any Party becomes aware of any facts, circumstances or of the occurrence or impending occurrence of any event that would cause one or more of such Party's representations and warranties contained in this Agreement to be or to become untrue as of the Closing Date, then:

                  (a) such Party shall promptly give detailed written notice thereof to the other Parties; and

                  (b) such Party shall use reasonable and diligent efforts to change such facts or events to make such representations and warranties true, unless the same shall have been waived in writing by the other Parties.

         5.12 Director and Officer Indemnification and Liability Coverage.

                  (a) Wintrust agrees to provide each of the directors (or managers) and officers of the Company and each of the Subsidiaries after the Effective Time substantially the same coverage against personal liability for actions taken after the Effective Time as is provided to directors and officers of Wintrust. Wintrust further agrees to cause the Surviving Corporation, or its successor in interest, to indemnify the current and past directors (or managers) and officers of the Company and each of the Subsidiaries for all actions taken by them prior to the Effective Time in their respective capacities as directors (or managers) and officers of the Company and the Subsidiaries to the same extent as the indemnification provided by the Company and each of the Subsidiaries to such directors (or managers) and officers immediately prior to the Effective Time.

                  (b) Wintrust agrees that for a period of five (5) years after the Effective Time, Wintrust shall cause to be maintained in effect the Company's and the Subsidiaries' current policy (as in effect on the Closing Date) of directors' and officers' liability insurance maintained by the Company with respect to actions and omissions occurring on or prior to the Effective Time, subject to the following conditions:

                           (i) The Company's and each of the Subsidiaries'
                  current directors' and officers' liability insurer shall agree to maintain such coverage from and after the Effective Time. In the event such insurer terminates or declines to continue such coverage after the Effective Time, Wintrust shall use its commercially reasonable efforts, with the cooperation of the former directors and officers of the Company, to identify and obtain similar coverage from another insurance carrier of substantially similar size and reputation to that of such former insurer, if such coverage is reasonably obtainable from the marketplace. If after such reasonable efforts another such insurance carrier is unable or unwilling to provide such similar coverage, Wintrust shall obtain the best coverage available, in the sole reasonable judgment of Wintrust, for a cost up to but not exceeding the Maximum Amount (as defined below).

                           (ii) Wintrust may substitute therefor policies of at
                  least the same coverage and amount containing terms and conditions which are substantially no less advantageous, in Wintrust's sole reasonable judgment.

                           (iii) In no event shall Wintrust be obligated to
                  expend, in order to maintain or provide insurance coverage pursuant to this Section 5.12(b), any amount, in aggregate, in excess of $40,000 per annum (the "Maximum Amount").

                           (iv) Prior to the Effective Time, the Company shall
                  notify the appropriate directors' and officers' liability insurers of the Merger and of all pending or threatened claims, actions, suits, proceedings or investigations asserted or claimed against any officer or director of the Company or the Subsidiaries, or circumstances likely to give rise thereto to the extent known by the Company, in accordance with the terms and conditions of the applicable policies.

                           (v) If the amount of the annual premiums necessary to
                  maintain or procure such insurance coverage exceeds the Maximum Amount, Wintrust shall use reasonable efforts, in its sole reasonable judgment, to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

                           (vi) The Company and its directors and officers shall
                  use reasonable and diligent efforts to cooperate with Wintrust in obtaining the above-described insurance coverages.

                  (c) The obligations under this Section 5.12 shall not be terminated or modified in such a manner (other than with respect to the exercise of Wintrust's sole reasonable judgment as specified therein) as to adversely affect any person to whom this Section 5.12 applies without the consent of such affected persons, which consent shall not be unreasonably withheld, delayed or conditioned, it being expressly agreed that the persons to whom this Section 5.12 applies shall be third-party beneficiaries of this Section 5.12 and shall be entitled to enforce the covenants contained herein in accordance with their terms.

         5.13 Monthly Financial Statements. Prior to the Closing Date, the Company shall deliver to Wintrust (a) a monthly balance sheet, income statement and statement of shareholders' equity of the Company and each of the Subsidiaries as of the end of each calendar quarter as promptly as practicable after they become available and (b) a monthly balance sheet and income statement of the Bank as of the end of each month as promptly as practicable after they become available. Such financial statements shall be prepared (x) consistent with past practice (to the extent applicable) and (y) in conformity in all material respects with GAAP (excluding footnote disclosure) applied on a basis consistent with the Financial Statements.

         5.14 Dissent Process. The Company shall give to Wintrust prompt written notice of any written demands for appraisal for any Company Common Shares, any attempted withdrawals of any such demands, and any other notice given or instrument served relating to the exercise of dissenters' rights granted under the Wisconsin Act, including the name of each dissenting shareholder and the number of Company Common Shares to which the dissent relates. Wintrust will have the right to participate in all negotiations and proceedings relating thereto, and exceptions required by law. The Company will not make any payment with respect to, or settle or offer to settle, any appraisal demands without Wintrust's prior written consent.

         5.15 Section 368(a) Reorganization. Either prior to or after the Closing Date, none of the Parties shall take or cause to be taken any action, or omit to take any action or cause any omission, which would cause the Merger not to qualify as a reorganization under Section 368(a) of the Code.

         5.16 Treatment of Options. Notwithstanding anything contained in this Agreement to the contrary, Wintrust and the Company each acknowledge and agree that the holder of any Outstanding Company Option may, at any time prior to the fifth (5th) calendar day preceding the Closing Date, exercise such Outstanding Company Option in accordance with its terms and conditions.

         5.17 Converted Options. Wintrust agrees to assume and honor each of the Converted Options in accordance with their terms. As soon as reasonably practicable following the Closing Date, Wintrust shall file a registration statement with the Commission with respect to the shares of Wintrust Common Stock to be covered by such Converted Options. Such shares of Wintrust Common Stock shall be duly authorized and, upon exercise of such Converted Options, shall be validly issued, fully paid and nonassessable, and not in violation of or subject to any preemptive rights except as set forth in Wintrust's articles of incorporation. Wintrust shall after the Effective Time have reserved sufficient shares of Wintrust Common Stock for issuance with respect to such options.

                                   ARTICLE 6
                            EMPLOYEE BENEFIT MATTERS

         6.1 Benefit Plans. Schedule 6.1 lists all of the employees of the Company and each of the Subsidiaries (the "Employees"). Wintrust and the Company Board shall together review the Benefit Plans and the coverages provided thereunder. Effective as of the Closing Date, (i) the Company Board shall cause the Company to terminate all Benefit Plans other than the Company's 401(k) plan, health, life and disability insurance plans, and long-term care plan (the "Retained Plans"), and to pay prior to the Closing or accrue fully any liabilities under the Benefit Plans (including the Retained Plans) or arising out of such termination of Benefit Plans, and (ii) each full-time Employee shall become eligible for and entitled to participate in Wintrust's benefit plans (other than those benefit plans for which such Employee is covered under the Retained Plans) on the same terms and subject to the same conditions as all other U.S. employees of Wintrust and its subsidiaries. From and after the Closing Date, Wintrust shall continue coverage for the Employees under the Company's Retained Plans in effect prior to the Closing Date, to the extent not in violation of any statute, law (including common law), ordinance, rule or regulation applicable to such plans or the qualifications or requirements of such plans, until such time as Wintrust determines such plans are to be terminated or merged with existing Wintrust plans, at which time all Employees previously covered under such Retained Plans shall become eligible for and entitled to participate in Wintrust's similar plans on the same terms and subject to the same conditions as all other U.S. employees of Wintrust and its subsidiaries. To the extent permitted by applicable law the Company shall notify Wintrust on the Closing Date of the existence of any significant pre-existing conditions of any insureds under the Benefit Plans of which the Company has knowledge. Wintrust shall use its reasonable and diligent efforts to cause any pre-existing condition limitations under Wintrust's medical benefit plans to be waived to the extent such conditions have been waived under the Retained Plans. For purposes of determining eligibility to participate and, where applicable, vesting under Wintrust's applicable retirement savings plan and employee stock purchase plan, Wintrust's short-term disability plans and vacation policy, each Employee shall receive past service credit for his or her prior employment with the Company or the Subsidiaries as if such Employee had then been employed by Wintrust. Wintrust reserves the right to change or terminate its employee benefit plans at any time.

         6.2 Termination of ESOP; Redemption of ESOP Shares.

                  (a) Prior to the Effective Time, the Company shall (i) terminate the Delafield State Bank (now known as Town Bank) Employee Stock Ownership Plan (the "ESOP"), and as promptly as practicable thereafter request from the IRS a favorable determination letter as to the tax qualified status of the ESOP upon its termination under Section 401(a) of the Code (the "Final Determination Letter"), (ii) redeem for cash, in an amount per share equal to the sum of $58.10 plus the cash value of the Per Share Stock Consideration based on the Wintrust Common Stock Price (or such other amount as may be agreed between the Parties) (the "ESOP Share Redemption Price"), (1) all unallocated Company Common Shares held by the ESOP and (2) all Company Common Shares allocated to the ESOP accounts of those current or former employees of the Company and the Subsidiaries who are ESOP participants and beneficiaries (the "ESOP Participants") (collectively, the "ESOP Shares," and such redemption, the "ESOP Share Redemption"); and (iii) cause the loan between the Company and the ESOP Trust to be repaid in full from the cash consideration received pursuant to the ESOP Share Redemption for such unallocated ESOP Shares. Any remaining cash consideration received for such unallocated ESOP Shares after such repayment shall be allocated as investment earnings to the ESOP accounts of each ESOP Participant in accordance with the terms of the ESOP. The cash proceeds received in the ESOP Share Redemption by each ESOP Participant for the ESOP Shares allocated to such ESOP Participant shall be allocated to each ESOP Participant account. All ESOP Participants shall fully vest and have a nonforfeitable interest in their ESOP accounts (including such allocations of the remaining cash consideration received for the unallocated Company Common Shares and such proceeds from the redemption of the allocated Company Common Shares) determined as of the Effective Time.

                  (b) As soon as practicable after the receipt of the Final Determination Letter, distributions of the benefits under the ESOP shall be made to the ESOP Participants.

                  (c) From and after the date of this Agreement, in anticipation of such termination and distribution, the Company and its representatives before the Effective Time, and the Surviving Corporation and its representatives after the Effective Time, shall use their reasonable and diligent efforts to obtain such favorable Final Determination Letter from the IRS. If the Company and its representatives, before the Effective Time, and the Surviving Corporation and its representatives, after the Effective Time, reasonably determine that the ESOP cannot obtain a favorable Final Determination Letter, or that the amounts held therein cannot be so applied, allocated or distributed without causing the ESOP to lose its tax qualified status, then the Company before the Effective Time, and the Surviving Corporation after the Effective Time, shall take such action as they may reasonably determine with respect to the distribution of benefits to the ESOP Participants, provided that the assets of the ESOP shall be held or paid only for the benefit of the ESOP Participants and provided further that in no event shall any portion of the amounts held in the ESOP revert, directly or indirectly, to the Company or any Subsidiary, or to Wintrust or any affiliate thereof.

         6.3 No Rights or Remedies. Nothing in this Article shall confer upon any Employee or his or her legal representative, any rights or remedies, including any right to employment, or continued employment, for any specified period, or any nature or kind whatsoever under or by reason of this Agreement.

                                   ARTICLE 7
                 CONDITIONS PRECEDENT TO OBLIGATIONS OF WINTRUST

         Unless the conditions are waived by Wintrust, all obligations of Wintrust under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions:

         7.1 Representations and Warranties; Performance of Agreements. Each of the representations and warranties contained in Article III of this Agreement shall be true and correct in all respects as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, they shall be tested as of such earlier date); provided, however, that for purposes of this Section 7.1, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct shall represent, individually or in the aggregate, a Company Material Impact. As used in this Article VII, "Company Material Impact" shall mean an adverse effect on the Company which would be reasonably likely to cause the Company to suffer (a) damages and expenses (including reasonable attorneys,' accountants' and financial advisors' fees) in excess of a gross amount of $500,000 in the aggregate (without regard to any attendant tax benefits of such damages or expenses), as a result of such failure of the Company's representations and warranties to be true and correct or (b) significant harm to the management, operations, reputation, business or assets of the Company and the Subsidiaries taken as a whole. The Company shall have performed in all material respects all agreements herein required to be performed by the Company on or before the Closing.

         7.2 Closing Certificate. Wintrust shall have received a certificate of the Company signed by a senior executive officer of the Company, dated as of the Closing Date, certifying in such detail as Wintrust may reasonably request, as to the fulfillment of the conditions to the obligations of Wintrust set forth in this Agreement that are required to be fulfilled by the Company on or before the Closing.

         7.3 Regulatory and Other Approvals. Wintrust shall have obtained the approval of all appropriate regulatory entities of the transactions contemplated by this Agreement and the Merger, all required regulatory waiting periods shall have expired, and there shall be pending on the Closing Date no motion for rehearing or appeal from such approval or any suit or action seeking to enjoin the Merger or to obtain substantial damages in respect of such transaction.

         7.4 Approval of Merger and Delivery of Agreement. This Agreement and the Merger shall have been approved by the shareholders of the Company in accordance with the Company's articles of incorporation, by-laws and the Wisconsin Act, and the proper officers of the Company shall have executed and delivered to Wintrust copies of this Agreement and the Articles of Merger, in form suitable for filing with the Secretary of State of the State of Illinois and the WDFI, and shall have executed and delivered all such other certificates, statements or instruments as may be necessary or appropriate to effect such a filing. The holders, in the aggregate, of not more than 10% of the Company Common Shares shall have given written demand for dissenter's rights in accordance with the Wisconsin Act.

         7.5 Effectiveness of the Registration Statement. The Registration Statement shall have become effective with respect to the shares of Wintrust Common Stock to be issued in the Merger, no stop order suspending the effectiveness of such Registration Statement shall have been issued, and no material proceeding for that purpose shall have been instituted or threatened.

         7.6 No Litigation. No suit or other action shall have been instituted or threatened seeking to enjoin the consummation of the Merger or to obtain other relief in connection with this Agreement or the transactions contemplated herein that Wintrust believes, in good faith and with the written advice of outside counsel, makes it inadvisable to consummate the Merger by reason of the probability that the proceeding would result in the issuance of an order enjoining the Merger or in a determination that the Company or the Bank has failed to comply with applicable legal requirements of a material nature in connection with the Merger or actions preparatory thereto or would have a Company Material Impact.

         7.7 Termination of ESOP. The Company shall have terminated the ESOP and completed the ESOP Share Redemption pursuant to Section 6.2.

         7.8 Opinion of Counsel. Wintrust shall have received the opinion of Reinhart Boerner Van Dueren s.c., counsel for the Company, dated as of the Closing Date, and in form substantially similar to Exhibit C and reasonably satisfactory to Wintrust and its counsel.

         7.9 Employment Agreements. Those persons identified on Schedule 7.9 shall each have entered into an employment agreement with Wintrust and the Surviving Corporation, dated the Closing Date, in substantially the form attached hereto as Exhibit D.

         7.10 No Adverse Changes. Between the date of this Agreement and the Closing Date, there shall not have occurred any change or any condition, event, circumstance, fact or occurrence, other than as provided in this Agreement, that would have a Material Adverse Effect on the Company.

         7.11 Minimum Net Worth and Loan Loss Reserve Requirements.

                  (a) As of the Closing Date, as determined in conformity with GAAP applied on a basis consistent with the preparation of the Financial Statements, the shareholders' equity in the Company, after disregarding the effect of any adjustments made pursuant to FAS 115, shall be not less than the sum of (1) $17,400,000 plus (2) any cash receipts and attendant tax benefits recorded from the exercise of Outstanding Company Options in accordance with Section 5.16 minus (3) fees for attorneys, accountants or financial advisors actually incurred by the Company in connection with this Agreement and the transactions contemplated hereby, up to a maximum amount for such fees of $300,000 minus (4) the amount paid to redeem the ESOP Shares pursuant to the ESOP Share Redemption but not in excess of the ESOP Share Redemption Price per each ESOP Share, provided that the Company shall have no more than $6,186,000 in outstanding principal of holding company-level debt (including trust preferred securities).

                  (b) As of the Closing Date, as determined in conformity with past practices and policies of the Bank and GAAP applied on a basis consistent with the preparation of the Financial Statements, the Bank's reserve for loan losses, determined as described in Section 3.8, shall be not less than 1.0% of the Bank's net Loans (gross Loans less unearned discounts).

         7.12 Consents. The Company shall have obtained or caused to be obtained
(a) all written consents under those Material Contracts as set forth on Schedule 3.5, and (b) all other written consents, permissions and approvals as required under any other agreements, contracts, appointments, indentures, plans, trusts or other arrangements with third parties required to effect the transactions contemplated by this Agreement where the failure to obtain such consents, permissions and approvals would have a Material Adverse Effect on the Company or Wintrust.

         7.13 Amendments to Deferred Compensation Agreement. On or before the Closing Date, the Company shall have delivered to Wintrust fully-executed amendments to each of those Incentive Deferred Compensation Agreements entered into between the Bank and those Bank executives named in Section (d)(2) of
Schedule 3.10 (the "Deferred Compensation Agreements"), which amendments shall be in form and substance reasonably satisfactory to Wintrust.

         7.14 Other Documents. Wintrust shall have received at the Closing such other customary documents, certificates, or instruments as they may have reasonably requested evidencing compliance by the Company with the terms and conditions of this Agreement.

                                   ARTICLE 8
               CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

         Unless the conditions are waived by the Company, all obligations of the Company under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions:

         8.1 Representations and Warranties; Performance of Agreements. Each of the representations and warranties contained in Article IV of this Agreement shall be true and correct in all respects as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, they shall be tested as of such earlier date); provided, however, that for purposes of this Section 8.1, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct shall represent, individually or in the aggregate, a Wintrust Material Impact. As used in this Section 8.1, a "Wintrust Material Impact" shall mean an adverse effect on Wintrust which would be reasonably likely to cause Wintrust to suffer (a) damages and expenses (including reasonable attorneys', accountants' and financial advisors' fees) in excess of $10,000,000 in the aggregate (net of any attendant tax benefits of such damages and expenses) as a result of such failure of Wintrust's representations and warranties to be true and correct or (b) significant harm to the management, operations, reputation, business or assets of Wintrust and its subsidiaries taken as a whole. Wintrust shall have performed in all material respects all agreements herein required to be performed by Wintrust on or before the Closing.

         8.2 Closing Certificates. The Company shall have received certificates signed by the Chief Executive Officer, a Senior Executive Vice President, an Executive Vice President, or a Senior Vice President of Wintrust dated as of the Closing Date, certifying in such detail as the Company may reasonably request, as to the fulfillment of the conditions to the obligations of the Company as set forth in this Agreement.

         8.3 Regulatory and Other Approvals. Wintrust shall have obtained the approval of all appropriate regulatory entities of the transactions contemplated by this Agreement and the Merger, all required regulatory waiting periods shall have expired, and there shall be pending on the Closing Date no motion for rehearing or appeal from such approval or any suit or action seeking to enjoin the Merger or to obtain substantial damages in respect of such transaction.

         8.4 Approval of Merger and Delivery of Agreement. This Agreement and the Merger shall have been approved by the shareholders of the Company in accordance with the Company's articles of incorporation, bylaws and the Wisconsin Act, and the proper officers of Wintrust shall have executed and delivered to the Company copies of this Agreement and the Articles of Merger, in form suitable for filing with the Secretary of State of the State of Illinois and the WDFI, and shall have executed and delivered all such other certificates, statements or instruments as may be necessary or appropriate to effect such a filing.

         8.5 Effectiveness of the Registration Statement. The Registration Statement shall have become effective with respect to the shares of Wintrust Common Stock to be issued in the Merger, no stop order suspending the effectiveness of such Registration Statement shall have been issued, no proceeding for that purpose shall have been instituted or threatened, and all requests for additional information on the part of the Commission shall have been complied with to the Company's satisfaction.

         8.6 No Litigation. No suit or other action shall have been instituted or threatened seeking to enjoin the consummation of the Merger or to obtain other relief in connection with this Agreement or the transactions contemplated herein that the Company believes, in good faith and with the written advice of outside counsel, makes it inadvisable to consummate the Merger by reason of the probability that the proceeding would result in the issuance of an order enjoining the Merger or in a determination that Wintrust has failed to comply with applicable legal requirements of a material nature in connection with the Merger or actions preparatory thereto or would have a Material Adverse Effect on Wintrust.

         8.7 Opinions of Counsel.

                  (a) The Company shall have received the opinion of Schiff Hardin LLP, special counsel for Wintrust, dated as of the Closing Date, and in form substantially similar to Exhibit E and reasonably satisfactory to the Company and its counsel.

                  (b) The Company shall have received the opinion of Reinhart Boerner Van Dueren s.c., counsel to the Company, dated as of the Closing Date, to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, that the Company and Wintrust will each be a party to such reorganization within the meaning of Section 368(a) of the Code, and that no gain or loss will be recognized by the holders of Company Common Shares upon the receipt of Wintrust Common Stock in exchange for their Company Common Shares, except to the extent of the Per Share Cash Consideration and any cash received in lieu of fractional share of Wintrust Common Stock. The tax opinion shall be supported by one or more fact certificates or affidavits from Wintrust, in such form and content as may reasonably be requested by counsel to the Company.

         8.8 No Adverse Changes. Between the date of this Agreement and the Closing Date, there shall not have occurred any change or any condition, event, circumstance, fact or occurrence that would have a Material Adverse Effect on Wintrust.

         8.9 Nasdaq Listing. The Wintrust Common Stock to be issued to holders of Company Common Shares pursuant to the Merger shall have been approved for listing on the Nasdaq National Market subject to official notice of issuance if required.

         8.10 Other Documents. The Company shall have received at the Closing all such other customary documents, certificates, or instruments as they may have reasonably requested evidencing compliance by Wintrust with the terms and conditions of this Agreement.

                                   ARTICLE 9
            NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

         9.1 Non-Survival. None of the representations, warranties, covenants and agreements in this Agreement shall survive the Effective Time, except for those covenants or agreements contained herein which by their terms apply, and shall survive, in whole or in part after the Effective Time. Without limiting the foregoing, none of the directors or officers of the Parties shall have any liability for any of the representations, warranties, covenants and agreements contained herein.

                                   ARTICLE 10
                                     GENERAL

         10.1 Expenses. Except as otherwise provided in this Section 10.1, all costs and expenses incurred in the consummation of this transaction, including any brokers' or finders' fees, shall be paid by the Party incurring such cost or expense.

                  (a) Each of Wintrust and the Company shall bear and pay one-half of the costs and expenses incurred in connection with the printing and mailing of the Registration Statement, excluding legal, appraisal and accounting fees and expenses related thereto which shall be paid by the Party incurring such fees and expenses. Registration Statement filing fees to be paid to the Commission shall be borne and paid by Wintrust.

                  (b) In the event that this Agreement is terminated by Wintrust because the Company or the Subsidiaries committed a material breach of its material obligations under this Agreement, unless such breach is a result of the failure by Wintrust to perform and comply in all material respects with any of its material obligations under this Agreement which are to be performed or complied with by it prior to or on the date of such termination, then, provided Wintrust is in material compliance with all of its material obligations under this Agreement, the Company shall reimburse Wintrust in an amount equal to $300,000 for the out-of-pocket expenses and costs that Wintrust (x) has incurred in furtherance of this Agreement and the transactions contemplated herein and (y) is reasonably expected to incur as a result of the Company's breach of this Agreement, including, but not limited to, reasonable fees of professionals engaged for such purpose by or on behalf of Wintrust; provided, however, that except as provided in Section 10.1(c), such sum shall constitute liquidated damages and the receipt thereof shall be Wintrust's sole and exclusive remedy under this Agreement. Notwithstanding the foregoing, if this Agreement is terminated by Wintrust as a result of the Company's willful breach of this Agreement, then in addition to recovery of its out-of-pocket expenses and costs, Wintrust shall be entitled to recover such other amounts as it may be entitled to receive at law or in equity.

                  (c) In the event that this Agreement is terminated (i) by Wintrust as a result of a breach by the Company of its covenant in
         Section 5.8(a), (ii) by the Company pursuant to Section 10.2(e), or
         (iii) pursuant to Sections 10.2(a) or 10.2(b) and in each such case within six months after the date of such termination described in clause (i), (ii) or (iii) the Company or the Bank has either consummated or entered into a definitive agreement relating to an Acquisition Proposal which was made known to any member of the Company Board and not disclosed to Wintrust prior to the date of such termination, then the Company shall pay to Wintrust a termination fee equal to $1,000,000. Such sum shall constitute liquidated damages and the receipt thereof shall be Wintrust's sole and exclusive remedy under this Agreement, absent fraud or willful misconduct on the part of the Company, in which event Wintrust shall be entitled to recover such other amounts as it may be entitled to receive at law or in equity.

                  (d) In the event that this Agreement is terminated by the Company because Wintrust committed a material breach of its material obligations under this Agreement, unless such breach is a result of the failure by the Company or the Bank to perform and comply in all material respects with any of its material obligations under this Agreement which are to be performed or complied with by it prior to or on the date of such termination, then, provided the Company and the Bank are each in material compliance with all of its material obligations under this Agreement, Wintrust shall reimburse the Company in an amount equal to $300,000 for the out-of-pocket expenses that the Company (i) has incurred in furtherance of this Agreement and the transactions contemplated herein and (ii) is reasonably expected to incur as a result of Wintrust's breach of this Agreement, including, but not limited to, reasonable fees of professionals engaged for such purpose by or on behalf of the Company; provided, however, that such sums shall constitute liquidated damages and the receipt thereof shall be the Company's sole and exclusive remedy under this Agreement. Notwithstanding the foregoing, if this Agreement is terminated by the Company as a result of Wintrust's willful breach of this Agreement, then in addition to recovery of its out-of-pocket expenses and costs, the Company shall be entitled to recover such other amounts as it may be entitled to receive at law or in equity.

                  (e) In the event this Agreement is terminated pursuant to
         Section 10.2(b) because Wintrust fails to obtain all of the necessary regulatory approvals described in Sections 7.3 and 8.3 for any reason other than regulatory matters relating solely to the Company or the Subsidiaries, Wintrust shall pay to the Company $300,000, provided, however, that such sums shall constitute liquidated damages and the receipt thereof shall be the Company's sole and exclusive remedy under this Agreement.

                  (f) In the event this Agreement is terminated pursuant to
         Section 10.2(b) because Wintrust fails to obtain all of the necessary regulatory approvals described in Sections 7.3 and 8.3 because of regulatory matters relating solely to the Company or the Subsidiaries, the Company shall pay to Wintrust $300,000, provided, however, that except as provided in Section 10.1(c), such sums shall constitute liquidated damages and the receipt thereof shall be Wintrust's sole and exclusive remedy under this Agreement.

                  (g) All costs and expenses reasonably estimated to have been incurred by the Company shall be either paid or accrued for on or prior to the Closing Date; provided, however, that nothing in this Section
         10.1 shall be deemed to relieve the Company of its liability to pay any expenses incurred in connection with this Agreement following the Closing.

         10.2 Termination. This Agreement may be terminated:

                  (a) at any time by written agreement between Wintrust and the Company;

                  (b) by either Wintrust or the Company if the Closing has not occurred (other than through the failure of any Party seeking to terminate this Agreement to comply fully with its material obligations under this Agreement) by November 30, 2004, or such later date agreed to by the Parties, provided, however, that such termination date shall automatically be extended until February 28, 2005, if the sole impediment to Closing is a delay in either (i) the determination of the effectiveness of the Registration Statement or (ii) the Federal Reserve's approval of the Federal Reserve Application or the WDFI's approval of the WDFI Application;

                  (c) by Wintrust by written notice to the Company, if (i) any of the conditions in Article VII has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Wintrust to comply with its obligations under this Agreement); and (ii) Wintrust has not waived such condition on or before the Closing Date;

                  (d) by the Company by written notice to Wintrust, if (i) any of the conditions in Article VIII has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Company or the Subsidiaries to comply with its obligations under this Agreement); and
         (ii) the Company has not waived such condition on or before the Closing Date; or

                  (e) by the Company, if in compliance with Section 5.8(b) the Company Board determines to accept an Acquisition Proposal from a third party, or by Wintrust if an Acquisition Proposal from a third party is accepted by the Company or consummated, in each case by written notice to the other party; or

                  (f) by Wintrust, by written notice to the Company, in the event the Wintrust Common Stock Price, as determined pursuant to
         Section 1.4(a), is greater than $58.34 or by the Company, by written notice to Wintrust, if the Wintrust Common Stock Price is less than $38.34, provided, however, that neither Party may terminate this Agreement pursuant to this Section 10.2(f) unless and until five (5) business days have elapsed following the receipt of written notice of such termination, and during such five (5) business day period, the Parties in good faith are unable to reach agreement as to an amendment to this Agreement containing terms acceptable to both Parties so that the Merger and transactions contemplated hereby may be effected.

                  (g) Any termination of this Agreement shall not affect any rights accrued prior to such termination.

         10.3 Confidential Information. Wintrust and the Company each covenant that, in the event the transactions contemplated by this Agreement are not consummated, each such Party will keep in strict confidence and return all documents containing any information concerning the properties, business, and assets of the other Parties that may have been obtained in the course of negotiations or examination of the affairs of each other Party either prior or subsequent to the execution of this Agreement (other than such information as shall be in the public domain or otherwise ascertainable from public or outside sources), except to the extent that disclosure is required by judicial process or governmental or regulatory authorities. This Section 10.3 is not intended to supercede any of the provisions of the Confidentiality Agreement, which shall survive the execution of this Agreement.

         10.4 Non-Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of the Parties under this Agreement shall be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party. Notwithstanding the foregoing, Wintrust may assign its rights hereunder to a wholly owned subsidiary of Wintrust. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Parties. From and after the Effective Time, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.12 (which is intended to be for the benefit of the applicable directors and officers of the Company and may be enforced by such persons, their heirs or representatives, in accordance with the terms thereof).

         10.5 Notices. All notices, requests, demands, and other communications provided for in this Agreement shall be in writing and shall be deemed to have been given (a) when delivered in person, (b) the third business day after being deposited in the United States mail, registered or certified mail (return receipt requested), or

                  (c) the first business day after being deposited with Federal Express or any other recognized national overnight courier service, in each case addressed as follows:

                           (i)  If to the Company, addressed to:

                                Town Bankshares, Ltd.
                                400 Genesee Street
                                Delafield, Wisconsin 53018
                                Attention:   William J. Hickmann, Chairman
                                             of the Board and Jay C. Mack,
                                             President

                                with a copy to:

                                Reinhart Boerner Van Dueren s.c.
                                1000 North Water Street, Suite 2100
                                Milwaukee, Wisconsin 53202
                                Attention: Jerome M. Janzer

                           (ii) If to Wintrust, addressed to:

                                Wintrust Financial Corporation
                                727 North Bank Lane
                                Lake Forest, Illinois 60045
                                Attention: David A. Dykstra
                                           Senior Executive Vice President and
                                           Chief Operating Officer

                                with a copy to:

                                Schiff Hardin LLP
                                6600 Sears Tower
                                Chicago, IL 60606-6473
                                Attention: Matthew G. Galo

         10.6 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the signatures to each counterpart were upon the same instrument.

         10.7 Knowledge. References in this Agreement to the "knowledge" of a Party shall mean (a) the actual knowledge of such Party's executive officers after reasonable investigation and (b) the actual knowledge of such Party's directors.

         10.8 Entire Agreement. This Agreement, including the Schedules and agreements delivered pursuant hereto, and the Confidentiality Agreement sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements, and communications, whether oral or written. This Agreement shall not be modified or amended other than by written agreement of the parties hereto. Captions appearing in this Agreement are for convenience only and shall not be deemed to explain, limit, or amplify the provisions hereof.

         10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to the conflicts of laws principles thereof.

         10.10 Severability. In the event that a court of competent jurisdiction shall finally determine that any provision of this Agreement or any portion thereof is unlawful or unenforceable, such provision or portion thereof shall be deemed to be severed from this Agreement, and every other provision and portion thereof that is not invalidated by such determination shall remain in full force and effect. To the extent that a provision is deemed unenforceable by virtue of its scope but may be made enforceable by limitation thereof, such provision shall be enforceable to the fullest extent permitted under the laws and public policies of the state whose laws are deemed to govern enforceability.

      [Remainder of page intentionally left blank; Signature page follows]

         IN WITNESS WHEREOF, Wintrust Financial Corporation and Town Bankshares, Ltd. have each executed this Agreement as of the day and year first written above.

                                               WINTRUST FINANCIAL CORPORATION


                                               By: /s/ David A. Dykstra
                                               Name: David A. Dykstra
                                               Title: Sr. Executive V.P. and COO


                                               TOWN BANKSHARES, LTD.


                                               By: /s/ William J. Hickmann
                                               Name: William J. Hickmann
                                               Title: Chairman

                                                                         ANNEX B

                    SECTIONS 180.1301 THROUGH 180.1331 OF THE
                       WISCONSIN BUSINESS CORPORATION LAW

180.1301  DEFINITIONS.  In ss. 180.1301 to 180.1331:

(1) "Beneficial shareholder" means a person who is a beneficial owner of shares held by a nominee as the shareholder.

(1m) "Business combination" has the meaning given in s. 180.1130(3).

(2) "Corporation" means the issuer corporation or, if the corporate action giving rise to dissenters' rights under s. 180.1302 is a merger or share exchange that has been effectuated, the surviving domestic corporation or foreign corporation of the merger or the acquiring domestic corporation or foreign corporation of the share exchange.

(3) "Dissenter" means a shareholder or beneficial shareholder who is entitled to dissent from corporate action under s. 180.1302 and who exercises that right when and in the manner required by ss. 180.1320 to 180.1328.

(4) "Fair value", with respect to a dissenter's shares other than in a business combination, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. "Fair value", with respect to a dissenter's shares in a business combination, means market value, as defined in s. 180.1130(9)(a) 1. to 4.

(5) "Interest" means interest from the effectuation date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all of the circumstances.

(6) "Issuer corporation" means a domestic corporation that is the issuer of the shares held by a dissenter before the corporate action.

History: 1989 a. 303; 1991 a. 16.

180.1302 RIGHT TO DISSENT. (1) Except as provided in sub. (4) and s. 180.1008(3), a shareholder or beneficial shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

         (a) Consummation of a plan of merger to which the issuer corporation is a party if any of the following applies:

                  1. Shareholder approval is required for the merger by s.
                  180.1103 or by the articles of incorporation.

                  2. The issuer corporation is a subsidiary that is merged with its parent under s. 180.1104.

         (b) Consummation of a plan of share exchange if the issuer corporation's shares will be acquired, and the shareholder or the shareholder holding shares on behalf of the beneficial shareholder is entitled to vote on the plan.

         (c) Consummation of a sale or exchange of all, or substantially all, of the property of the issuer corporation other than in the usual and regular course of business, including a sale in dissolution, but not including any of the following:

                  1. A sale pursuant to court order.

                  2. A sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

                           (cm) Consummation of a plan of conversion.

         (d) Except as provided in sub. (2), any other corporate action taken pursuant to a shareholder vote to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that the voting or nonvoting shareholder or beneficial shareholder may dissent and obtain payment for his or her shares.

(2) Except as provided in sub. (4) and s. 180.1008(3), the articles of incorporation may allow a shareholder or beneficial shareholder to dissent from an amendment of the articles of incorporation and obtain payment of the fair value of his or her shares if the amendment materially and adversely affects rights in respect of a dissenter's shares because it does any of the following:

         (a) Alters or abolishes a preferential right of the shares.

         (b) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

         (c) Alters or abolishes a preemptive right of the holder of shares to acquire shares or other securities.

         (d) Excludes or limits the right of the shares to vote on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

         (e) Reduces the number of shares owned by the shareholder or beneficial shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under s. 180.0604.

(3) Notwithstanding sub. (1)(a) to (c), if the issuer corporation is a statutory close corporation under ss. 180.1801 to 180.1837, a shareholder of the statutory close corporation may dissent from a corporate action and obtain payment of the fair value of his or her shares, to the extent permitted under sub. (1)(d) or
(2) or s. 180.1803, 180.1813(1)(d) or (2)(b), 180.1815(3) or 180.1829(1)(c).

(4) Except in a business combination or unless the articles of incorporation provide otherwise, subs. (1) and (2) do not apply to the holders of shares of any class or series if the shares of the class or series are registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc., automated quotations system on the record date fixed to determine the shareholders entitled to notice of a shareholders meeting at which shareholders are to vote on the proposed corporate action.

(5) Except as provided in s. 180.1833, a shareholder or beneficial shareholder entitled to dissent and obtain payment for his or her shares under ss. 180.1301 to 180.1331 may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder, beneficial shareholder or issuer corporation.

History: 1959 a. 303; 1991 a. 16; 2001 a. 44.

180.1303 DISSENT BY SHAREHOLDERS AND BENEFICIAL SHAREHOLDERS. (1) A shareholder may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a shareholder who under this subsection asserts dissenters' rights as to fewer than all of the shares registered in his or her name are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if the beneficial shareholder does all of the following:

         (a) Submits to the corporation the shareholder's written consent to the dissent not later than the time that the beneficial shareholder asserts dissenters' rights.

         (b) Submits the consent under par. (a) with respect to all shares of which he or she is the beneficial shareholder.

History: 1989 a. 303.

180.1320 NOTICE OF DISSENTERS' RIGHTS. (1) If proposed corporate action creating dissenters' rights under a. 180.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders and beneficial shareholders are or may be entitled to assert dissenters' rights under ss. 180.1301 to 180.1331 and shall be accompanied by a copy of those sections.

(2) If corporate action creating dissenters' rights under s. 180.1302 is authorized without a vote of shareholders, the corporation shall notify, in writing and in accordance with s. 180.0141, all shareholders entitled to assert dissenters' rights that the action was authorized and send them the dissenters' notice described in s. 180.1322.

History: 1989 a. 303.

180.1321 NOTICE OF INTENT TO DEMAND PAYMENT. (1) If proposed corporate action creating dissenters' rights under s. 180.1302 is submitted to a vote at a shareholders' meeting, a shareholder or beneficial shareholder who wishes to assert dissenters' rights shall do all of the following:

         (a) Deliver to the issuer corporation before the vote is taken written notice that complies with s. 180.0141 of the shareholder's or beneficial shareholder's intent to demand payment for his or her shares if the proposed action is effectuated.

         (b) Not vote his or her shares in favor of the proposed action.

(2) A shareholder or beneficial shareholder who fails to satisfy sub. (1) is not entitled to payment for his or her shares under ss. 180.1301 to 180.1331.

History: 1989 a. 303.

180.1322 DISSENTERS' NOTICE. (1) If proposed corporate action creating dissenters' rights under s. 180.1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders and beneficial shareholders who satisfied s. 180.1321.

(2) The dissenters' notice shall be sent no later than 10 days after the corporate action is authorized at a shareholders' meeting or without a vote of shareholders, whichever is applicable. The dissenters' notice shall comply with
s. 180.0141 and shall include or have attached all of the following:

         (a) A statement indicating where the shareholder or beneficial shareholder must send the payment demand and where and when certificates for certificated shares must be deposited.

         (b) For holders of uncertificated shares, an explanation of the extent to which transfer of the shares will be restricted after the payment demand is received.

         (c) A form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the shareholder or beneficial shareholder asserting dissenters' rights to certify whether he or she acquired beneficial ownership of the shares before that date.

         (d) A date by which the corporation must receive the payment demand, which may not be fewer than 30 days nor more than 60 days after the date on which the dissenters' notice is delivered.

         (e) A copy of ss. 180.1301 to 180.1331.

History: 1989 a. 303.

180.1323 DUTY TO DEMAND PAYMENT. (1) A shareholder or beneficial shareholder who is sent a dissenters' notice described in s. 180.1322, or a beneficial shareholder whose shares are held by a nominee who is sent a dissenters' notice described in s. 180.1322, must demand payment in writing and certify whether he or she acquired beneficial ownership of the shares before the date specified in the dissenters' notice under s. 180.1322 (2) (c). A shareholder or beneficial shareholder with certificated shares must also deposit his or her certificates in accordance with the terms of the notice.

(2) A shareholder or beneficial shareholder with certificated shares who demands payment and deposits his or her share certificates under sub. (1) retains all other rights of a shareholder or beneficial shareholder until these rights are canceled or modified by the effectuation of the corporate action.

(3) A shareholder or beneficial shareholder with certificated or uncertificated shares who does not demand payment by the date set in the dissenters' notice, or a shareholder or beneficial shareholder with certificated shares who does not deposit his or her share certificates where required and by the date set in the dissenters' notice, is not entitled to payment for his or her shares under ss.
180.1301 to 180.1331.

History: 1959 a. 303.

180.1324 RESTRICTIONS ON UNCERTIFICATED SHARES. (1) The issuer corporation may restrict the transfer of uncertificated shares from the date that the demand for payment for those shares is received until the corporate action is effectuated or the restrictions released under a. 180.1326.

(2) The shareholder or beneficial shareholder who asserts dissenters' rights as to uncertificated shares retains all of the rights of a shareholder or beneficial shareholder, other than those restricted under sub. (1), until these rights are canceled or modified by the effectuation of the corporate action.

History: 1989 a. 303.

180.1325 PAYMENT. (1) Except as provided in s. 180.1327, as soon as the corporate action is effectuated or upon receipt of a payment demand, whichever is later, the corporation shall pay each shareholder or beneficial shareholder who has complied with s. 180.1323 the amount that the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(2)      The payment shall be accompanied by all of the following:

         (a) The corporation's latest available financial statements, audited and including footnote disclosure if available, but including not less than a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any.

         (b) A statement of the corporation's estimate of the fair value of the shares.

         (c) An explanation of how the interest was calculated.

         (d) A statement of the dissenter's right to demand payment under s.
         180.1328 if the dissenter is dissatisfied with the payment.

         (e) A copy of ss. 180.1301 to 180.1331.

History: 1989 a. 303.

180.1326 FAILURE TO TAKE ACTION. (1) If an issuer corporation does not effectuate the corporate action within 60 days after the date set under s.
180.1322 for demanding payment, the issuer corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the issuer corporation effectuates the corporate action, the corporation shall deliver a new dissenters' notice under s. 180.1322 and repeat the payment demand procedure.

History: 1989 a. 303.

180.1327 AFTER-ACQUIRED SHARES. (1) A corporation may elect to withhold payment required by s. 180.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date specified in the dissenters' notice under s.
180.1322 (2)(c) as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent that the corporation elects to withhold payment under sub. (1) after effectuating the corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under s. 180.1328 if the dissenter is dissatisfied with the offer.

History: 1989 a. 303.

180.1328 PROCEDURE IF DISSENTER DISSATISFIED WITH PAYMENT OR OFFER. (1) A dissenter may, in the manner provided in sub. (2), notify the corporation of the dissenter's estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment received under s. 180.1325, or reject the offer under s. 180.1327 and demand payment of the fair value of his or her shares and interest due, if any of the following applies:

         (a) The dissenter believes that the amount paid under s. 180.1325 or offered under s. 180.1327 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

         (b) The corporation fails to make payment under s. 180.1325 within 60 days after the date set under s. 180.1322 for demanding payment.

         (c) The issuer corporation, having failed to effectuate the corporate action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set under s. 180.1322 for demanding payment.

(2) A dissenter waives his or her right to demand payment under this section unless the dissenter notifies the corporation of his or her demand under sub.
(1) in writing within 30 days after the corporation made or offered payment for his or her shares. The notice shall comply with s. 180.0141.

History: 1989 a. 303.

180.1329 COURT ACTION. (1) If a demand for payment under s. 180.1328 remains unsettled, the corporation shall bring a special proceeding within 60 days after receiving the payment demand under s. 180.1328 and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not bring the special proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall bring the special proceeding in the circuit court for the county where its principal office or, if none in this state, its registered office is located. If the Corporation is a foreign corporation without a registered office in this state, it shall bring the special proceeding in the county in this state in which was located the registered office of the issuer corporation that merged with or whose shares were acquired by the foreign corporation.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the special proceeding. Each party to the special proceeding shall be served with a copy of the petition as provided in s. 801.14.

(4) The jurisdiction of the court in which the special proceeding is brought under sub. (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. An appraiser has the power described in the order appointing him or her or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the special proceeding is entitled to judgment for any of the following:

         (a) The amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation.

         (b) The fair value, plus accrued interest, of his or her shares acquired on or after the date specified in the dissenter's notice under
         s. 180.1322 (2)(c), for which the corporation elected to withhold payment under s. 180.1327.

History: 1989 a. 303.

Because this section does not provide for different procedures, all procedural mechanisms under chs. 801 to 847 are available in an action under this section. Kohler Co. v. Sogen International Fund, Inc. 2000 WI App 60, 233 Wis. 2d 592, 608 N.W.2d 746.

180.1330 COURT COSTS AND COUNSEL FEES. (1) (a) Notwithstanding ss. 814.01 to 814.04, the court in a special proceeding brought under s. 180.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court and shall assess the costs against the corporation, except as provided in par. (b).

         (b) Notwithstanding ss. 814.01 and 814.04, the court may assess costs against all or some of the dissenters, in amounts that the court finds to be equitable, to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under s. 180.1328.

(2) The parties shall bear their own expenses of the proceeding, except that, notwithstanding ss. 814.01 to 814.04, the court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts that the court finds to be equitable, as follows:

         (a) Against the corporation and in favor of any dissenter if the court finds that the corporation did not substantially comply with ss.
         180.1320 to 180.1328.

         (b) Against the corporation or against a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

(3) Notwithstanding ss. 814.01 to 814.04, if the court finds that the services of counsel and experts for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel and experts reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

History: 1989 a. 303.

                                                                         ANNEX C

                            FORM OF VOTING AGREEMENT

         This Agreement ("Agreement") is made and entered into as of the ___ day of June, 2004, by and between the undersigned stockholders (each, a "Stockholder," and collectively, the "Stockholders") of Town Bankshares, Ltd., a Wisconsin corporation (the "Company"), and Wintrust Financial Corporation, an Illinois corporation ("Wintrust").

                              W I T N E S S E T H:

         WHEREAS, the Company and Wintrust are entering into an Agreement and Plan of Merger simultaneously herewith (the "Merger Agreement");

         WHEREAS, it is a condition to the willingness of Wintrust to enter into the Merger Agreement that the Stockholders shall have executed and delivered this Agreement; and

         WHEREAS, each Stockholder owns and is entitled to vote the number of issued and outstanding shares of common stock of the Company (the "Company Common Shares") set forth opposite such Stockholder's name on Schedule 1 attached hereto and has agreed to vote such Stockholder's Company Common Shares pursuant to the terms set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements set forth herein, the Stockholders and Wintrust hereby agree as follows:

         Section 1. Voting of Shares. Each Stockholder hereby agrees that at any meeting of the stockholders of the Company and in any action by written consent of the stockholders of the Company, such Stockholder shall vote the Company Common Shares which such Stockholder owns and is entitled to vote (a) in favor of the transactions contemplated by the Merger Agreement, (b) against any action or agreement which would result in a breach of any term of, or any other obligation of the Company under, the Merger Agreement, and (c) against any action or agreement which would impede, interfere with or attempt to discourage the transactions contemplated by the Merger Agreement; provided, however, that nothing in this Agreement shall prevent a Stockholder, in his or her capacity as a director of the Company, from discharging his or her fiduciary duty to the Company. Each Stockholder agrees that the Company shall be authorized to include in any proxy or material transmitted to stockholders of the Company, a statement to the effect that the Stockholder is a party to this Agreement and has committed to vote in favor of the transactions contemplated by the Merger Agreement.

         Section 2. Term of Agreement. This Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earlier of (i) the Effective Time (as defined in the Merger Agreement), or
(ii) the termination of the Merger Agreement in accordance with its terms.

         Section 3. Covenants of Stockholders. Each Stockholder agrees not to: except to the extent contained in this Agreement, grant any proxies, deposit any Company Common Shares into a voting trust or enter into a voting agreement with respect to any of the Company Common Shares; or without the prior written approval of Wintrust, solicit, initiate or encourage any inquiries or proposals for a merger or other business combination involving the Company; provided, however, that nothing in this Agreement shall prevent a Stockholder, in his or her capacity as a director of the Company, from discharging his or her fiduciary duty to the Company.

         Section 4. Representations and Warranties of Stockholders. Each Stockholder represents and warrants to Wintrust as follows: (a) such Stockholder owns and is entitled to vote in accordance with such Stockholder's commitments under this Agreement the number of Company Common Shares set forth opposite his or her name on Schedule 1 hereto, and, except for options to acquire Company Common Shares listed on Schedule 1 as being held by such Stockholder, does not own or have any right to acquire any other Company Common Shares; (b) such Stockholder has the right, power and authority to execute, deliver and perform under this Agreement; such execution, delivery and performance will not violate, or require any consent, approval, or notice under any provision of law or result in the breach of any outstanding agreements or instruments to which such Stockholder is a party or is subject; and this Agreement has been duly executed and delivered by such Stockholder and constitutes a legal, valid and binding agreement of such Stockholder, enforceable in accordance with its terms; (c) such Stockholder's Company Common Shares and options to acquire Company Common Shares listed as owned or held on Schedule 1 hereto are now and will remain owned or held by such Stockholder, free and clear of all voting trusts, voting agreements, proxies, liens, claims, liabilities, security interests, marital property rights or any other encumbrances whatsoever (other than (i) pledges for loans entered into in the ordinary course, (ii) pursuant to a transfer where the transferee has agreed in writing to be bound by the terms of this Agreement, (iii) transfers by will or operation of law, (iv) marital property rights under applicable law that do not adversely affect Wintrust's rights or remedies under this Agreement, and (v) rights of Wintrust and encumbrances respecting such Company Common Shares created pursuant to this Agreement or the Merger Agreement); and (d) other than this Agreement and the Merger Agreement, there are no outstanding options, warrants or rights to purchase or acquire, or agreements related to, such Stockholder's Company Common Shares.

         Section 5. Representations and Warranties of Wintrust. Wintrust has the right, power and authority to execute and deliver this Agreement; such execution and delivery will not violate, or require any consent, approval, or notice under any provision of law or result in the breach of any outstanding agreements or instruments to which Wintrust is a party or is subject; and this Agreement has been duly executed and delivered by Wintrust and constitutes a legal, valid and binding agreement of Wintrust, enforceable in accordance with its terms.

         Section 6. Transferability. Except as provided herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Wintrust may assign this Agreement to a direct or indirect wholly-owned subsidiary or affiliate of Wintrust, provided that no such assignment shall relieve Wintrust of its obligations hereunder.

         Section 7. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed by any of the Stockholders in accordance with its specific terms or was otherwise breached. It is accordingly agreed that Wintrust shall be entitled to an injunction(s) to prevent breaches of this Agreement by the Stockholders and to enforce specifically the terms and provisions hereof in addition to any other remedy to which Wintrust is entitled at law or in equity.

         Section 8. Further Assurances. Each Stockholder agrees to execute and deliver all such further documents and instruments and take all such further action as may be necessary or appropriate in order to consummate the transactions contemplated hereby.

         Section 9. Entire Agreement and Amendment. (a) Except for the Merger Agreement and its ancillary agreements and instruments, this Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect hereto.

                  (b) This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

         Section 10. Notices. Each notice, demand or other communication which may be or is required to be given under this Agreement shall be in writing and shall be deemed to have been properly given when delivered personally at the address set forth herein for Wintrust or the address on Schedule 1 for each of the Stockholders, when sent by facsimile or other electronic transmission to the respective facsimile transmission numbers of the parties with telephone confirmation of receipt, or the day after sending by recognized overnight courier or if by the United States registered or certified mail, return receipt requested, postage prepaid two days after deposit therein.

         Section 11. General Provisions. This Agreement shall be governed by the laws of the State of Illinois. This Agreement may be executed in counterparts, each of which shall be deemed to be an original. Headings are for convenience only and shall not affect the meaning of this Agreement. Any term of this Agreement which is invalid or unenforceable shall be ineffective only to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms of this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                                 WINTRUST FINANCIAL CORPORATION,
                                                 an Illinois Corporation


                                                 By:
                                                     ---------------------------
                                                 Its:
                                                     ---------------------------

Address for Notices:                             With a copy to:

Wintrust Financial Corporation                   Schiff Hardin LLP
727 North Bank Lane                              6600 Sears Tower
Lake Forest, Illinois  60045                     Chicago, Illinois 60606-6473
Attn:  David A. Dykstra                          Attn:  Matthew G. Galo
Senior Executive Vice President and
Chief Operating Officer
Facsimile No.: (847) 615-4091                    Facsimile No.:  (312) 258-5700

Stockholders:

-------------------------------                  -------------------------------
William J. Hickmann                              Fred A. Orlando

-------------------------------                  -------------------------------
Roger L. Jensen                                  Janet L. F. Phillips

-------------------------------                  -------------------------------
Jay C. Mack                                      Michael J. Petrasky, Sr.

-------------------------------                  -------------------------------
Thomas Manthy                                    Randall R. Tiedt

-------------------------------                  -------------------------------
Jeffrey Olsen                                    Robert N. Trunzo

                                   SCHEDULE 1

                                                                                   NUMBER OF COMPANY COMMON SHARES
NAME, ADDRESS AND FACSIMILE NUMBER        NUMBER OF COMPANY COMMON SHARES        ISSUABLE UNDER OPTIONS HELD BY
          OF STOCKHOLDER                       OWNED BY STOCKHOLDER                        STOCKHOLDER
----------------------------------        -------------------------------        ------------------------------

William J. Hickmann                                   10,606                                  5,000
Hickmann & Hickmann S.C.
2125 West Washington Street
West Bend, WI 53095-2205
262-306-2880

Roger L. Jensen                                        2,210                                  3,000
Town Bankshares, Ltd.
400 Genesee Street
Delafield, WI 53018
262-646-6889

Jay C. Mack                                            3,153                                  8,500
Town Bankshares, Ltd.
400 Genesee Street
Delafield, WI 53018
262-646-6889

Thomas A. Manthy                                       7,043                                  3,000
2865 North River Birch #B
Brookfield, WI 53045
262-567-8710

Jeffrey A. Olsen                                       1,500                                  4,700
Town Bankshares, Ltd.
400 Genesee Street
Delafield, WI 53018
262-646-6889

Fred A. Orlando                                        4,376                                  3,000
Town Bankshares, Ltd.
400 Genesee Street
Delafield, WI 53018
262-646-6889

Janet L.F. Phillips                                    4,563                                  3,000
632 Glenview Avenue
Oconomowoc, WI 53066
262-569-7890

Michael J. Pretasky, Sr.                              11,781                                  3,000
Skipper Marine Holdings, Inc.
1030 Silvernail Road
Pewaukee, WI 53072
262-544-1030

Randall R. Tiedt                                         400                                   1,200
Town Bankshares, Ltd.
400 Genesee Street
Delafield, WI 53018
262-646-6889


                                      C-4


                                                                                   NUMBER OF COMPANY COMMON SHARES
NAME, ADDRESS AND FACSIMILE NUMBER        NUMBER OF COMPANY COMMON SHARES        ISSUABLE UNDER OPTIONS HELD BY
          OF STOCKHOLDER                       OWNED BY STOCKHOLDER                        STOCKHOLDER
----------------------------------        -------------------------------        ------------------------------

Robert N. Trunzo                                       4,726                                  3,000
Frank F. Haack & Associates, Inc.
2323 North Mayfair Road, #600
P.O. Box 26997
Milwaukee, WI 53226-0997
414-259-8778


                                                                        ANNEX D

                       [LETTERHEAD OF EDELMAN & CO., LTD.]

                                            June 14, 2004


Board of Directors
Town Bankshares, Ltd.
400 Genesee St.
Delafield, WI 53018

Gentlemen:

We understand that Town Bankshares, Ltd. ("TBL") and Wintrust Financial Corporation ("WTFC") have entered into an Agreement and Plan of Merger ("the Agreement"), providing for the merger of TBL with and into WTFC (the "Merger"). The Agreement provides for shares of common stock, $.01 par value per share, of TBL ("TBL Common Stock"), other than shares held by the Employee Stock Ownership Plan of TBL which are to be redeemed for cash, to be converted into the right to receive a combination of cash and shares of WTFC common stock, no par value ("WTFC Common Stock"), having an aggregate value of $129.10 (the "Consideration"). The terms and conditions of the Merger, including but not limited to provisions concerning the number of WTFC shares to be issued with respect to TBL shares, and allowing the parties to terminate the Agreement based on trading levels of WTFC shares (the "Termination Right"), are more fully described in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to shareholders of TBL, of the Consideration.

In forming our opinion, we have reviewed, among other things, (i) with respect to WTFC, Annual Reports on Form 10-K and Annual Reports to Shareholders for the fiscal years ended December 31, 1999 through 2003, and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2004; (ii) with respect to TBL, audited financial statements for the fiscal years ended December 31, 1999 through 2003, and the unaudited internal balance sheet and income statement, provided by TBL, for the quarter ended March 31, 2004; (iii) the Agreement; (iv) certain other information concerning the future prospects of WTFC and TBL, and of the combined entity, as furnished by the respective companies, which we discussed with the senior management of WTFC and TBL; (v) historical market price and trading data for WTFC Common Stock and, as provided by TBL, for TBL Common Stock; (vi) the financial performance and condition of WTFC and TBL and similar data for other financial institutions which we believed to be relevant;
(vii) the financial terms of other mergers which we believed to be relevant; and
(viii) such other information as we deemed appropriate.

We met with certain senior officers of WTFC and TBL to discuss the foregoing as well as other matters relevant to our opinion, including the past and current business operations, financial condition and future prospects of WTFC and TBL. We also took into account our assessment of general economic, market and financial conditions, and such additional financial and other factors as we deemed relevant.

In conducting our review and preparing our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without independently verifying any such information and have further relied upon the assurances of management of WTFC and TBL that they are not aware of any facts or circumstances that would make such information misleading or inaccurate. We have also relied upon the accuracy and completeness of the representations, warranties and covenants of

Board of Directors
Town Bancshares, Ltd.
June 14, 2004

TBL and WTFC contained in the Agreement. We relied upon the management of WTFC and TBL in forming a view of the future prospects of WTFC and TBL, and in forming assumptions regarding a variety of matters. We assumed, without independent verification, that the allowances for loan losses at WTFC and TBL were adequate to cover such losses. We did not inspect any properties, assets or liabilities of WTFC or TBL and did not make or obtain any evaluations or appraisals of any properties, assets or liabilities of WTFC or TBL. In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Agreement in the absence of circumstances creating a Termination Right on the part of TBL, that all conditions to consummation of the Merger set forth in the Agreement will be satisfied, and that the Merger will be consummated on a timely basis.

Our engagement and the opinion expressed herein are for the benefit of the TBL Board of Directors. Our opinion is directed solely to the fairness, from a financial point of view, of the Consideration, and does not address the decision to effect the Merger or constitute a recommendation to any TBL shareholder as to how such shareholder should vote on the Merger. We are expressing no opinion on matters of a legal, regulatory, tax or accounting nature. It is further understood that our opinion is based on economic and market conditions and other circumstances existing at the time we render this opinion on June 14, 2004. We are not expressing any opinion on the value of WTFC Common Stock or the impact that the Merger will have on the value of WTFC Common Stock in the future, or on an appropriate course of action by you should circumstances give rise to a Termination Right on the part of TBL. TBL has agreed to indemnify us for certain liabilities arising out of our engagement by TBL in connection with the Merger.

It is understood that, except for inclusion in full in the Proxy
Statement/Prospectus relating to the Merger, this letter may not be disclosed or otherwise referred to without our prior written consent, which will not be unreasonably withheld, except as may otherwise be required by law or by a court of competent jurisdiction. This Opinion is rendered solely to you in your capacity as directors of TBL and may not be relied on by you in any other capacity or by any other person without our express written consent.

Based on and subject to the foregoing and such other factors as we deem relevant, we are of the opinion as of the date hereof that the Consideration is fair, from a financial point of view, to the holders of TBL Common Stock.

Sincerely,

/s/ Edelman & Co., Ltd.

Edelman & Co., Ltd.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         In accordance with the Illinois Business Corporation Act (being Chapter 805, Act 5 of the Illinois Compiled Statutes), Articles Eight and Nine of the Registrant's Certificate of Incorporation provide as follows:

         ARTICLE EIGHT: No director of the corporation shall be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (a) for any breach of the director's duty of loyalty to the corporation or its shareholders, (b) for acts or omissions not in good faith or that involve intentional misconduct of a knowing violation of law, (c) under Section 8.65 of the BCA, as the same exists or hereafter may be amended, or (d) for any transaction from which the director derived an improper personal benefit.

         ARTICLE NINE, PARAGRAPH 1: The corporation shall indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liabilities and expenses reasonably incurred or paid by such person in connection with such action, suit or proceeding. The corporation may indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liabilities and expenses reasonably incurred or paid by such person in connection with such action, suit or proceeding. The words "liabilities" and "expenses" shall include, without limitation: liabilities, losses, damages, judgments, fines, penalties, amounts paid in settlement, expenses, attorneys' fees and costs. Expenses incurred in defending a civil, criminal, administrative, investigative or other action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding in accordance with the provisions of Section
8.75 of the BCA.

         The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which any person indemnified may be entitled under any statute, by-law, agreement, vote of shareholders, or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding such office, and shall continue as to a person who has ceased to be such director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

         PARAGRAPH 2: The corporation may purchase and maintain insurance on behalf of any person referred to in the preceding paragraph against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of this Article or otherwise.

         PARAGRAPH 3: For purposes of this Article, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

         PARAGRAPH 4: The provisions of this Article shall be deemed to be a contract between the corporation and each director or officer who serves in any such capacity at any time while this Article and the relevant provisions of the BCA, or other applicable law, if any, are in effect, and any repeal or modification of any such law or of this

Article shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

         PARAGRAPH 5: For purposes of this Article, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the corporation.

         Section 6.3 of the Registrant's By-laws provides as follows:

         SECTION 6.3. MANDATORY INDEMNIFICATION. To the extent that a director, officer, employee or agent of a corporation, or any subsidiary or subsidiaries, as the case may be, has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 6.1 and 6.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

         The Illinois Business Corporation Act provides for indemnification of officers, directors, employees and agents as follows:

         5/8.75 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE. (a) A corporation may indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or, with respect to any criminal action or proceeding, that the person had reasonable cause to believe that his or her conduct was unlawful.

         (b) A corporation may indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, provided that no indemnification shall be made with respect to any claim, issue, or matter as to which such person has been adjudged to have been liable to the corporation, unless, and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

         (c) To the extent that a present or former director, officer or employee of a corporation has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in subsections (a) and
(b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation.

         (d) Any indemnification under subsections (a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsections (a) or (b). Such determination shall be made with respect to a person who is a director or officer at the time of the determination: (1) by the majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of the directors designated by a majority vote of the directors, even though less than a quorum, (3) if there are no such directors, or if the directors so direct, by independent legal counsel in a written opinion, or (4) by the shareholders.

         (e) Expenses (including attorney's fees) incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid on such terms and conditions, if any, as the corporation deems appropriate.

         (f) The indemnification and advancement of expenses provided by or granted under the other subsections of this Section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

         (g) A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of this Section.

         (h) If a corporation indemnifies or advances expenses to a director or officer under subsection (b) of this Section, the corporation shall report the indemnification or advance in writing to the shareholders with or before the notice of the next shareholders meeting.

         (i) For purposes of this Section, references to "the corporation" shall include, in addition to the surviving corporation, any merging corporation (including any corporation having merged with a merging corporation) absorbed in a merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers, and employees or agents, so that any person who was a director, officer, employee or agent of such merging corporation, or was serving at the request of such merging corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the surviving corporation as such person would have with respect to such merging corporation if its separate existence had continued.

         (j) For purposes of this Section, reference to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries. A person who acted in good faith and in a manner he or she reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interest of the corporation" as referred to in this Section.

         (k) The indemnification and advancement of expenses provided by or granted under this Section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of that person.

         (l) The changes to this Section made by this amendatory Act of the 92nd General Assembly apply only to actions commenced on or after the effective date of this amendatory Act of the 92nd General Assembly. (Last amended by P.A. 92-0033, L. '01, eff. 7-1-01.)

         Wintrust has purchased $30 million of insurance policies which insure Wintrust's directors and officers against liability which they may incur as a result of actions taken in such capacities. In addition, Wintrust maintains fiduciary liability coverage up to a $5 million limit and trust errors and omissions coverage up to a limit of $15 million.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a) Exhibits:

         A list of the exhibits included as part of this registration statement is set forth on the list of exhibits immediately preceding such exhibits and is incorporated herein by reference.

         (b) Financial Statement Schedules:

         All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required, amounts which would otherwise be required to be shown with respect to any item are not material, are inapplicable or the required information has already been provided elsewhere or incorporated by reference in the registration statement.

ITEM 22:  UNDERTAKINGS.

         (a) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (b) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         (c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (e) The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois, on this 10th day of September, 2004.


                                  WINTRUST FINANCIAL CORPORATION


                                  By:/s/ David A. Dykstra
                                     -------------------------------------------
                                     David A. Dykstra
                                     Senior Executive Vice President and
                                     Chief Operating Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                 NAME                                          TITLE                                  DATE
                 ----                                          -----                                  ----



         /s/ Edward J. Wehmer
----------------------------------------             President, Chief Executive
           Edward J. Wehmer                             Officer and Director                    September 10, 2004

          /s/ David L. Stoehr                       Executive Vice President and
----------------------------------------              Chief Financial Officer
            David L. Stoehr                        (Principal Accounting Officer)               September 10, 2004

            John S. Lillard*
----------------------------------------               Chairman and Director
            John S. Lillard

            Peter D. Crist*
----------------------------------------                     Director
            Peter D. Crist

           Bruce K. Crowther*
----------------------------------------                     Director
           Bruce K. Crowther

           Bert A. Getz, Jr.*
----------------------------------------                     Director
           Bert A. Getz, Jr.

           Philip W. Hummer*
----------------------------------------                     Director
           Philip W. Hummer

             Paul J. Liska*
----------------------------------------                     Director
             Paul J. Liska

           James B. McCarthy*
----------------------------------------                     Director
           James B. McCarthy

           Albin F. Moschner*
----------------------------------------                     Director
           Albin F. Moschner

            Thomas J. Neis*
----------------------------------------                     Director
            Thomas J. Neis





                 NAME                                          TITLE                                  DATE
                 ----                                          -----                                  ----

         Hollis W. Rademacher*
----------------------------------------                     Director
         Hollis W. Rademacher

         J. Christopher Reyes*
----------------------------------------                     Director
         J. Christopher Reyes

           John J. Schornack*
----------------------------------------                     Director
           John J. Schornack

          Ingrid S. Stafford*
----------------------------------------                     Director
          Ingrid S. Stafford



*Signed pursuant to power of attorney.

By:  /s/ David A. Dykstra
     ----------------------------------
     David A. Dykstra
     Attorney-in-Fact
     September 10, 2004

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER   DESCRIPTION OF EXHIBIT
-------  ----------------------

2.1 Agreement and Plan of Merger by and between Wintrust Financial Corporation and Town Bankshares, Ltd. dated as of June 14, 2004 (included as Annex A to this proxy statement/prospectus).

3.1 Amended and Restated Articles of Incorporation of Wintrust Financial Corporation (incorporated by reference to Exhibit 3.1 of the Company's Form S-1 Registration Statement (No. 333-18699) filed with the Securities and Exchange Commission on December 24, 1996).

3.2 Statement of Resolution Establishing Series of Junior Serial Preferred Stock A of Wintrust Financial Corporation (incorporated by reference to
         Exhibit 3.2 of the Company's Form 10-K for the year ended December 31,
         1998).

3.3 Amended and Restated By-laws of Wintrust Financial Corporation (incorporated by reference to Exhibit 3.3 of the Company's Form 10-Q for the quarter ended March 31, 2003).

4.1 Rights Agreement between Wintrust Financial Corporation and Illinois Stock Transfer Company, as Rights Agent, dated July 28, 1998 (incorporated by reference to Exhibit 4.1 of the Company's Form 8-A Registration Statement (No. 000-21923) filed with the Securities and Exchange Commission on August 28, 1998).

5.1      Opinion of Vedder, Price, Kaufman & Kammholz, P.C.*

8.1      Tax Opinion of Reinhart Boerner Van Deuren s.c.*


23.1     Consent of Ernst & Young LLP.+

23.2     Consent of Edelman & Co., Ltd.+


24.1 Power of Attorney (contained in signature page to the registration statement).*

99.l     Form of proxy card.+


----------------------
+       Filed herewith.

*       Previously filed.